Execution Version

AMENDED AND RESTATED

STOCK AND ASSET PURCHASE AGREEMENT

AMONG

PFIZER INC.

AND

ICU MEDICAL, INC.

DATED AS OF JANUARY 5, 2017

i

Section 10.16 Rules of Construction	153
Section 10.17 Specific Performance	153
Section 10.18 Affiliate Status	154
Section 10.19 Translation of Currencies	154

v

ANNEXES
ANNEX A        Index of Defined Terms
ANNEX B        Accounting Principles
ANNEX C        List of Antitrust Approvals
ANNEX D        Deferred Closings
SCHEDULES
SCHEDULE 1    [Reserved]
SCHEDULE 2    Balance Sheet Statement
SCHEDULE 3    Seller Transaction Expenses
SCHEDULE 4    Pre-Closing Internal Restructuring
SCHEDULE 5    Seller Disclosure Letter Amendments
EXHIBITS
EXHIBIT A        Form of Local Implementing Agreements
EXHIBIT B        Form of Shareholders Agreement
EXHIBIT C        Form of Seller Note Term Sheet
EXHIBIT D        List of instruments and documents to be delivered by Seller Parent
EXHIBIT E        List of instruments and documents to be delivered by Purchaser
EXHIBIT F        Form of Transitional Services Agreement
EXHIBIT G        Form of Intellectual Property License Agreement
EXHIBIT H        Form of Manufacturing and Supply Agreement (Seller Parent as Supplier)
EXHIBIT I        Form of Manufacturing and Supply Agreement (Purchaser as Supplier)
EXHIBIT J        Form of IP Assignment Agreement

DISCLOSURE LETTERS
Seller Disclosure Letter
Purchaser Disclosure Letter

AMENDED AND RESTATED
STOCK AND ASSET PURCHASE AGREEMENT
This Amended and Restated Stock and Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 5th day of January, 2017 among Pfizer Inc., a Delaware corporation (“Seller Parent”), and ICU Medical, Inc., a Delaware corporation (“Purchaser” and together with Seller Parent, the “Parties”).
W I T N E S S E T H:
WHEREAS, in addition to its other businesses, Seller Parent is engaged through certain of its Subsidiaries (as defined below) in the Business (as defined below);
WHEREAS, the Share Sellers (as defined below) beneficially own the issued and outstanding equity interests of the Conveyed Subsidiaries (as defined below) set forth in Section 4.3(b) of the Seller Disclosure Letter (as defined below) (the “Shares”);
WHEREAS, the Asset Sellers (as defined below) hold the Purchased Assets (as defined below);
WHEREAS, the Parties desire that Seller Parent (i) cause the Share Sellers to sell and transfer to Purchaser and the Purchaser Designees (as defined below), and that Purchaser and such Purchaser Designees purchase from the Share Sellers, the Shares, and (ii) cause the Asset Sellers to sell, transfer and assign to Purchaser and the Purchaser Designees, and that Purchaser and such Purchaser Designees purchase and assume from the Asset Sellers, the Purchased Assets (as defined below) and the Assumed Liabilities (as defined below), in the manner and upon the terms and conditions set forth herein;
WHEREAS, the Parties have entered into a Stock and Asset Purchase Agreement, dated as of October 6, 2016 (the “Original Agreement”), and the Parties desire to amend and restate the Original Agreement in the form of this Agreement;
WHEREAS, certain Sellers (as defined below) and Purchaser or one or more of the Purchaser Designees have executed, or at or prior to the Closing (as defined below) will execute, each of the Ancillary Agreements (as defined below); and
WHEREAS, the Board of Directors of Purchaser has approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1    Definitions
. As used in this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms, when used in this Agreement and the Annexes, Exhibits, Schedules, and other documents delivered in connection herewith, have the meanings set forth or as referenced below:
“Accounting Principles” means the accounting principles, procedures, policies and methods used in preparing the Estimated Closing Statement as set forth in Annex B hereto.

“Accounts Payable” means all liabilities for any trade, account, note or loan payables relating to the Business, whether accrued or unaccrued, and arising out of goods or services purchased by, delivered to or provided to the Business.

“Accounts Receivable” means the accounts and notes receivable (net of applicable reserves), including any refunds of deposits, to the extent relating to the Business and arising out of the sale or other disposition of goods or services of the Business.

“Action” means any action, cause of action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation by or before any court, Governmental Authority or arbitration tribunal.

“Adjusted EBITDA” means, at any date of determination, an amount equal to Net Income for the most recently completed four fiscal quarter period for which Purchaser’s financial statements are filed with the SEC (the “Measurement Period”), plus (a) the following to the extent deducted in calculating such Net Income (except in the case of clause (xvi) below): (i) consolidated interest charges plus any other accrued interest expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable (including franchise and similar taxes imposed in lieu of income taxes), (iii) depreciation and amortization expense (including amortization of deferred financing costs, goodwill and other intangibles), (iv) the cumulative effect of a change in accounting principles and other non-cash charges in addition to those set forth in the other clauses of this definition (including non-cash charges that are reserves for litigation or other reserves determined by Purchaser in good faith), (v) non-capitalized fees and expenses incurred in connection with the Sale and the consummation of the transactions contemplated by this Agreement, (vi) transaction and other non-recurring fees, costs and expenses (including business optimization expenses), restructuring charges incurred and other similar charges and expenses and any pro forma cost savings realized (as if realized at the beginning of the applicable Measurement Period, net of the amount of actual benefits realized during such period from such actions) in connection with (A) the Sale and any other transactions contemplated by this Agreement, (B) any disposition, any acquisition, any material restructuring of the business of Purchaser or any of its Subsidiaries or (C) any indebtedness incurred in connection with any of the foregoing, in each case within twelve (12) months of such transaction or restructuring (including to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement entered into in connection with and any severance costs associated with any acquisition); provided, that such fees, costs, expenses, charges and cost savings are reasonably identifiable and factually supported and the basis of such determination is set forth in a compliance certificate or such other certificate executed by a responsible officer of Purchaser, (vii) non-recurring, non-cash purchase accounting adjustments permitted or required under FASB ASC 805 and 350, all as determined in accordance with GAAP, (viii) non-cash losses for asset impairments for such period, (ix) extraordinary, unusual or non-recurring expenses, charges or losses during such period (as determined by Purchaser in good faith, it being understood that Item 10(e) of Regulation S-K under the Securities Act shall not constitute a limitation on any such determination), (x) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants and other equity incentive programs, (xi) non-capitalized fees, costs and expenses in connection with any issuance of equity interests of Purchaser, (xii) the non-cash portion of rental expense for such period, (xiii) non-cash losses from the sale or other disposition of assets (other than sales of Inventory in the ordinary course), (xiv) net losses from entities consolidated under FASB ASC 810, (xv) the amount of any minority interest expense, (xvi) the proceeds of business interruption insurance to the extent not taken into account in the calculation of Net Income, (xvii) all expenses and charges for which Purchaser or any Subsidiary is reasonably likely to be indemnified or reimbursed therefor, (xviii) non-recurring severance and relocation charges, minus (b) the following to the extent included in calculating such Net Income (in each case of or by Purchaser and its Subsidiaries for such Measurement Period): (i) cash payments during such period for reserves or charges added back to Net Income in such period or a prior period (other than cash charges permitted to be added back under clause (a) above had such charges been incurred in the current or a prior period), (ii) federal, state, local and foreign income tax credits, (iii) extraordinary, unusual or non-recurring gains, (iv) gains in connection with any disposition, any acquisition or any material restructuring of the business of Purchaser or any of its Subsidiaries, (v) all expenses and other charges added back under clause (a)(xvii) above at the time reimbursed or to the extent not reimbursed therefor, (vi) non-cash gains relating to swap contracts, (vii) net gains from entities consolidated under FASB ASC 810, and (viii) all non-cash items increasing Net Income (other than income from the amortization of deferred or unearned revenue, including amortization of deferred franchise fees and unearned trade and vendor discounts). The Adjusted EBITDA may be further adjusted pursuant to Section 2.13(b). Notwithstanding the foregoing, Adjusted EBITDA shall be, at any date of determination, the greater of (i) the Adjusted EBITDA as calculated based on the foregoing; and (ii) adjusted EBITDA of Purchaser’s business as publicly reported in Purchaser’s filings and/or reports filed or furnished with the SEC during the Measurement Period.
“Adjustment Amount” has the meaning set forth in Section 2.13(b).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, the Conveyed Subsidiaries shall be deemed to be (i) Affiliates of Seller Parent (but not Purchaser) prior to the Closing and (ii) Affiliates of Purchaser (but not Seller Parent) as of and following the Closing.

“Agreement” means the Original Agreement as amended hereby, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation” has the meaning set forth in Section 2.11(d).

“Alternative Deferred Transfer” has the meaning set forth in Section 3.2(c).

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Seller Note, the Transitional Services Agreement, the Intellectual Property License Agreement, the IP Assignment Agreements, the Manufacturing and Supply Agreement (Seller Parent as Supplier), the Manufacturing and Supply Agreement (Purchaser as Supplier), the Local Implementing Agreements, and the Net Economic Benefit Agreement.

“Anti-Corruption Laws” means any applicable international, national, state and local laws, statutes, rules and regulations regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including but not limited to the Foreign Corrupt Practices Act, the UK Bribery Act, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; each as may be amended or supplemented from time to time.

“Antitrust Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.
“Appraisal Report” has the meaning set forth in Section 2.11(c).

“Approvals” means any consent, approval or authorization of, permit or license issued or granted by, Governmental Order, waiver or exemption by, negative clearance from, or the expiration or early termination of any waiting period imposed by, any Person (including any third party or Governmental Authority (including any Governmental Antitrust Authority)).

“ARD” means local legislation implementing or having the effect of implementing the provisions of the European Acquired Rights Directives (77/187/EEC, 98/50/EEC and 2001/23/EEC) and any other applicable provision of Law in a jurisdiction effecting the automatic transfer of employees.

“Asset Allocation Schedule” has the meaning set forth in Section 2.11(b).

“Asset Sellers” means those entities set forth in Section 1.1(A) of the Seller Disclosure Letter, as such Section may be amended by Seller Parent with prior written notice to Purchaser in order to reflect the ownership of the Purchased Assets immediately prior to the Closing and/or any Internal Restructurings that take place pursuant to Section 6.6(g); provided, that (i) any such notice shall be delivered to Purchaser at least three (3) Business Days prior to the Closing and (ii) any Persons included in such amended Section shall be wholly-owned Subsidiaries of Seller Parent.

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Austin Facility” means the facility located at 3900 Howard Lane, Austin, Texas, 78728.
“Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Balance Sheet Statement” means the consolidated statement (including the related notes and schedules thereto) of Working Capital and Net Cash, in each case calculated as of 11:59 p.m. (New York time) on the Balance Sheet Date, set forth on Schedule 2 hereto.

“Business” means the business of researching, developing, testing, manufacturing, using, storing, marketing, commercializing, distributing and selling the (i) Medical Device Products (including the servicing of such Medical Device Products, as applicable) together with any and all modifications that constitute logical extensions thereto, and (ii) Solutions Products, together with any and all modifications thereto that constitute logical extensions thereto, in each of clauses (i) and (ii), as conducted directly or indirectly by Sellers and their Affiliates, as of the date hereof and as of immediately prior to the Closing, but excluding all of the other businesses, activities and operations of Seller Parent or any of its Affiliates (other than the Conveyed Subsidiaries), which such other businesses, activities and operations shall include for the avoidance of doubt any pharmaceutical businesses and the business of researching, developing, testing, manufacturing, using, storing, marketing, commercializing, distributing and selling Medicated Infusion Therapy Solutions (the “Retained Businesses”) and the Excluded Assets.
“Business Common Law Trademarks” means all common law Trademarks owned by Seller Parent or any of its Affiliates (a) in the Identified Names in countries and jurisdictions, other than those countries and jurisdictions in which a Business Trademark Right for such Identified Name has been registered or applied for, together with the goodwill symbolized by the foregoing; provided, that such Trademarks are not the subject of any applications for registration or registrations in such country or jurisdiction and (b) that are trade dress rights in any packaging, which trade dress rights are exclusively used or held for use in the Business to the extent conducted with respect to the Solutions Products or Medical Device Products (but not used or held for use in the Retained Businesses). Notwithstanding anything to the contrary herein, the Business Common Law Trademarks shall exclude all Retained Names and the MedNet Rights.

“Business Copyright Registrations” means all (a) Copyright registrations and applications for registration owned by Seller Parent or any of its Affiliates that are primarily used or held for use in the Business to the extent conducted with respect to Medical Device Products (and not used or held for use in the Business with respect to Solutions Products) or (b) Copyright registrations and applications for registration owned by Seller Parent or any of its Affiliates that are exclusively used or held for use in the Business to the extent conducted with respect to Solutions Products and the Medical Device Products (but not used or held for use in the Retained Businesses).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Business Employee” means a Business Employee (non-U.S.) or a Business Employee (U.S.).
“Business Employee (non-U.S.)” means any individual who, as of the Closing, shall be (or has, in the ordinary course, been extended an offer to become) an employee outside the United States of America, of a Conveyed Subsidiary (or a Subsidiary thereof), an Asset Seller or another Affiliate of Seller Parent who (in each case) performs (or will, on commencing work, perform) services primarily on behalf of or to the Business and whose name (or, if applicable privacy Laws prevent the disclosure of the name of any Business Employee (non-U.S.), then such individual’s employee identification number) is set forth in Section 1.1(B) of the Seller Disclosure Letter (which such Section of the Seller Disclosure Letter shall be provided on the date hereof, but which may be revised as reasonably necessary to reflect changes in the workforce on or prior to the Closing Date).

“Business Employee (U.S.)” means any individual who as of the Closing, shall be (or has, in the ordinary course, been extended an offer to become) an employee in the United States of America, including Puerto Rico, of a Conveyed Subsidiary (or a Subsidiary thereof) who performs (or will, on commencing work, perform) services primarily on behalf of or to the Business and whose name is set forth on Section 1.1(C) of the Seller Disclosure Letter (which such Section of the Seller Disclosure Letter shall be provided on the date hereof, but which may be revised as reasonably necessary to reflect changes in the workforce on or prior to the Closing Date).

“Business Invention Disclosures” means all (a) invention disclosures (and for clarity, the inventions to the extent disclosed therein) owned by Seller Parent or any of its Affiliates that are primarily used or held for use in the Business to the extent conducted with respect to Medical Device Products (and not used or held for use in the Business with respect to Solutions Products) and (b) invention disclosures (and for clarity, the inventions to the extent disclosed therein) owned by Seller Parent or any of its Affiliates that are exclusively used or held for use in the Business to the extent conducted with respect to the Solutions Products and the Medical Device Products (and not used or held for use in the Retained Businesses). Notwithstanding the foregoing, Patent Rights shall not be part of the Business Invention Disclosures.

“Business IP” means all (a) Business Invention Disclosures, (b) Business Patent Rights, (c) Business Trademark Rights, (d) Business Common Law Trademarks, (e) Business Copyright Registrations, (f) Business Unregistered Copyrights, and (g) Business Software, excluding in all cases the Retained Names.
“Business Patent Rights” means all (a) Patent Rights owned by Seller Parent or any of its Affiliates that are primarily used or held for use in the Business to the extent conducted with respect to Medical Device Products (and not used or held for use in the Business with respect to Solutions Products) or (b) Patent Rights owned by Seller Parent or any of its Affiliates that are exclusively used or held for use in the Business to the extent conducted with respect to the Solutions Products and the Medical Device Products (but not used or held for use in the Retained Businesses), including all (i) patent applications identified in Section 4.13(a)(i) of the Seller Disclosure Letter, (ii) patents that issue from any of the patent applications identified in Section 4.13(a)(i) of the Seller Disclosure Letter, (iii) issued patents identified in

Section 4.13(a)(i) of the Seller Disclosure Letter, (iv) divisionals, continuations, and continuations-in-part that claim priority to any patents and patent applications identified in any of clauses (i)-(iii) of this definition, (v) reissues, renewals, reexaminations, substitutions, extensions, or additions of the patents and patent applications identified in clauses (i)-(iv) of this definition, and (vi) foreign equivalents of the patents and patent applications identified in clauses (i)-(v) of this definition; provided, that, with respect to the foregoing clauses (ii), (iv), (v) and (vi) of this definition, to the extent the claims thereof are entirely supported (in accordance with the Laws of the jurisdiction in which such patent was granted and such application is pending) by the patents and patent applications identified in Section 4.13(a)(i) of the Seller Disclosure Letter.
“Business Software” means all (a) Software, and Copyrights to the extent in such Software, owned by Seller Parent or any of its Affiliates that is primarily used or held for use in the Business to the extent conducted with respect to Medical Device Products (and not used or held for use in the Business with respect to Solutions Products), which the Parties agree includes all rights owned by Seller Parent and/or its Affiliates in and to the Hospira MedNet software product (including software for user customization of drug libraries and software related to EMR integration) and (b) Software, and Copyrights to the extent in such Software, owned by Seller Parent or any of its Affiliates exclusively used or held for use in the Business to the extent conducted with respect to Solutions Products and the Medical Device Products (and not used or held for use in the Retained Businesses).
“Business Trademark Rights” means all Trademark registrations and applications for registration owned by Seller Parent or any of its Affiliates that are (a) primarily used or held for use in the Business, to the extent conducted with respect to Medical Device Products (and not used or held for use in the Business with respect to Solutions Products) or (b) exclusively used or held for use in the Business to the extent conducted with respect to Solutions Products and the Medical Device Products (and not used or held for use in the Retained Businesses), including with respect to the foregoing subsections (a) and (b), all registrations and applications (including domain name registrations) identified in Section 4.13(a)(ii) of the Seller Disclosure Letter, together with the goodwill symbolized by any of the foregoing, but excluding all Retained Names.
“Business Unregistered Copyrights” means all Copyrights owned by Seller Parent or any of its Affiliates in text, graphics or images that are included in any product packaging or in the “look and feel” of the product packaging or in any text that explains or describes the Products (including, for clarity, any instructions for use and text that appears on websites or in promotional or marketing materials); provided that, (x) such Copyrights are exclusively used or held for use in the Business (and not used or held for use in the Retained Businesses) and (y) such Copyrights are not the subject of a registration or application for registration. Notwithstanding anything to the contrary herein, the Business Unregistered Copyrights shall not include any rights in, to or under any Trademarks (including the Retained Names) or “look and feel” (except with respect to product packaging to the extent expressly set forth in the foregoing sentence). Notwithstanding the foregoing, the Business Unregistered Copyrights shall not include any Business Software or Business Copyright Registrations.

“Cash and Cash Equivalents” means, with respect to any Person, cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time, deposits in transit and demand deposits or similar accounts of such Person. For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of (i) issued but uncleared checks and drafts cut by such Person, and (ii) outbound wires, and shall include, without duplication, checks, other wire transfers and drafts deposited for the account of such Person.

“Cash Consideration” means $275,960,000, plus any Share Reduction Amount.

“Closing” means the closing of the transactions contemplated by this Agreement to occur on the Closing Date pursuant and subject to the terms of this Agreement, including Section 6.4(e).

“Closing Asset Allocation Schedule” has the meaning set forth in Section 2.11(c).

“Closing Date” has the meaning set forth in Section 3.1(a).

“Closing Payment” means the Preliminary Purchase Price, minus the Share Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 7.6.

“Collection and Interest Amounts” has the meaning set forth in Section 9.2(d).

“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council applicable to any Transferred Employee other than, for the U.S. only, any industry-wide or nation-wide agreements.

“Company Plan” means each Plan and each Foreign Plan maintained by any Conveyed Subsidiary or Subsidiary thereof.

“Confidential Information” has the meaning set forth in Section 6.16(b).

“Confidentiality Agreement” means the Confidentiality Agreement between Seller Parent and Purchaser, dated as of July 27, 2016, as amended or supplemented from time to time.

“Consolidated Tax Returns” means any Tax Returns with respect to federal, state, provincial, local or foreign Income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis.

“Contract” means any contract, agreement, lease (other than any real property lease) or license (other than Governmental Authorizations) that is binding on any Person or any part of its property under applicable Law, and any amendments thereto.

“Conveyed Subsidiaries” means those entities set forth in Section 1.1(D) of the Seller Disclosure Letter, as such Section may be amended by Seller Parent to reflect the ownership of Shares immediately prior to the Closing and/or any Internal Restructurings that take place pursuant to and in accordance with Section 6.6(g); provided, that any such amendment that is not in connection with any Internal Restructurings shall be delivered to Purchaser at least five (5) Business Days prior to the Closing, (ii) Purchaser shall have provided its consent to such amendment, with such consent not to be unreasonably withheld, conditioned or delayed, and (iii) any Persons added in such amended Section shall be wholly-owned Subsidiaries of Seller Parent.

“Copyrights” has the meaning set forth in “Intellectual Property”.

“Cumulative Adjusted EBITDA” means an amount equal to the sum of the Adjusted EBITDA for each of the three fiscal years included in the Earnout Period.

“D&O Indemnitees” has the meaning set forth in Section 6.25(a).

“Daily Adjusted EBITDA” has the meaning set forth in Section 2.13(b).

“Data Protection Laws” has the meaning set forth in Section 4.13(k).

“De Minimis Claim Threshold” has the meaning set forth in Section 7.5.

“Deductible” has the meaning set forth in Section 7.5.

“Deferred Asset Jurisdiction” means any of the jurisdictions listed on Annex D-1, Annex D-2, Annex D-3 or Annex D-5 attached hereto.
“Deferred Closing” has the meaning set forth in Section 3.2(a).
“Deferred Closing Business” has the meaning set forth in Section 3.2(a).
“Deferred Closing Date” has the meaning set forth in Section 3.2(a).
“Deferred Closing Items” has the meaning set forth in Section 3.2(a).
“Deferred Conveyed Subsidiary” means, if applicable, a Conveyed Subsidiary whose Shares constitute Deferred Closing Items.
“Deferred Customer Care and Contracting Function Transfer Date” has the meaning set forth in Section 3.2(f).
“Deferred Jurisdictions” means the Deferred Asset Jurisdictions and the Deferred Share Jurisdictions.
“Deferred Pre-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date and ending on or before the Deferred Closing Date.
“Deferred Share Jurisdiction” means any of the jurisdictions listed on Annex D-4 attached hereto.

“Deferred Transfer Customer Care and Contracting Employees” means the Business Employees (U.S.) as of the Closing Date set forth on Section 6.7(l) of the Seller Disclosure Letter, but which may be revised by the Parties as reasonably necessary to reflect the workforce related to the Business on or prior to the Closing Date.
“Deferred Transfer Employee” means a Business Employee as of the Closing Date who performs (or will, on commencing work, perform) services on behalf of a Deferred Closing Business, other than a Deferred Transfer Customer Care and Contracting Employee and other than an Excluded Employee.
“Dispose” has the meaning set forth in Section 6.6(f)(ii).

“Disputed Item” has the meaning set forth in Section 2.10(b).

“Earnout Acceleration or Continuation Event” has the meaning set forth in Section 2.13(g).
“Earnout Cap” means $225,000,000.
“Earnout Payment” has the meaning set forth in Section 2.13(d).
“Earnout Percentage” means an amount, expressed as a percentage, equal to (x) the Cumulative Adjusted EBITDA as finally determined, divided by (y) the Earnout Target.
“Earnout Period” means the three fiscal years beginning on January 1, 2017 and ending on December 31, 2019.
“Earnout Resolution Period” has the meaning set forth in Section 2.13(c)(iii).
“Earnout Review Period” has the meaning set forth in Section 2.13(c)(ii).
“Earnout Statement” has the meaning set forth in Section 2.13(c)(i).
“Earnout Target” means $1,018,300,000, subject to any adjustment required to be made pursuant to Section 2.13(b).
“EMR” means electronic medical records.

“Environmental Law” means any applicable Law as in effect on the Closing Date relating to (i) the protection of the environment (including indoor and outdoor air, surface water, groundwater, drinking water, and surface or subsurface land), (ii) with respect to exposure to Hazardous Materials, human health and safety, which includes worker safety, or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, Release, disposal or other management of Hazardous Materials.

“Environmental Liability” means all Liabilities and Losses arising under Environmental Laws, including Liabilities and Losses resulting from (i) failure to comply with any requirement of, or any liability imposed under, any Environmental Law, (ii) failure to obtain or comply with any required Environmental Permit, (iii) any Release of Hazardous Materials or Remedial Action, or (iv) harm or injury to any real property, to any Person, to public health, or to any natural resource as a result of the Release of, or exposure to, Hazardous Materials.

“Environmental Permit” means all Governmental Authorizations required under all Environmental Laws for the operation of the Business as presently conducted.

“Equipment” has the meaning set forth in Section 2.2(c).

“Equipment Leases” has the meaning set forth in Section 2.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any other Person that, together with Seller Parent, an Asset Seller or a Conveyed Subsidiary or a Subsidiary thereof, in any case, would be treated as a single employer under Section 414 of the Code.

“Estimated Closing Statement” means a written statement setting forth, without duplication of any items, Seller Parent’s good faith estimate, as of 12:01 a.m. (New York time) on the Closing Date, of (a) the Estimated Working Capital, (b) the Estimated Net Cash, (c) the VAT due by Purchaser under Section 6.6(i), (d) the amount of Transfer Taxes payable by the Sellers and by Purchaser, and the allocation of Transfer Taxes payable by the Sellers and by Purchaser, under Section 6.6(h), and (e) reasonable supporting schedules for the foregoing, in each case, prepared in good faith and applying the Accounting Principles, and on a basis consistent with the preparation of the Balance Sheet Statement.

“Estimated Net Cash” means Seller Parent’s good faith estimate of the Net Cash as of 12:01 a.m. (New York time) on the Closing Date as set forth on the Estimated Closing Statement.

“Estimated Working Capital” means Seller Parent’s good faith estimate of the Working Capital as of 12:01 a.m. (New York time) on the Closing Date as set forth on the Estimated Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.4(a).

“Excluded Employees” has the meaning set forth in Section 6.7(a).

“Excluded Taxes” has the meaning set forth in Section 6.6(e)(i).

“Facilities” means the owned or leased manufacturing, office, research and development, distribution, service center and warehouse facilities listed in Section 1.1(E) of the Seller Disclosure Letter.

“FDA” means the U.S. Food and Drug Administration.

“FDA Product Marketing Authorizations” means all premarket approvals, premarket notification clearances, new drug or abbreviated new drug approvals and other product marketing authorizations granted by FDA to Seller Parent or any of its Affiliates.

“FDC Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Authority (including any Governmental Antitrust Authority)).

“Final Closing Statement” means a written statement prepared in accordance with Section 2.10(a) (a) setting forth the Final Working Capital, the Final Working Capital Adjustment, the
Final Net Cash and the Final Net Cash Adjustment and (b) indicating any changes to the Estimated Closing Statement as finally determined pursuant to Section 2.10.

“Final Determination” means (i) with respect to U.S. federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD, and (ii) with respect to Taxes other than U.S. federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Final Net Cash” has the meaning set forth in Section 2.10(d).

“Final Net Cash Adjustment” means the amount equal to (a) the Final Net Cash minus (b) the Estimated Net Cash, which, for the avoidance of doubt, may be a positive or negative number.
“Final Purchase Price” has the meaning set forth in Section 2.10(h).

“Final Working Capital” has the meaning set forth in Section 2.10(d).

“Final Working Capital Adjustment” means the amount equal to (a) the Final Working Capital minus (b) the Estimated Working Capital, which, for the avoidance of doubt, may be a positive or negative number.

“Fixed Amount” means $3,200,000.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended.

“Foreign Plan” means each Plan in which any Business Employee (non-U.S.) participates.

“Fundamental Representations” has the meaning set forth in Section 7.5.

“GAAP” means accounting principles generally accepted in the United States of America.

“Goods in Transit” means Products that have left a facility of any Seller, were recorded by such Seller as sales in their accounting systems at or prior to 12:01 a.m. (New York time) on the Closing Date, but have not been received by customers or purchasers.

“Governmental Antitrust Authority” means any of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, authority or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals required to carry on the Business under the applicable Laws of any Governmental Authority, including the Product Registrations and Manufacturing Registrations.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means all chemicals, materials or substances defined or subject to regulation under Environmental Law as hazardous, toxic, a pollutant, a contaminant or words of similar meaning or effect, including asbestos, polychlorinated biphenyls, oils, petroleum, and petroleum products.

“Historical Financial Statements” has the meaning set forth in Section 4.6(a).

“Hospira 401(k) Plan” has the meaning set forth in Section 6.7(i).

“Hospira Marks” means the Trademarks set forth in Section 1.1(F) of the Seller Disclosure Letter.

“Hospira Transition Period” has the meaning set forth in Section 6.18(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Name” means a word, name or symbol that comprises a Trademark that is identified in Section 4.13(a)(ii) of the Seller Disclosure Letter.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits, including any capital gains, minimum Taxes and any Taxes on items of Tax preference, (ii) multiple bases, including corporate franchise, doing business or occupation Taxes, if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above and (iii) withholding Taxes based upon, measured by, or calculated with respect to, any payments or distributions (other than compensation); provided, that Income Taxes shall not include Transfer Taxes and VAT.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, or any other obligations owed by such Person under any credit agreement or facility or evidenced by any note, bond, debenture, or any other debt securities or instrument made or issued by such Person, (b) amounts owing as deferred purchase price for property or services with respect to which such Person is liable, including all seller notes and “earn-out”, milestone or similar payments, whether or not matured (but shall not include any accruals for expenses or other similar current liabilities), (c) indebtedness secured by a Lien on assets or properties of such Person, (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (e) any liability of such Person in respect of banker’s acceptances or letters of credit issued for the account of such Person, in each case to the extent drawn upon, (f) obligations under any interest rate, currency or other hedging agreement, (g) liability for all amounts (which amounts shall be inclusive of any associated withholding taxes or any Taxes required to be paid by such Person with respect thereto) payable by such Person, whether immediately or in the future, pursuant to any severance, change in control, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits triggered directly as a result of a termination of employment, or the consummation of a merger or acquisition, in any case, (x) occurring prior to the date hereof, and (y) solely related to and arising by reason of the closing of the acquisition by Seller Parent of Hospira, Inc., which closing occurred on September 3, 2015, and not subject to any subsequent events, (h) obligations of such Person in respect of surety bonds or similar instruments to the extent such obligations are due and payable at the Closing, (i) amounts for the balance sheet line items constituting “non-current other liabilities” and set forth on the Balance Sheet Statement, but only to the extent such amounts, in the aggregate, exceed $15,000,000 described in this clause (i), in which case only the excess of $15,000,000 shall be considered Indebtedness, (j) the capitalized amount under any capital lease on a balance sheet of such Person under GAAP, (k) direct guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above, (l) amounts set forth on Section 1.1(M) of the Seller Disclosure Letter or (m) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (k) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges due and payable with respect thereto; provided, that Indebtedness shall not include (x) any indebtedness to the extent owing from any of the Conveyed Subsidiaries (or Subsidiaries thereof) to any of the other Conveyed Subsidiaries (or Subsidiaries thereof), (y) accounts payable to trade creditors in the ordinary course of business consistent with past practice or (z) any amount to the extent such amount is a Retained Liability, including any Seller Transaction
Expenses; provided, further, that any amounts of any such Indebtedness under this definition shall be expressed as a positive number and shall be determined on a consolidated basis consisted with the Accounting Principles.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Independent Accountant” means Ernst & Young, or any other registered independent public accounting firm as Seller Parent and Purchaser shall mutually agree upon.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, books, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, Know-How, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Fiscal Year” has the meaning set forth in Section 2.13(b).

“Insurable Loss” has the meaning set forth in Section 6.22.

“Intellectual Property” means all intellectual property rights throughout the world, including: (i) patents and patent applications and all related provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, and substitutions of any of the foregoing (“Patent Rights”), (ii) trademarks, service marks, corporate names, trade names, domain names, social media names, tags or handles, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, whether or not registered or applied for registration, including common law trademark rights (“Trademarks”), (iii) copyrights and copyrightable subject matter, whether or not registered or applied for registration (“Copyrights”), (iv) technical, scientific, regulatory and other information, inventions, discoveries, results, know-how, techniques and data, including plans, processes, practices, methods, trade secrets, instructions, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing and preclinical and clinical data), formulae, formulations, compositions, specifications, and marketing, pricing, distribution, cost and sales information (“Know-How”), (v) rights in computer programs (whether in source code, object code, or other form) (“Software”), and (vi) applications, registrations, and common law rights for the foregoing.

“Intellectual Property License Agreement” has the meaning set forth in Section 6.18(b).
“Intentional Breach” means, with respect to any covenant or agreement in this Agreement, an action or omission (including a failure to cure circumstances) taken or omitted to be taken on or after the date hereof that the breaching Person intentionally takes (or fails to take) and knows would, or would reasonably be expected to, cause a material breach of such covenant or agreement.

“Interest Rate” means the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

“Interim Business Agreement” has the meaning set forth in the definition of “Local Implementing Agreements”.

“Interim Financial Statements” has the meaning set forth in Section 6.29(a).
“Internal Restructurings” has the meaning set forth in Section 6.6(g).

“Inventory” means all raw material inventory, work-in-process inventory, spare parts inventory, finished goods inventory and Goods in Transit, in each case, used or held for use in the Business, which shall include (i) all Inventory located at the Austin Facility and (ii) all finished goods inventory used or held for use in the Business (but shall not include in any event any raw material inventory, work-in-process inventory, spare parts inventory, Goods in Transit or any other finished goods inventory) located at the Rocky Mount Facility.

“IP Assignment Agreements” has the meaning set forth in Section 6.18(b).

“IRS” means the Internal Revenue Service of the United States of America.

“IT Assets” means Seller Parent’s and its Affiliates’ computing hardware, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, file servers, printers, and networking and all other information technology equipment, and all associated documentation that are used in the Business by Seller Parent or its Affiliates and either owned by or licensed to, and in each case, in the possession and control of, Seller Parent or its Affiliates.

“IV” has the meaning set forth in the definition of “Medical Device Products”.

“Knowledge of Seller Parent” means, (x) solely with respect to the representations set forth in Section 4.13, the actual knowledge of the applicable individuals listed in Section 1.1(G) of the Seller Disclosure Letter, after due inquiry of such individuals in the organization who are in a position of managerial oversight over the relevant subject matter, and (y) with respect to all other representations set forth in Article IV, the actual knowledge of any of the applicable individuals listed in Section 1.1(G) of the Seller Disclosure Letter, after due inquiry.

“Laws” means any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.14(b).

“Liabilities” means any and all Losses, Indebtedness, debts, liabilities, obligations, commitments, Tax, deficiency or guarantee, whether direct or indirect, accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed IP” has the meaning set forth in the Intellectual Property License Agreement.

“Liens” means any lien, security interest, pledge, mortgage, charge, right of first refusal, adverse claim, easement, indenture, deed of trust, deed to secure debt, right of way, restriction on the use of real property, option, restriction on transfer, covenant, occupancy agreement, encroachment, lease, sublease, security agreement, title defects, or any other encumbrances and other restrictions. For the avoidance of doubt, “Lien” does not include any license or other grant of rights to Intellectual Property.

“Local Implementing Agreements” means the various agreements and the schedules and exhibits thereto to be entered into by Purchaser and the Purchaser Designees and certain of the Sellers for purposes of implementing the sale, transfer, conveyance, assignment and assumption, as applicable, of the Purchased Assets, the Assumed Liabilities and the Shares to Purchaser and such Purchaser Designees, as the case may be, by such Sellers and with such modifications as may be reasonably determined by Purchaser or Seller Parent to comply with local applicable Law, in the appropriate jurisdictions, substantially in the form set forth in Exhibit A hereto, in addition to any interim business agreement in a form to be agreed to by the Parties (each a "Interim Business Agreement").

“Local Wind Down” has the meaning set forth in Section 3.2(c).

“Loss” means any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the reasonable costs and expenses of attorneys, accountants and other professional advisors incurred in the investigation, defense and/or settlement thereof), but excluding consequential damages, special damages, incidental damages, punitive damages and exemplary damages unless any such damages (i) are caused by fraud or (ii) are actually awarded to any third party by a court or arbitral tribunal.

“Manufacturing and Supply Agreement (Purchaser as Supplier)” has the meaning set forth in Section 6.18(b).

“Manufacturing and Supply Agreement (Seller Parent as Supplier)” has the meaning set forth in Section 6.18(b).

“Manufacturing Registrations” means all Governmental Authorizations granted to Seller Parent or any of its Affiliates by, or pending with, any Governmental Authority for manufacturing facilities and related activities that are used in the Business.

“Material Adverse Effect” means any change, event, circumstance, development, state of facts, occurrence or effect, individually or in the aggregate with all other events, circumstances, developments, states of facts, occurrences or effects, that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Business, taken as a whole; or (b) prevents, materially impairs or materially delays the ability of Seller Parent and its Affiliates to perform their obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to clause (a) only, any change, event, circumstance, development, state of facts, occurrence or effect to the extent resulting from or arising out of the following, either alone or in combination, shall not be considered in determining whether there has been a “Material Adverse Effect”: (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C)

prevailing interest rates or credit markets or (D) the price of commodities or raw materials applicable in countries, jurisdictions or markets in which there are Purchased Assets or sales of Products (or the securities, syndicated loan, credit or financial markets globally or in any such economies, countries, jurisdictions or markets)); (ii) changes (or proposed changes) in the legal, tax, regulatory or political conditions affecting the Business in general or within the relevant jurisdiction (including changes in Law or in the interpretation of Law); (iii) changes (or proposed changes) in GAAP or other applicable accounting standards or the interpretations thereof; (iv) changes, events or effects that arise out of, or are attributable to, conditions in the industries in which the Business operates; (v) changes, events or effects that arise out of, or are attributable to, (A) any acts of God (including earthquakes, hurricanes, floods or other natural disasters or weather-related conditions) or (B) the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities, military attacks or acts of terrorism; (vi) changes, events or effects that arise out of, or are attributable to, any failure by the Business to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections or forecasts may be taken into account in determining whether a Material Adverse Effect has occurred unless such causes are otherwise excepted under this paragraph); (vii) any change in Seller Parent’s stock price or trading volume (it being understood that the underlying cause of such change may be taken into account in determining whether a Material Adverse Effect has occurred unless such causes are otherwise excepted under this paragraph); (viii) changes, events or effects that arise out of, or are attributable to, the negotiation, execution, announcement, performance or consummation of this Agreement, the transactions contemplated hereby or by any of the Ancillary Agreements (provided, that, the foregoing exceptions in this clause (viii) shall not apply with respect to references to Material Adverse Effect in the representations and warranties (in each case, of the types set forth in Section 4.4 and Section 4.5) contained in Article IV the sole purpose of which are to address the consequences resulting from the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), the identity of Purchaser or any of its Affiliates or any acts or omissions of Purchaser or its Affiliates in violation of this Agreement or any communication by Purchaser or any of its Affiliates, including in respect of its plans or intentions (including in respect of the Business Employees) with respect to the Business, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (ix) without limiting clause (viii) above, any action taken by Seller Parent or its Affiliates (including any Conveyed Subsidiary) as permitted by this Agreement including any actions taken (or agreed to be taken) by Seller Parent, Purchaser or any of their Affiliates pursuant to Section 6.2; (x) any actions taken (or agreed to be taken), or failure to take action, or such other changes or events, in each case, to which Purchaser has consented in writing; (xi) any recall, import ban or other action taken by the FDA since 2010 adversely affecting the infusion pumps or other devices (including both pre-filled and sterile empty devices) of the Business and any related remediation efforts taken by the Sellers prior to the date hereof that have been disclosed to Purchaser in writing, but excluding for the avoidance of doubt any additional recalls, bans or other actions taken by the FDA or any other Governmental Authority after the date hereof; (xiii) any matter expressly disclosed in Sections 4.8, 4.9, 4.10, 4.11, 4.21 and 4.22(b) of the Seller Disclosure Letter, to the extent the results of any such matter would or would reasonably be expected to result in a Material Adverse Effect; or (xiv) any matter, Liability or Loss relating to or arising out of the Austin Facility (and any effect relating thereto) that is subject to, but only to the extent of, indemnification pursuant to this Agreement and the related Seller Disclosure Letter; provided, further, that, in the case of clauses (i), (ii), (iii), (iv) and (v)(A) changes that disproportionately and adversely impact the Business relative to other businesses or companies in the geographies or industries in which the Business operates shall not be excluded in determining the occurrence of a “Material Adverse Effect”.

“Material Contract” has the meaning set forth in Section 4.12(a).

“Material Shared Contracts” has the meaning set forth in Section 4.12(b).

“Maximum Indemnification Amount” has the meaning set forth in Section 7.5.

“Measurement Period” has the meaning set forth in the definition of “Adjusted EBITDA.”

“Medical Device Products” means electromechanical intravenous (“IV”) infusion pump devices, dedicated IV administration sets, the Hospira MedNet software product and related medical software products that are distributed by Hospira with or for use with the IV infusion pump devices, gravity IV administration sets, IV infusion accessories to the extent that such accessories are neither Medicated Infusion Therapy Solutions nor Solutions Products, LifeCare PCA sterile vials and injectors (empty and pre-filled) used and/or associated with the PCA pump, and bulk connectors for IV sets, in each case including those set forth on Section 1.1(H) of the Seller Disclosure Letter, which are researched, manufactured, used, marketed, commercialized, distributed, or sold by Seller Parent and its applicable Affiliates. For the avoidance of doubt, Medical Device Products do not include the ADD-Vantage system or its connector, vial, vial shroud or diluent bag, any hazardous drug handling system for Medicated Infusion Therapy Solutions (or any components thereof) or any other pharmaceutical drug delivery or handling system whose primary purpose is to facilitate the safe and sterile admixture or administration of Medicated Infusion Therapy Solutions (or any components thereof).

“Medicated Infusion Therapy Solutions” means pre-mixed pharmaceutical products containing at least one active pharmaceutical ingredient (other than an analgesic approved for use with the LifeCare PCA pump) in pre-filled vials, syringes, carpules or other flexible containers, including the Sellers’ ADD-VantageTM drug delivery system portfolio and other pharmaceutical products containing at least one active pharmaceutical ingredient (other than an analgesic approved for use with the LifeCare PCA pump and sold in the LifeCare PCA sterile pre-filled vial and injector assembly) sold as sterile injectable products (other than the Sellers’ potassium chloride pre-mixed pharmaceutical products, and Sellers’ dextrose pre-mixed pharmaceutical products filled in flexible containers, each of which constitutes a Solutions Product).

“MedNet Rights” means any and all common law rights in Trademarks that are not the subject of a registration or application and that contain or comprise the word MEDNET, excluding in all cases any such Trademarks that contain or comprise Hospira or Pfizer or any Trademarks related thereto, derivative thereof or confusingly similar thereto.

“NASDAQ” means the Nasdaq Global Select Market.

“Net Cash” means the amount equal to (a) all Cash and Cash Equivalents of the Business minus (b) all outstanding Indebtedness of the Business (excluding up to $15,000,000 of any amounts described in clause (i) of the definition of Indebtedness), in each case as of 12:01 a.m. (New York time) on the Closing Date as calculated in accordance with the Accounting Principles, which, for the avoidance of doubt, may be a positive or negative number.

“Net Economic Benefit Agreement” has the meaning set forth in Section 6.18(a).

“Net Income” means, for any Measurement Period, the net income (or loss) of Purchaser and its Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP as set forth in Purchaser’s financial statements filed with the SEC; provided that in calculating Net Income of Purchaser and its Subsidiaries for any period, there shall be excluded the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Purchaser or any of its Subsidiaries, or is merged into or consolidated with Purchaser or any of its Subsidiaries, or that Person’s assets are acquired by Purchaser or any of its Subsidiaries.

“Non-Indemnified Claim” has the meaning set forth in Section 6.21(b).

“Open Source Materials” means any Software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, or any other public source code license arrangement) or any Software made available under or licensed under any license approved by the Open Source Initiative (www.opensource.org), which license or other agreement that requires, as a condition of the use, modification or distribution of Software subject to such license or agreement, that such Software or other Software combined, linked or distributed with such Software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, (iv) redistributable at no charge, or (v) restrict a Person’s ability to place restrictions on the Software.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Parties” has the meaning set forth in the preamble of this Agreement.

“Patent Rights” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Liens” means (i) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business consistent with past practice and not yet due and payable or the amount or validity of which is being contested in good faith, in each case for which adequate reserves have been made with respect thereto in the Historical Financial Statements; (ii) Liens and other imperfections of title that do not materially detract from the value or materially impair the current use of the property subject thereto or make such property unmarketable or uninsurable; (iii) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto in the Historical Financial Statements; (iv) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other similar Liens and security obligations that relate to obligations not due and payable and arise in the ordinary course of business consistent with past practice; (v) Liens securing payment under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (vi) Liens that will be released and, as appropriate, removed of record, at or prior to the Closing Date in accordance with the terms of this Agreement; (vii) Liens arising on assets and products sold in the ordinary course of business consistent with past practice; (viii) Liens arising in connection with any consignment arrangement entered into in the ordinary course of business consistent with past practice; (ix) Liens specifically identified in the notes to the Historical Financial Statements which do not materially detract from the value or materially impair the current use of the property subject thereto; and (x) all matters of record and any state of facts that an accurate survey or inspection of the property would disclose that, in the aggregate, do not materially detract from the value of, or impair the current use of, the property subject thereto.

“Person” means an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization, including a Governmental Authority.

“Personally Identifiable Information” means any information that alone or in combination with other information held by Seller Parent or its Affiliates can be used to specifically identify an individual person, including any information related to the health of a person.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other Contract, plan, program, fund, policy or arrangement providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock or equity based compensation, bonus, thirteenth month, incentive, deferred compensation, hospitalization, vacation, death benefit, sick pay, disability, severance, change in control, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits which is maintained (or contributed to or required to be contributed to) by any Seller or Conveyed Subsidiary (or any of its Subsidiaries), or any of their respective Affiliates, in which any Business Employee participates; provided, that (i) any plan that is mandatorily provided under local Law, (ii) any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee, or (iii) workers compensation or similar self- or state-mandated insurance programs will not in each case be considered a “Plan” for these purposes.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Preliminary Allocation” has the meaning set forth in Section 2.11(a).

“Preliminary Purchase Price” has the meaning set forth in Section 2.8.

“Proceeding” has the meaning set forth in Section 10.12(b).

“Product Registrations” means all Governmental Authorizations granted to a Seller by, or pending with, any Governmental Authority to market any Product, including FDA Product Marketing Authorizations, other national or regional marketing authorizations and CE marks, anywhere in the world. For the avoidance of doubt, “Product Registrations” shall not include any Manufacturing Registrations.

“Products” means all Medical Device Products and Solutions Products.

“Proposed Closing Statement” has the meaning set forth in Section 2.10(a).

“Purchased Assets” has the meaning set forth in Section 2.2, it being understood that the Purchased Assets do not include the Excluded Assets or the Shares.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Assumed Employee Liabilities” has the meaning set forth in Section 6.7(c).

“Purchaser Common Stock” means the common stock of Purchaser, par value $0.10 per share.

“Purchaser Designee” has the meaning set forth in Section 10.3(b).

“Purchaser Disclosure Letter” means the disclosure letter that Purchaser has delivered to Seller Parent as of the date of this Agreement.

“Purchaser Equity Compensation Plans” means the equity compensation plans and agreements of Purchaser and its Subsidiaries described in Section 5.3(a) of the Purchaser Disclosure Letter.

“Purchaser Equity Securities” means (a) capital stock or other equity interests of Purchaser and (b) options, warrants or other securities that are directly or indirectly convertible into, exchangeable for or exercisable for capital stock or other equity interests of Purchaser.

“Purchaser-Filed Pre-Closing Tax Return” has the meaning set forth in Section 6.6(a).
“Purchaser Fundamental Representations” has the meaning set forth in Section 7.5.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Purchaser Material Adverse Effect” means any change, event, circumstance, development, state of facts, occurrence or effect, individually or in the aggregate with all other events, circumstances, developments, states of facts, occurrences or effects, that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, or financial condition of the business of Purchaser and its Subsidiaries, taken as a whole; or (b) has impaired, hindered, delayed or adversely affected, or would reasonably be expected to impair, hinder, delay or adversely affect, in any material respect, the ability of Purchaser and its Affiliates to perform their obligations under this Agreement and the Local Implementing Agreements or to consummate the Sale or the other material transactions contemplated hereby and thereby; provided, however, that with respect to clause (a) only, any change, event, circumstance, development, state of facts, occurrence or effect to the extent resulting from or arising out of the following, either alone or in combination, shall not be considered in determining whether there has been a “Purchaser Material Adverse Effect”: (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C) prevailing interest rates or credit markets or (D) the prevailing price of commodities or raw materials (or the securities, syndicated loan, credit or financial markets globally)); (ii) changes (or proposed changes) in the legal, tax, regulatory or political conditions in general (including changes in Law or in the interpretation of Law); (iii) changes (or proposed changes) in GAAP or other applicable accounting standards or the interpretations thereof; (iv) changes, events or effects that arise out of, or are attributable to, conditions in the industries in which Purchaser and its Subsidiaries operates; (v) changes, events or effects that arise out of, or are attributable to, any acts of God (including earthquakes, hurricanes, floods or other natural disasters or weather-related conditions) or the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities, military attacks or acts of terrorism; (vi) changes, events or effects that arise out of, or are attributable to, any failure by Purchaser and its Subsidiaries to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections or forecasts may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred unless such causes are otherwise excepted under this paragraph); (vii) any change in Purchaser’s stock price or trading volume (it being understood that the underlying cause of such change may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred unless such causes are otherwise excepted under this paragraph); (viii) changes, events or effects that arise out of, or are attributable to, the negotiation, execution, announcement, performance or consummation of this Agreement, the transactions contemplated hereby or by any of the Ancillary Agreements (provided, that, the foregoing exceptions in this clause (viii) shall not apply with respect to references to Material Adverse Effect in the representations and warranties (in each case, of the types set forth in Section 5.4 and Section 5.5) contained in Article V the sole purpose of which are to address the consequences resulting from the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), the identity of Seller Parent or any of its Affiliates or any acts or omissions of Seller Parent or its Affiliates in violation of this Agreement; (ix) without limiting clause (viii) above, any actions taken by Seller Parent, Purchaser or any of their Affiliates as required by and in accordance with the terms of Section 6.3; or (x) any actions taken (or agreed to be taken), or failures to take action, or such other changes or events, in each case, to which Seller Parent has consented in writing; provided, further, that, in the case of clauses (i), (ii), (iii), and (iv), changes that disproportionately and adversely impact

Purchaser and its Subsidiaries, taken as a whole, relative to other companies in the geographies or industries in which Purchaser and its Subsidiaries operate shall not be excluded in determining the occurrence of a “Purchaser Material Adverse Effect”.

“Purchaser Parties” has the meaning set forth in Section 9.2(d).

“Purchaser Tax Act” has the meaning set forth in Section 6.6(e)(i).

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Leases” has the meaning set forth in Section 4.14(b).

“Registration Information” means copies of the Product Registrations and Manufacturing Registrations and any existing files related to the Product Registrations and Manufacturing Registrations in the possession of the relevant Seller.

“Related to the Business” or “Relating to the Business” mean primarily relating to, held for use with, or used in connection with the Business as conducted by the Sellers as of the date hereof and at the Closing, except that, in respect of the Solutions Products, “Related to the Business” or “Relating to the Business” shall mean exclusively used or held for use in the Business to the extent conducted with respect to such Solutions Products.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into the environment, including ambient air, surface water, surface or subsurface strata or groundwater, including the movement of Hazardous Materials through or in the outdoor air, soil, surface water, groundwater or property.

“Remaining Calendar Days in Applicable Fiscal Year” has the meaning set forth in Section 2.13(b).

“Remedial Action” means action required by Governmental Authority or Governmental Order pursuant to Environmental Law to clean up soil, soil vapor, surface water or groundwater in response to a Release of Hazardous Materials, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release, action taken to remediate any such Release, post-remediation monitoring of any such Release, and preparation of all reports, studies, analyses or other documents relating to the foregoing. “Remedial Action” also refers to any Action relating to any of the above, including the negotiation and execution of judicial or administrative consent decrees, responding to information requests by any Governmental Authority, or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of the environment, including soil, soil vapor, surface water, groundwater, and sediments in response to a Release of Hazardous Materials and associated actions. “Remedial Action” shall not include (i) the capital, operation and maintenance costs incurred by Purchaser to continue to operate the Facilities, fixtures and Equipment after the Closing Date or (ii) the closure and post-closure expenditures related to such Facilities, fixtures and Equipment.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents.

“Required Governmental Report” means any written notice, report or other filing by Purchaser that is required by Environmental Law as a result of actions taken in the ordinary course of operating the Business; provided, however, that actions taken in the ordinary course of operating the Business shall not include any investigation undertaken voluntarily by Purchaser or at the request of a third party that is not required by Environmental Law.

“Resolution Period” has the meaning set forth in Section 2.10(c).

“Retained Businesses” has the meaning set forth in the definition of “Business”.

“Retained Facilities” means the manufacturing, office, research and development, and warehouse facilities owned, leased or operated by Seller Parent or any of its Affiliates, other than the Facilities.

“Retained Intercompany Payables” has the meaning set forth in Section 2.6(e).

“Retained Liabilities” has the meaning set forth in Section 2.6.

“Retained Names” means the Trademarks set forth in Section 1.1(I) of the Seller Disclosure Letter (including the Hospira Marks), and any Trademarks related thereto or containing or comprising any of the foregoing, including any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing. For clarity, Retained Names shall not include the MedNet Rights.

“Retained Subsidiaries” means any Subsidiary of Seller Parent, other than the Conveyed Subsidiaries and their Subsidiaries.

“Retention Arrangements” has the meaning set forth in Section 6.7(c).

“Reverse Termination Fee” has the meaning set forth in Section 9.2(d).

“Review Period” has the meaning set forth in Section 2.10(b).

“Rocky Mount Facility” means the facility located at Highway 301 North, Rocky Mount, North Carolina 27801.

“Safety Notices” has the meaning set forth in Section 4.10(d).

“Sale” has the meaning set forth in Section 2.7.

“Sale Process” means all matters, whether occurring before or after the date of this Agreement, relating to the sale of the Business and all activities in connection therewith, including matters relating to (i) the solicitation of proposals from third parties in connection with the sale of the Business or (ii) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the Ancillary Agreements, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government), (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) any other jurisdiction with a sanctions or trade embargo regime; and/or (vi) the respective governmental institutions of any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.13(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Account” means the bank account or accounts specified by Seller Parent in writing to Purchaser at least three (3) Business Days before the Closing Date.

“Seller Disclosure Letter” means the disclosure letter that Seller Parent has delivered to Purchaser as of the date of this Agreement, as amended and supplemented as set forth on Schedule 5 hereto.

“Seller Fundamental Representations” has the meaning set forth in Section 7.5.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Seller Note” has the meaning set forth in Section 6.18(b).
“Seller Note Amount” has the meaning set forth in Section 6.18(b).

“Seller Parent” has the meaning set forth in the preamble of this Agreement.

“Seller Parent 401(k) Plan” has the meaning set forth in Section 6.7(i).

“Seller Parent Guarantees” means all obligations of any Seller (other than the Conveyed Subsidiaries and their Subsidiaries) under any Contract, instrument or other commitment, obligation or arrangement (other than Seller Parent LCs) or other obligation in existence as of the Closing Date to the extent relating to the Business for which any Seller is or may be liable, as guarantor, original tenant, primary obligor, a Person required to provide financial support or collateral in any form whatsoever, or otherwise (including by reason of performance guarantees), in each case as set forth in Section 1.1(J) of the Seller Disclosure Letter and copies thereof delivered to Purchaser at least five (5) Business Days prior to the Closing.

“Seller Parent LCs” has the meaning set forth in Section 6.17(c).

“Seller Parties” has the meaning set forth in Section 9.2(d).

“Seller Prohibited Activities” has the meaning set forth in Section 6.15(a).

“Seller Software” has the meaning set forth in Section 4.13(m).

“Seller Software Products” has the meaning set forth in Section 4.13(l).

“Seller Transaction Expenses” means all expenses of the Sellers and any Conveyed Subsidiaries (or any Subsidiary thereof) incurred or to be incurred prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing as well as any expenses of Seller Parent and its Affiliates incurred in connection with any Sale Process with other prospective buyers or any alternative liquidity event considered by Seller Parent with respect to the Business, including (a) out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, (b) transaction bonuses, retention payments (including those set forth on Schedule 3 hereto) and any other change-of-control or similar payments payable solely as a result of the consummation of the transactions contemplated by this Agreement, other than the Retention Arrangements (c) any associated Taxes required to be paid by the Sellers or any Conveyed Subsidiaries (or any of their respective Subsidiaries) or Purchaser or its Affiliates with respect to the payments in subclause (b), and (d) payments or other amounts paid or required to be paid to third parties in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby (to the extent that Seller Parent is responsible for the payment thereof), in each case, payable by any Seller or its Affiliates, including the Conveyed Subsidiaries (or any of their respective Subsidiaries) (prior to and through and including the Closing) pursuant to Section 10.9 and which have not been paid as of the Closing, excluding any expenses that Purchaser or any of its Affiliates assumes or agrees to reimburse pursuant to this Agreement or any Ancillary Agreement.

“Sellers” means Seller Parent, the Share Sellers and the Asset Sellers.

“Severance Base Amount” means, with respect to a Transferred Employee located in the United States, an amount equal to one-and-one-half (1.5) weeks of such employee’s base compensation in effect on the date of his or her termination of employment (expressed as a weekly rate) for each full year of service through such termination date (or, if more, four (4) weeks of such employee’s base compensation); provided, however, that such an employee’s maximum Severance Base Amount shall not exceed an amount equal to forty-five (45) weeks of such employee’s base compensation.

“Share Cap” has the meaning set forth in the definition of “Share Consideration.”

“Share Consideration” means 3,200,000 shares of Purchaser Common Stock; provided, that if such number of shares shall equal or exceed twenty percent (20%) of the total number of shares of Purchaser Common Stock issued and outstanding immediately prior to the Closing (the “Share Cap”), then such number of shares paid at Closing shall be reduced by the number of such shares that exceed the Share Cap (for purposes of this calculation, rounded up to the nearest whole share) and Purchaser shall notify Seller Parent in writing at least three (3) Business Days prior to the Closing of any such adjustment.

“Shared Contract” means any Contract, sales order, purchase order, instrument or other commitment, obligation or arrangement entered into prior to the Closing which is between Seller Parent or any of its Affiliates, on the one hand, and one or more third parties, on the other hand, that inures to the benefit or burden of the Business and to any Retained Business, other than any Contract relating to enterprise-level services or licenses or similar arrangements of any Seller.

“Shared Contractual Liabilities” means Liabilities in respect of Shared Contracts.

“Shareholders Agreement” has the meaning set forth in Section 6.18(b).

“Share Reduction Amount” means (a) zero dollars or (b) only if Purchaser shall have exercised the option to reduce the Share Consideration as provided for in the definition of Share Consideration, an amount equal to $124.70 multiplied by the number of shares (for purposes of this calculation, rounded up to the nearest whole share) of Purchaser Common Stock reduced pursuant to such option.

“Share Sellers” means those entities set forth in Section 1.1(K) of the Seller Disclosure Letter, as such Section may be amended by Seller Parent with prior written notice to Purchaser, provided, that (i) any such notice shall be delivered to Purchaser at least five (5) Business Days prior to the Closing, and (ii) any Persons included in such amended Section shall be wholly-owned Subsidiaries of Seller Parent.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Shrink-Wrap License” means a generally and commercially available non-exclusive license, having standardized terms delivered in any manner, including through online click through assent or through an install shield, granting end users the right to use.

“Significant Subsidiary” of a Person will mean any “significant subsidiary” of such Person, as defined in Rule 1-02(w) of SEC Regulation S-X.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Solutions Products” means IV infusion therapy solutions products, nutrition products (including trace elements, TPN electrolytes and multi-vitamin products) and irrigation solutions products set forth on Section 1.1(L) of the Seller Disclosure Letter, which are researched, manufactured, used, marketed, commercialized, distributed or sold by Seller Parent and its applicable Affiliates and/or for which any Seller holds a past or current Product Registration (whether or not currently researched, manufactured, used, marketed, commercialized, distributed or sold). For the avoidance of doubt, Solutions Products do not include the ADD-Vantage system or its connector, vial or diluent bag or any hazardous drug handling system for Medicated Infusion Therapy Solutions.

“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable United States federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” has the meaning set forth in Section 6.6(a).

“Subsidiary” means an entity as to which Seller Parent or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly fifty percent (50%) or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Seller Parent or Purchaser or any other relevant entity, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Seller Parent or Purchaser or any other relevant entity, as the case may be.

“Target Working Capital” means $351,109,339.00.

“Tax Claim” has the meaning set forth in Section 6.6(f)(i).

“Tax Indemnified Party” has the meaning set forth in Section 6.6(e)(iv).

“Tax Indemnifying Party” has the meaning set forth in Section 6.6(e)(iv).

“Tax Return” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxes” means all federal, state, county, local or foreign taxes, charges, duties, fees, levies or other similar assessments, including income, gross receipts, excise, property, production, inventory, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, real property transfer, stamp, social security, environmental, occupation and franchise taxes, or other taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition, assessment, determination, or collection of, Taxes.

“TCA” has the meaning set forth in Section 4.16(o).

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Third Party Designee” has the meaning set forth in Section 3.2(c).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, stamp, recording, business, commodities, registration or other similar Tax (including any notarial fee, controlling interest transfer Tax, and all applicable real estate transfer Taxes, but not including VAT) imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement; provided, that such Transfer Taxes shall not include any Taxes arising prior to the Closing as a result of the Internal Restructurings or any of the transactions contemplated in Section 2.4(b) or Section 6.2(c). For the avoidance of doubt, any capital gains Tax, including any non-resident capital gains Tax, shall not be treated as a Transfer Tax.

“Transferred Employee” means a Business Employee (i) who continues or commences employment with Purchaser or any of its Affiliates (including following the Closing, a Conveyed Subsidiary or one of its Subsidiaries) as of 12:01 a.m. (local time wherever applicable) on the Closing Date or the Deferred Closing Date, as the case may be, by acceptance of Purchaser’s or one of its Affiliates’ offer of employment pursuant to Section 6.7(a), or (ii) whose employment, as a matter of law, automatically continues with Purchaser or any of its Affiliates (including following the Closing, a Conveyed Subsidiary or one of its Subsidiaries).

“Transitional Services Agreement” has the meaning set forth in Section 6.18(a).

“Transition Team” has the meaning set forth in Section 6.5(b).

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“UK Bribery Act” means the UK Bribery Act 2010, as amended, and any rules and regulations thereunder.

“VAT” means value added tax imposed in any member state of the European Union pursuant to the VAT Directive, any other sales or turnover tax of a similar nature imposed in any country that is not a member of the European Union or any tax of a similar nature which may be substituted for or levied in addition to it.

“VAT Directive” means EC Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive.

“Viruses” has the meaning set forth in Section 4.13(l).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” means the amount equal to (a) the current assets of the Business, including the Conveyed Subsidiaries, excluding any Cash and Cash Equivalents, Excluded Assets and Income Tax assets, minus (b) the current liabilities of the Business, including the Conveyed Subsidiaries, excluding any Retained Liabilities, Indebtedness and Income Tax Liabilities, minus (c) the Fixed Amount, plus (d) amounts that are accrued for and included in the categories of liabilities set forth on Section 1.1(N) of the Seller Disclosure Letter, in each case as specified on Schedule 2 hereto and determined on a consolidated basis as calculated in accordance with the Accounting Principles, as of a specified date and time.

Section 1.2    Other Definitional Provisions.

(a)The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits, and Schedules, and not to any particular provision of this Agreement, the words “date hereof,” “the date of this Agreement” and words of similar import refer to October 6, 2016 and the words “date of the Amended and Restated Stock and Asset Purchase Agreement” and words of similar import refer to January 5, 2017.

(b)The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c)The terms “dollars” and “$” mean United States of America dollars.

(d)Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(e)When a reference is made in this Agreement to an Article, a Section, an Annex, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Annex, an Exhibit or a Schedule to, this Agreement unless otherwise indicated.

(f)Any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided, that, for purposes of any of the representations or warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, modified and/or supplemented and to regulations thereunder, and published interpretations thereof, in each case as of such specified date or dates.

(g)Any reference to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication.

(h)Where used with respect to information, the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Purchaser, material that has been posted in the “data room” (virtual or otherwise) established by Seller Parent at least three (3) Business Days prior to the date hereof and has remained available to Purchaser through the Closing.

(i)Reference to “day” or “days” are to calendar days.

(j)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(k)An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) such item is otherwise specifically identified and set forth on the balance sheet or financial statements or (ii) such item is reflected on the balance sheet or financial statements and is specifically identified and set forth in the notes thereto.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale of Shares of the Conveyed Subsidiaries
. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller Parent shall cause the Share Sellers to sell to Purchaser and the applicable Purchaser Designees, and Purchaser and such Purchaser Designees shall purchase from the Share Sellers, free and clear of all Liens, other than applicable restrictions arising under securities Laws, the Shares.

Section 2.2    Purchase and Sale of Assets of Seller Parent and the Asset Sellers. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller Parent shall, and shall cause each Asset Seller to, sell, convey, assign and transfer to Purchaser or the applicable Purchaser Designee, and Purchaser and each applicable Purchaser Designee shall purchase, acquire and accept from Seller Parent and each Asset Seller, free and clear of all Liens, other than Permitted Liens, all of Seller Parent’s and such Asset Seller’s right, title and interest as of the Closing in (i) all assets, properties and rights Related to the Business (except, for all purposes of this Section 2.2, as such “Related to” standard is modified by reference to a different standard (e.g., “solely” or “exclusively”) or by reference to that which are limited to the items set forth on a schedule, in each case, in the categorical identification of assets set forth in clauses (a) through (t) of this Section 2.2), or specifically included pursuant to one or more of the clauses below in this Section 2.2 in connection with the Business, tangible and intangible, real, personal and mixed, whether or not specifically referred to herein or in any instrument or conveyance delivered pursuant hereto, and whether or not any of such assets have any value for any accounting purpose or are carried or reflected on or referred to in the Historical Financial Statements, which include the assets, properties and rights described in the following clauses (a) through (s) to the extent not held by any Conveyed Subsidiary, except to the extent disposed of or decreased in compliance with this Agreement since the date hereof and (ii) the assets, properties and rights acquired by Seller Parent and such Asset Seller for use in the Business that are Related to the Business in compliance with this Agreement after the date hereof and prior to the Closing (subject to any decreases or dispositions of Inventory as may occur prior to the Closing in the ordinary course of business in compliance with this Agreement) and, in each case, except as expressly provided otherwise herein and except for the Excluded Assets, the Company Plans, the Retained Businesses, and the Intellectual Property owned by Seller Parent or any of its Affiliates (except to the extent specifically included pursuant to Section 2.2(f)) (collectively, the “Purchased Assets”):
(a)    the real property owned in fee by the Sellers that is set forth in Section 4.14(a) of the Seller Disclosure Letter;

(b)    the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of the Leased Real Property and the Real Property Leases that are set forth in Section 4.14(b) of the Seller Disclosure Letter;

(c)    the owned and leased furniture, equipment, vehicles, fixtures, machinery, supplies, spare parts, tools, dies, molds, test stations, designs, tangible personal property, “back office”, overhead, general and administrative and other tangible property located at each Facility (for the avoidance of doubt, excluding Excluded Assets) and personal computers and vehicles used by the Transferred Employees (primarily in respect of the Business) (collectively, the “Equipment”) and leases relating to such Equipment so leased by the Sellers (the “Equipment Leases”), provided, that the expense of removing any Excluded Asset from a Facility shall be borne solely by Sellers;

(d)    Contracts, sales orders, purchase orders, instruments and other commitments, obligations and arrangements to which a Seller is a party or by which any of the Purchased Assets or Assumed Liabilities is subject (in each case, other than (i) Shared Contracts, which shall be subject to Section 6.26, and (ii) any Contract that would be included in clause (t) of this Section 2.2), in each case Relating to the Business (excluding Contracts, sales orders, purchase orders, instruments and other commitments, obligations and arrangements relating to the Excluded Assets) including those set forth in Section 2.2(d) of the Seller Disclosure Letter;

(e)    Inventory held by the Asset Sellers or any other Affiliates of Seller Parent (not including any Inventory owned by third-party suppliers or distributors);

(f)    all Business IP and MedNet Rights, including the right to sue for, collect, and recover damages for past infringement of the Business IP and MedNet Rights whether such infringement occurs before or after issuance of such Business IP and MedNet Rights;
(g)    Registration Information (including in relation to pending applications for Product Registrations and Manufacturing Registrations) owned and used in connection with Products or licensed by the Sellers for use in connection with Products;

(h)    Governmental Authorizations, including any Product Registrations, Manufacturing Registrations and Environmental Permits, owned, used or licensed (subject to the terms of such licenses) by the Sellers Relating to the Business;

(i)    all customer and vendor lists, and business and financial records, books, and documents, to the extent any of the foregoing are used as of the Closing in the Business and relate to such customers and vendors of the Business (provided, that the Sellers may retain one (1) copy of each of the foregoing pursuant to Section 6.10 and may remove or redact the names of any customers or vendors from such lists to the extent such customers or vendors relate solely to the Retained Businesses);

(j)    Accounts Receivable arising from or after the Closing;

(k)    to the extent legally transferable, all third-party warranties, indemnities and guarantees in relation to any of the equipment, Inventory and personal property and other Purchased Assets described in this Section 2.2;

(l)the goodwill of the Business;

(m)subject to Section 6.18, all advertising, marketing, sales and promotional materials Relating to the Business;

(n)any rights and claims of Seller Parent under any confidentiality agreement, to the extent related to the Business, entered into by Seller Parent or one of its Affiliates with third Persons regarding the Sale Process;

(o)the amount of, and all rights to, any property insurance proceeds received by the Sellers after the date hereof in respect of the loss, destruction or condemnation of any Purchased
Assets occurring prior to or after the Closing that have not been credited to Purchaser at the Closing;

(p)the corporate books and records (including Tax Returns other than any Consolidated Tax Return that includes any Affiliate of Seller Parent that is not a Conveyed Subsidiary (or Subsidiary thereof), customer and vendor lists, business and financial records, books and documents) of the Conveyed Subsidiaries and their Subsidiaries and Business Employee records (including learning records, performance appraisals, training, and certifications);

(q)all claims, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent related to or arising from any of the Purchased Assets, Assumed Liabilities or the Business;
(r)the assets set forth in Section 2.2(r) of the Seller Disclosure Letter;

(s)the rights and benefits under the Shared Contracts to the extent allocated or assigned to Purchaser or a Purchaser Designee pursuant to Section 6.26 (including pursuant to any pass-through or alternative arrangement entered into by the Parties thereunder); and

(t)the IT assets owned and used by Seller Parent following the Closing in the services provided by Seller Parent or its Subsidiaries for the benefit of Purchaser or Purchaser Designees pursuant to and in accordance with the terms of the Transitional Services Agreement, which, to the extent that such IT assets are owned and no longer used or held for use by Seller Parent and its Subsidiaries in the Retained Businesses, and Purchaser has requested in writing that such IT assets be transferred to Purchaser pursuant to and in accordance with the terms of the Transitional Services Agreement, shall each be deemed a “Purchased Asset” for purposes of this Agreement upon such transfer to Purchaser or a Purchaser Designee.

Section 2.3    Consents.

(a)    Notwithstanding any other provision of this Agreement, this Agreement and the Local Implementing Agreements shall not constitute the sale, conveyance, assignment, assumption, transfer or delivery, direct or indirect, of any interest in any Purchased Asset or asset of any Conveyed Subsidiary (or any Subsidiary thereof) or any claim or right or any benefit arising thereunder or resulting therefrom if such sale, conveyance, assignment, assumption, transfer or delivery, without the consent or approval of any Person (including consents or approvals of any Governmental Authorities but excluding consents or approvals from the Sellers) or the notification, information and/or consultation with any employee representatives, works councils or health and safety committees, when such notification, information and/or consultation is required or otherwise, (i) would constitute a breach or other contravention of the rights of such Person, (ii) would be ineffective under, or contravene, applicable Law or (iii) would in any way materially and adversely affect the contractual rights of the Sellers, or upon transfer, Purchaser or the applicable Purchaser Designee; provided, however, to the extent permitted under applicable Law, the Parties shall treat Purchaser and the Purchaser Designees, as the case may be, as the owner of such Purchased Asset or asset of such Conveyed Subsidiary (or Subsidiary thereof) as of the Closing Date for all purposes (including Tax purposes). In such case, the sale, conveyance, assignment, transfer or delivery of such interest, asset, claim, right or benefit shall be effective once the applicable consents are obtained, notifications are made or employee representatives, works councils or health and safety committees have been duly notified, informed and/or consulted under applicable local Law.

(b)    If any such consent, notification or approval referred to in Section 2.3(a) is not obtained prior to the Closing (for the avoidance of doubt, other than the consents or approvals set forth in Annex C hereto, the receipt of which shall remain a condition to the Closing), the Closing shall nonetheless take place, and thereafter each of the Sellers and Purchaser and the Purchaser Designees will (i) use commercially reasonable efforts to obtain all necessary consents or approvals for such sale, conveyance, assignment, assumption, transfer or delivery thereof, and (ii) cooperate, upon written request of Purchaser, in endeavoring to obtain for Purchaser and the applicable Purchaser Designees (50% of any such costs shall be borne or reimbursed by Purchaser), an arrangement (including subleasing, sublicensing or subcontracting) to provide for Purchaser or such Purchaser Designees substantially equivalent economic and operational claims, rights and benefits and liabilities of use thereof (subject, however, to the express provision of cost bearing by any Seller under any of the Ancillary Agreements), and the Sellers shall continue to perform their obligations and comply with the terms thereunder, upon the direction of Purchaser, in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement; provided, that, to the extent, and only to the extent, Purchaser is able to receive substantially equivalent economic and operational claims, rights and benefits under any such arrangement and underlying Purchased Asset or asset of a Conveyed Subsidiary (or any Subsidiary thereof), Purchaser shall indemnify the Sellers in respect of all third-party Liabilities of the Sellers in respect of each such arrangement and underlying Purchased Asset or asset of such Conveyed Subsidiary thereof other than Liabilities arising out of the breach of this Agreement by the Sellers, for which breach Seller Parent will indemnify Purchaser and its Affiliates. Upon obtaining the requisite consents thereto, such Purchased Asset or asset of such Conveyed Subsidiary (or Subsidiary thereof), shall be promptly transferred and assigned to, and accepted and assumed by, Purchaser and the applicable Purchaser Designees hereunder at no additional cost. Seller Parent shall hold in trust for and pay to Purchaser as promptly as practicable upon receipt thereof, all income, proceeds and other monies received by any Seller or any of its Affiliates in connection with the arrangements under this Section 2.3. If the requisite consents have not been received by the date that is one (1) year after the Closing Date, Purchaser may, by delivery of written notice to Seller Parent, request that the Parties expeditiously identify alternative means or structures by which any remaining Purchased Assets (and/or the benefits thereof) may be transferred to Purchaser, and Seller Parent shall effect such transfer by such alternative means or structure that Seller Parent and Purchaser shall have mutually agreed upon, to the extent such Purchased Assets are legally transferable by such alternative means or structure.
For the avoidance of doubt, the obligations of the Parties pursuant to Section 6.4 shall not be affected by this Section 2.3(b).

Section 2.4    Excluded Assets of the Business.

(a)    Notwithstanding any provision in this Agreement, Purchaser and the Purchaser Designees are not purchasing any of the following (the “Excluded Assets”):

(i)all assets constituting ownership interests in or that are used or held for use in, the Retained Businesses but are not assets Related to the Business;

(ii)Cash and Cash Equivalents of the Asset Sellers (except to the extent reflected in the calculation of the Final Net Cash pursuant to Section 2.10);

(iii)Cash and Cash Equivalents of the Conveyed Subsidiaries and their Subsidiaries (except to the extent retained by the Conveyed Subsidiaries or their Subsidiaries at the Closing and reflected in the calculation of the Final Net Cash pursuant to Section 2.10);

(iv)Accounts Receivable arising prior to the Closing (including any such Accounts Receivable held by Conveyed Subsidiaries);

(v)intercompany receivables in respect of the Business that are due and owing to any Seller from Seller Parent or any of its other Affiliates (other than the Conveyed Subsidiaries and their Subsidiaries);

(vi) all Tax losses, Tax loss carry forwards and carrybacks and other Tax assets and attributes of the Asset Sellers, including all refunds, credits, offsets or other similar benefits with respect to Taxes of the Asset Sellers for a Pre-Closing Tax Period, whether or not the foregoing is derived from the Business and whether or not the foregoing exists prior to the Closing, and except to the extent such Tax assets become the property of Purchaser by operation of Law;

(vii)the corporate books and records (including Tax Returns, customer and vendor lists, and business and financial records, books and documents) of the Sellers to the extent not related to the Business;

(viii)except as set forth in Section 2.2 and subject to Section 6.22, all current and prior insurance policies of the Sellers (other than those relating solely to the Conveyed Subsidiaries and their Subsidiaries) and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(ix)except as expressly set forth herein, all assets of any Plan or Foreign Plan;

(x)the Retained Names and all other Intellectual Property that is not Business IP (including Intellectual Property that shall be licensed to Purchaser under the Intellectual Property License Agreement);

(xi)all legal and beneficial interest in the share capital, equity interest or assets of any Person other than the Conveyed Subsidiaries (and their Subsidiaries);

(xii)any legal or beneficial interest in all inventory other than the Inventory being transferred hereunder, including all Inventory located at the Rocky Mount Facility, except for finished goods inventory used or held for use in the Business as of the Closing;

(xiii)any legal or beneficial interest in (A) the Retained Facilities and any tangible personal property and other tangible property located at such Retained Facilities, other than finished goods inventory used or held for use in the Business and located at the Rocky Mount Facility as of Closing and (B) the Equipment and Equipment Leases and computer hardware set forth in Section 2.4(a)(xiii)(B) of the Seller Disclosure Letter;

(xiv)the rights and benefits under the Shared Contracts to the extent allocated or assigned to Seller Parent pursuant to Section 6.26 (including pursuant to any pass-through or alternative arrangement entered into by the Parties thereunder);

(xv)all corporate-level services (but not the assets related to such services to the extent such assets are Purchased Assets) of the type currently provided to the Business by the Sellers or any of their respective Affiliates;

(xvi)any legal or beneficial interest in any assets, properties or rights of any Person that are not Related to the Business, including all assets, properties and rights constituting ownership interests in, or that are used, or held for use in, the Retained Businesses;

(xvii)all rights of the Sellers under this Agreement or the Ancillary Agreements and any documents delivered or received in connection herewith or therewith;

(xviii)any prepaid insurance relating to the Business, including held by the Conveyed Subsidiaries; and

(xix)the assets set forth in Section 2.4(a)(xix) of the Seller Disclosure Letter.

(b)    Notwithstanding anything herein to the contrary, prior to the Closing, Seller Parent may take (or cause one or more of its Affiliates to take), at its sole cost and expense, such action as is necessary or advisable to transfer, effective as of, or prior to, the Closing Date, the Excluded Assets from the Conveyed Subsidiaries and their Subsidiaries (and, if needed, from the Asset Sellers) to Seller Parent or one or more of its Affiliates for such consideration or for no consideration, as may be determined by Seller Parent in its sole discretion, but in compliance with all applicable Laws and as would not result in, solely by reason of the actions described in this Section 2.4(b), any impairment to the Purchased Assets or the Business other than any immaterial impairment.

Section 2.5    Assumption of Certain Obligations of the Business. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to (i) assume and, subject to Article VII, to satisfy and discharge any and all Liabilities of the Sellers or any of their Affiliates, to the extent relating to, resulting from, or arising out of, the past, present or future operation or conduct of the Business or ownership or use of the Purchased Assets or the Shares, whether arising prior to, on or after the Closing, and whether accrued or unaccrued, fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Excluded Assets, Retained Liabilities and the Retained Businesses and (ii) without limiting the applicable provision of Article VII, cause the Conveyed Subsidiaries and their Subsidiaries to satisfy and discharge their respective Liabilities (all of the foregoing Liabilities being collectively referred to herein as, the “Assumed Liabilities”). Assumed Liabilities shall include the following:

(a)    all Liabilities assumed by, retained by or agreed to be performed by Purchaser or its Affiliates (including the Conveyed Subsidiaries) pursuant to the terms of this Agreement or any Ancillary Agreement;

(b)    except with respect to the Liabilities set forth on Section 2.6(k) of the Seller Disclosure Letter, all Liabilities in respect of any pending or threatened Action, whether class, individual or otherwise in nature, in law or in equity, whether or not presently asserted, arising out of, or to the extent Relating to the Business or the operation or conduct of the Business at any time;

(c)    all Liabilities for Taxes in Section 6.6(e)(ii) of the Conveyed Subsidiaries and their Subsidiaries and all other Liabilities for Taxes relating to the Purchased Assets or the Business with respect to a Post-Closing Tax Period, except for such Liabilities for Taxes which are borne by the Sellers or any of their Affiliates pursuant to Section 6.6(e)(i);

(d)    all Liabilities, including all Actions commenced or otherwise made prior to, on or after the Closing, arising from the design, manufacture, testing, marketing, distribution, use, or sale of Products prior to, on or after the Closing, including warranty obligations and irrespective of the legal theory asserted;

(e)    all Liabilities to suppliers for materials and services Relating to the Business ordered in the ordinary course of business consistent with past practice prior to the Closing, including those scheduled to be delivered or provided thereafter, and all Liabilities to customers under purchase orders for Products that have not yet been shipped at the Closing, other than any Accounts Payable arising prior to the Closing;

(f)    Accounts Payable arising from and after the Closing;

(g)    all Liabilities arising prior to, on or after the Closing under any Contracts, sales orders, purchase orders, instruments or other commitments, obligations or arrangements that are assigned to Purchaser or a Purchaser Designee pursuant to Sections 2.1, 2.2 or 2.3 at or subsequent to the Closing Date, other than any Shared Contractual Liabilities allocated or assigned to Seller Parent pursuant to Section 6.26 (including pursuant to any pass-through or alternative arrangement entered into by the Parties thereunder);

(h)    all Liabilities with respect to Products returned prior to or after the Closing;

(i)    all Environmental Liabilities of any nature whatsoever, whether arising prior to or after the Closing, to the extent arising out of or Relating to the Business, or the leasing, ownership or operation of the Facilities or the Real Property;

(j)    all Liabilities transferred to Purchaser and the Purchaser Designees pursuant to Section 6.7;

(k)    all intercompany Liabilities (other than Retained Intercompany Payables) solely between the Conveyed Subsidiaries (or Subsidiaries thereof)

(l)    Liabilities arising out of Seller Parent Guarantees that remain outstanding after the Closing Date;

(m)    Shared Contractual Liabilities allocated or assigned to Purchaser pursuant to Section 6.26 (including pursuant to any pass-through or alternative arrangement entered into by the Parties thereunder);

(n)    all (i) Indebtedness, as of the Closing, of the Conveyed Subsidiaries (and any of their Subsidiaries) to the extent included in the calculation of Final Net Cash pursuant to Section 2.10, and (ii) amounts, as of the Closing, for balance sheet line items constituting “non-current other liabilities” and set forth on the Balance Sheet Statement, not to exceed $15,000,000 in the aggregate; and

(o)    all other Liabilities arising prior to or after the Closing relating to the Business, ownership or operation of the Purchased Assets or the Conveyed Subsidiaries (or their
Subsidiaries), including to any Governmental Authority and fees arising from or related to any Business IP.

Section 2.6    Retained Liabilities of the Business. Except in each case as otherwise expressly provided in this Agreement, none of Purchaser and any of its Affiliates shall be a successor to Sellers or their Affiliates with respect to, and shall not assume or agree to pay, perform or otherwise discharge, nor shall they be or become responsible for, any Liabilities of Sellers other than the Assumed Liabilities (such Liabilities other than the Assumed Liabilities, the “Retained Liabilities”). Without limiting the generality of the foregoing, none of Purchaser and any of its Affiliates assumes or agrees to pay, perform or otherwise discharge the Liabilities of Sellers or any of their Affiliates arising out of or relating to the following:

(a)Liabilities for which any Seller has responsibility pursuant to the terms of this Agreement or any Ancillary Agreement;

(b)Liabilities of Sellers or their Affiliates arising prior to the Closing, except for the Assumed Liabilities;

(c)Liabilities of Sellers or their Affiliates to the extent related to or arising out of the Excluded Assets or the Retained Businesses (which, for the avoidance of doubt, shall not include any capital expenditures incurred to transfer any Purchased Assets from any Retained Facility to any Facility); and;

(d)Accounts Payable arising prior to the Closing;

(e)intercompany accounts payable in respect of the Business that are owing from any Seller and due to Seller Parent or any of its other Affiliates (other than the Conveyed Subsidiaries and their Subsidiaries) (“Retained Intercompany Payables”);

(f)Liabilities for Taxes relating to the Purchased Assets or the Business with respect to a Pre-Closing Tax Period, except as otherwise as provided in Section 6.6(e)(i);
(g)all Indebtedness of Seller Parent and its Affiliates (other than Indebtedness of the Conveyed Subsidiaries and their Subsidiaries included in the calculation of Final Net Cash pursuant to Section 2.10);
(h)Seller Transaction Expenses;

(i)Shared Contractual Liabilities to the extent allocated or assigned to Seller Parent pursuant to Section 6.26 (including pursuant to any pass-through or alternative arrangement entered into by the Parties thereunder);

(j)all Liabilities retained by the Sellers as provided in Section 6.7(d) and Section 6.19; and

(k)Liabilities set forth in Section 2.6(k) of the Seller Disclosure Letter.

Section 2.7    Purchase Price. In consideration of the sale and transfer of the Shares and the Purchased Assets by the Sellers to Purchaser and the other transactions contemplated hereby (the “Sale”), Purchaser agrees to purchase (directly or through a Purchaser Designee) from Seller Parent, or one or more of its designated Asset Sellers or Share Sellers, the Shares and the Purchased Assets and to assume the Assumed Liabilities owned by the applicable Sellers for the Final Purchase Price. Notwithstanding anything herein to the contrary, Purchaser and its Affiliates shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Law related to Taxes. To the extent that amounts are so deducted and withheld and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Purchaser shall provide Seller Parent with three (3) days advance written notice of any such Tax required to be deducted or withheld. Each Party hereby agrees to use its reasonable best efforts to mitigate the imposition of any withholding Taxes. Purchaser shall also notify Seller Parent in writing at least three (3) Business Days prior to the Closing of any Share Reduction Amount.

Section 2.8    Payments at Closing. At the Closing, Purchaser and/or its Affiliates shall pay to Seller Parent or Seller Parent’s designee(s), on behalf of the Sellers, by wire transfer of immediately available funds to the Seller Account, the amount equal to: (a) the Cash Consideration, (b) either plus the amount by which the Estimated Working Capital exceeds the Target Working Capital or minus the amount by which the Target Working Capital exceeds the Estimated Working Capital, as applicable, (c) plus Estimated Net Cash (which may be a positive or negative number), (d) plus VAT due by Purchaser under Section 6.6(i), (e) minus the excess, if any, of the amount of Transfer Taxes paid by Purchaser over Purchaser’s share of such Transfer Taxes under Section 6.6(h), and (f) plus the excess, if any, of the amount of Transfer Taxes paid by the Sellers over the Sellers’ share of such Transfer Taxes under Section 6.6(h) (the aggregate amount referred to in clauses (a) through (f), collectively with the Share Consideration, the “Preliminary Purchase Price”). The Preliminary Purchase Price shall be subject to the post-Closing adjustment provisions of Section 2.10 (other than with respect to the Fixed Amount, which shall not be subject to any adjustment) and shall be allocated as described in Section 2.11.

Section 2.9    Estimated Closing Statement. No fewer than three (3) Business Days before the Closing Date, Seller Parent shall prepare and deliver to Purchaser the Estimated Closing Statement.

Section 2.10    Purchase Price Adjustment.

(a)Within ninety (90) days after the Closing Date, Purchaser shall deliver to Seller Parent a statement setting forth, without duplication of any items, Purchaser’s calculation as of 12:01 a.m. (New York time) on the Closing Date of the Working Capital, the Net Cash, VAT due by
Purchaser under Section 6.6(i), the amount of Transfer Taxes payable by the Sellers and by Purchaser, the allocation of Transfer Taxes payable by the Sellers and by Purchaser under Section 6.6(h), and reasonable supporting schedules for the foregoing (the “Proposed Closing Statement”). The Proposed Closing Statement shall be unaudited but shall be prepared in good faith and applying the Accounting Principles, and on a basis consistent with the preparation of the Balance Sheet Statement.

(b)During the sixty (60)-day period (“Review Period”) following Seller Parent’s receipt of the Proposed Closing Statement, (i) Seller Parent and its Representatives shall be permitted reasonable access during normal business hours to the working papers of Purchaser and its independent auditors used in the preparation of the Proposed Closing Statement (provided, that Seller Parent and its Representatives, including its independent auditors, have executed all release letters reasonably requested by Purchaser’s independent auditors in connection therewith) and (ii) Seller Parent may dispute the amounts reflected on the line items of the Proposed Closing Statement (a “Disputed Item”) on the basis that a Disputed Item does not reflect, or has not been made in a manner consistent with, the provisions of this Agreement; provided, however, Seller Parent shall notify Purchaser in writing of each Disputed Item, and specify the amount thereof in dispute and the specific basis therefor, within the Review Period. Any notice of Disputed Items shall (i) specify in reasonable detail the nature of any disagreement so asserted (with reasonable supporting documentation) and (ii) specify the amount that Seller Parent reasonably believes is the correct Working Capital or the Net Cash, based on the disagreements set forth in the notice of Disputed Items, including a reasonably detailed description of the adjustments applied to the Proposed Closing Statement in calculating such amount. Seller Parent shall be deemed to have agreed with all other items and amounts contained in the Proposed Closing Statement not so objected to in a notice of Disputed Items within the Review Period, and the failure by Seller Parent to provide a notice of Disputed Items to Purchaser within the Review Period will constitute Seller Parent’s acceptance of all of the items in the Proposed Closing Statement and the Proposed Closing Statement shall be conclusive and binding upon the Parties as the Final Closing Statement at the end of the Review Period.

(c)If a notice of Disputed Items shall be timely delivered pursuant to Section 2.10(b), Seller Parent and Purchaser shall, during the forty-five (45) days following the date of such delivery (the “Resolution Period”), negotiate in good faith to resolve the Disputed Items. During the Resolution Period, Purchaser and its Representatives (including its independent auditors) shall be permitted reasonable access during normal business hours to the working papers of Seller Parent and its independent auditors relating to the notice of Disputed Items (provided, that Purchaser and its Representatives, including its independent auditors, have executed all release letters reasonably requested by Seller Parent’s independent auditors in connection therewith). To the extent the Disputed Items are so resolved in writing within the Resolution Period, then the Proposed Closing Statement, as revised to incorporate such changes as have been agreed between Purchaser and Seller Parent, shall be conclusive and binding upon the Parties as the Final Closing Statement.

(d)If during such Resolution Period the Parties are unable to reach agreement, Seller Parent and Purchaser shall refer all unresolved Disputed Items to the Independent Accountant. The Parties shall instruct the Independent Accountant to make a determination with respect to each unresolved
Disputed Item within thirty (30) days after its engagement by Seller Parent and Purchaser to resolve such Disputed Items, which determination shall be made in accordance with the rules set forth in this Section 2.10. The Independent Accountant may conduct such proceedings as the Independent Accountant believes, in its sole discretion, will assist in the determination of the unresolved Disputed Items; provided, however, that, except as Seller Parent and Purchaser may otherwise agree, all communications between Seller Parent and Purchaser or any of their respective Representatives, on the one hand, and the Independent Accountant, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating Party. The Independent Accountant shall make its determination solely (i) on the documentation submitted by, and presentations (any such documentation or presentation must be provided to the other Party prior to its submission or presentation to the Independent Accountant) made by Seller Parent and Purchaser, (ii) on the definitions of Preliminary Purchase Price, Working Capital, and Net Cash (and each of the defined terms used in each of those terms) and (iii) in accordance with the Accounting Principles. The Parties shall instruct the Independent Accountant to deliver to Seller Parent and Purchaser, within such thirty (30)-day period, a written report setting forth its adjustments, if any, to the Proposed Closing Statement and the calculations supporting such adjustments, and any such adjustments must be within the range of values established for such Disputed Item in the Proposed Closing Statement and the notice of Disputed Items delivered pursuant to Section 2.10(b). Such report shall be final, binding on the Parties and conclusive on Seller Parent and Purchaser, absent manifest errors, and enforceable in a court of law, effective as of the date the Independent Accountant’s written determination is received by Seller Parent and Purchaser. Seller Parent and Purchaser shall each pay one-half (1/2) of all the costs incurred in connection with the engagement of the Independent Accountant. As used herein, “Final Working Capital” means (A) if no notice of Disputed Items with respect to the Working Capital is delivered by Seller Parent to Purchaser within the Review Period, the Working Capital as shown in the Proposed Closing Statement as prepared by Purchaser, or (B) if such a notice of Disputed Items with respect to the Working Capital is delivered by Seller Parent, either (x) the Working Capital as agreed to in writing by Seller Parent and Purchaser, or (y) the Working Capital as shown in the Independent Accountant’s calculation delivered pursuant to this Section 2.10(d). As used herein, “Final Net Cash” means (1) if no notice of Disputed Items with respect to the Net Cash is delivered by Seller Parent to Purchaser within the Review Period, the Net Cash as shown in the Proposed Closing Statement as prepared by Purchaser, or (2) if such a notice of Disputed Items with respect to the Net Cash is delivered by Seller Parent, either (x) the Net Cash as agreed to in writing by Seller Parent and Purchaser, or (y) the

Net Cash as shown in the Independent Accountant’s calculation delivered pursuant to this Section 2.10(d). Seller Parent and Purchaser acknowledge that they have discussed their past contacts, if any, with the Independent Accountant, and that neither Party shall have the right to object to the Independent Accountant’s service in such role by reason of disclosed past contacts and conflicts of interest. If, before the Independent Accountant renders its determination with respect to the Disputed Items in accordance with this Section 2.10(d), (I) Seller Parent notifies Purchaser of its agreement with any items in the Proposed Closing Statement or (II) Purchaser notifies Seller Parent of its agreement with any Disputed
Items, then in each case such items as so agreed will be conclusive and binding on the Parties immediately upon such notice.

(e)Until the date on which the Proposed Closing Statement shall become final and binding on the Parties pursuant to Section 2.10(b) or Section 2.10(c), as applicable, Purchaser agrees that following the Closing it shall preserve the accounting books and records of the Business on which the Proposed Closing Statement is to be based and shall not take any actions with respect to such books and records that would obstruct, prevent or otherwise affect the procedures or the results of the procedures set forth in this Section 2.10(e) (including the Working Capital and the Net Cash). Without limiting the generality of the foregoing, no changes shall be made during such period in any reserve or other account existing as of the date of the Historical Financial Statements, except as a result of events occurring after the date of the Historical Financial Statements and, in such event, only in a manner consistent with the past practice of the Business using the same accounting principles, policies, procedures and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies used and applied by Seller Parent in the preparation of the Historical Financial Statements).

(f)Until the date on which the Proposed Closing Statement shall become final and binding on the Parties pursuant to Section 2.10(c), Purchaser agrees that following the Closing it shall afford and cause to be afforded to Seller Parent and its Representatives, in connection with the Proposed Closing Statement and any adjustment to the Preliminary Purchase Price contemplated by this Section 2.10(f), access upon reasonable notice during normal business hours to the properties, books, contracts, personnel and records of the Business and Purchaser’s and its accountant’s work papers (provided, that Seller Parent and its Representatives, including its independent auditors, have executed all release letters reasonably requested by Purchaser’s independent auditors in connection therewith) relevant to the preparation of the Proposed Closing Statement and the adjustment contemplated by this Section 2.10(f), including any notice of Disputed Items, and shall provide Seller Parent, upon Seller Parent’s reasonable request and at its sole cost and expense, with copies of any such books, contracts, records and work papers.

(g)If the Final Working Capital Adjustment is positive, then Purchaser shall pay to Seller Parent the amount equal to the Final Working Capital Adjustment. If the Final Working Capital Adjustment is negative, then Seller Parent shall pay to Purchaser the amount equal to the absolute value of the Final Working Capital Adjustment. If the Final Net Cash Adjustment is positive, then Purchaser shall pay to Seller Parent the amount equal to the Final Net Cash Adjustment. If the Final Net Cash Adjustment is negative, then Seller Parent shall pay to Purchaser the amount equal to the absolute value of the Final Net Cash Adjustment. Any payment due under this Section 2.10(g) shall be paid by wire transfer of immediately available funds to the account specified in writing by Seller Parent or Purchaser, as applicable, within five (5) days after the date on which the Final Closing Statement becomes conclusive and binding on the Parties in accordance with the provisions of this Section 2.10, and, if not paid within such period, shall bear interest at the Interest Rate. All computations of interest shall be made in accordance with Section 10.10. Any payment due under this Section 2.10(g) shall be offset and netted against any other payment to be made under this Section 2.10(g), such that only a single payment is made between Seller and Purchaser under this Section 2.10(g).

(h)The “Final Purchase Price” shall be equal to (i) the Preliminary Purchase Price, plus (ii) the Final Working Capital Adjustment as determined pursuant to this Section 2.10, plus (iii) the Final Net Cash Adjustment as determined pursuant to this Section 2.10, and plus (iv) any earnout payable pursuant to Section 2.13.

Section 2.11    Allocation of the Purchase Price.

(a)Seller Parent, on behalf of itself and its Affiliates, and Purchaser have agreed to allocate the Preliminary Purchase Price under the Original Agreement, without any adjustments contemplated in Section 2.8 in respect of VAT and Transfer Taxes, and, to the extent permitted by applicable Law, the Assumed Liabilities, 41% to the United States and 59% to the rest of the world (the “Preliminary Allocation”). Each of the Seller and Purchaser acknowledges that the Preliminary Allocation was done at arm’s length based upon a good faith estimate of fair market values.

(b)No fewer than thirty (30) days before the Closing Date, Seller Parent, on behalf of itself and its Affiliates and in accordance with this Section 2.11(b), shall deliver to Purchaser (i) a schedule allocating the Preliminary Purchase Price, without any adjustments contemplated in Section 2.8 in respect of VAT and Transfer Taxes, and, to the extent permitted by applicable Law, the Assumed Liabilities among (x) the Purchased Assets to be sold by each Asset Seller, and (y) the assets of any Conveyed Subsidiary (and Subsidiary thereof) (the “Asset Allocation Schedule”); and (ii) preliminary schedules prepared by Deloitte Transactions and Business Analytics LLP supporting the values of the assets on the Asset Allocation Schedule, the costs and expenses of which shall be borne equally by Seller Parent and Purchaser. For the avoidance of doubt, the Asset Allocation Schedule shall be limited to the specific assets and liabilities described in the immediately preceding sentence, shall be consistent in all respects with the Preliminary Allocation, and shall be in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

(c)No later than ninety (90) days after the Closing Date, Seller Parent, on behalf of itself and its Affiliates and in accordance with this Section 2.11(c), shall deliver to Purchaser (i) an updated Asset Allocation Schedule (the “Closing Asset Allocation Schedule”) allocating (1) the Preliminary Purchase Price, without any adjustments contemplated in Section 2.8 in respect of VAT and Transfer Taxes, plus (2) the Final Working Capital Adjustment, if known at the time, plus (3) the Final Net Cash Adjustment, if known at the time, plus (4) the fair market value as of the Closing Date of the earnout amount payable under Section 2.13, and plus (5) to the extent permitted by applicable Law, the Assumed Liabilities, among (x) the Purchased Assets to be sold by each Asset Seller, and (y) the assets of any Conveyed Subsidiary (and Subsidiary thereof) applying the same methodologies and procedures set forth in Section 2.11(b) with respect to the Asset Allocation Schedule, other than the adherence to the Preliminary Allocation, and (ii) an appraisal report prepared by Deloitte Transactions and Business Analytics LLP supporting the values of the assets on the Closing Asset Allocation Schedule (the “Appraisal Report”), the costs and expenses of which shall be borne equally by Seller Parent and

Purchaser. Purchaser shall notify Seller Parent within ten (10) days of receipt of the Closing Asset Allocation Schedule and the Appraisal Report of any objection Purchaser may have thereto. Unless Purchaser delivers a notice of objection with respect to the Closing Asset Allocation Schedule or the Appraisal Report by the conclusion of such ten (10) day period, the Closing Asset Allocation Schedule and the Appraisal Report provided by Seller Parent to Purchaser pursuant to the first sentence of this Section 2.11(c) shall become final and binding upon the Parties. The Parties hereto agree to resolve any disagreement with respect to the Closing Asset Allocation Schedule and the Appraisal Report in good faith. If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the Parties hereto) after delivery of an objection by Purchaser, then either Party hereto may submit such agreement to the Independent Accountant for determination. The determination of the Independent Accountant with respect to any such disagreement shall be final and binding upon each Party hereto and the decision of the Independent Accountant shall constitute a final, binding and non-appealable determination upon which a judgment may be entered by a court having jurisdiction thereover. If Seller Parent and Purchaser submit any dispute to the Independent Accountant for a resolution, pursuant to this Section 2.11, Seller Parent and Purchaser shall each pay their own costs and expenses incurred. All costs and expenses of the Independent Accountant shall be borne equally by Seller Parent and Purchaser.

(d)Each of the Sellers, on the one hand, and Purchaser, on the other, shall (i) be bound by the Closing Asset Allocation Schedule as finally determined pursuant to Section 2.11(c) (the “Allocation”), for purposes of determining any Taxes, (ii) timely prepare and file, and cause its Affiliates to timely prepare and file, any forms that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, including IRS Form 8594 and any other comparable forms required under applicable Law in a manner consistent with the Allocation, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation, and (iv) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise, except as otherwise required pursuant to a Final Determination pursuant to applicable Law or as mutually agreed by the Parties, and other than, with respect to each of clauses (i) through (iv) above, to the extent that the Parties account for the earnout payments under Section 2.13 differently for Tax purposes in accordance with applicable Law. In the event that a Taxing Authority disputes the Allocation, the Party receiving notice of such dispute shall promptly notify the other Party, and Seller Parent and Purchaser shall use their reasonable best efforts to defend such Allocation in any applicable proceeding, and the matter shall be handled as a Tax Claim.

(e)The Allocation shall be adjusted to take into account any post-Closing adjustment to the Preliminary Purchase Price or the Final Purchase Price, including any modification necessary to reflect the determination of Final Working Capital and Final Net Cash, but disregarding the payment, or lack thereof, of any amount under Section 2.13, and without any adjustments contemplated in Section 2.8 in respect of VAT and Transfer Taxes. Any such adjustment shall be made in a manner consistent with the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and with the original preparation of the Allocation, and the Parties shall cooperate with each other in good faith to promptly amend the Allocation, as applicable. If after all other adjustments to the Allocation are made, the Allocation with respect to the Purchased Assets of any Asset Seller or the Allocation with respect to any Conveyed Subsidiary, when expressed in the relevant local currency at the rate of exchange used to determine the Final Working Capital and the Final Net Cash is less than the local currency net book value, determined in accordance with the Accounting Principles, of such Purchased Assets or such Conveyed Subsidiary as of the Closing Date, the Allocation shall be adjusted so that it is equal to such local currency net book value converted at the rate of exchange used to determine the Final Working Capital and the Final Net Cash, and a corresponding adjustment will be made to the Allocation for the other Purchased Assets and the Conveyed Subsidiaries based on their relative values under the Closing Asset Allocation Schedule. In the event of any adjustment to the Allocation, the Parties shall timely provide to, or file with, the Taxing Authorities any additional documents or information required to be provided or filed under applicable Law.

Section 2.12    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Closing, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Share Consideration shall be equitably adjusted to provide Seller Parent the same economic effect as contemplated by this Agreement prior to such event.

Section 2.13    Earnout.

(a)    An earnout amount may be earned and, if earned, as set forth in Section 2.13(a)(i), Section 2.13(a)(ii) or Section 2.13(a)(iii), shall be paid by Purchaser to Seller Parent as provided for in this Section 2.13:

(i)in the event that the Cumulative Adjusted EBITDA is equal to or exceeds the Earnout Target, then Purchaser (or a Purchaser Designee) shall pay Seller Parent an amount equal to the Earnout Cap;

(ii)in the event that the Cumulative Adjusted EBITDA is an amount equal to or greater than eighty-five percent (85%) of the Earnout Target, but less than the Earnout Target, then Purchaser (or a Purchaser Designee) shall pay Seller Parent an amount equal to the product of the Earnout Percentage and the Earnout Cap;

(iii)in the event that, prior to the end of the Earnout Period, the sum of the Adjusted EBITDA in each Measurement Period of the Earnout Period at such time is an amount equal to or greater than one hundred percent (100%) of the Earnout Target, then Purchaser (or a Purchaser Designee) shall pay Seller Parent an amount equal to the Earnout Cap (and thereafter such earnout amount shall not subject to any adjustment and no further earnout amount shall be due or payable under this Section 2.13); or

(iv)in the event that the Cumulative Adjusted EBITDA is less than eighty-five percent (85%) of the Earnout Target, then no earnout amount shall be earned or paid.

(b)    Earnout Adjustments.

(i)If at any time during the Earnout Period, (A) Purchaser or any of its Subsidiaries shall have made any disposition of assets of Purchaser or its Subsidiaries (other than sales of Inventory in the ordinary course), then the Earnout Target shall be reduced by an amount equal to the Aggregate Adjustment Amount, or (B) Purchaser or any of its Subsidiaries shall have made any acquisition of assets (other than purchases of Inventory in the ordinary course and, for the avoidance of doubt, the transactions contemplated by this Agreement), then the Earnout Target shall be increased by an amount equal to the Aggregate Adjustment Amount.  For purposes of this Section 2.13(b), the “Aggregate Adjustment Amount” shall be equal to the sum of the Adjustment Amount for the fiscal year in which the disposition or acquisition occurs (the “Initial Fiscal Year”) and the Adjustment Amount(s) for each subsequent fiscal year thereafter in the Earnout Period. The “Adjustment Amount” shall be calculated as follows:
Adjustment Amount = Daily Adjusted EBITDA * Remaining Calendar Days in Applicable Fiscal Year
For purposes of this Section 2.13(b), the “Daily Adjusted EBITDA” means the sum of the Adjusted EBITDA attributable to the property that is subject of the disposition or acquisition, as applicable, for each of the four closed fiscal quarters immediately preceding the disposition or acquisition, as applicable, divided by 365; “Remaining Calendar Days in Applicable Fiscal Year” means the number of calendar days remaining in the applicable fiscal year (which shall be, for the Initial Fiscal Year, the number of calendar days remaining in that fiscal year following the day on which the disposition or acquisition, as applicable, occurs). For example, if Purchaser or any of its Subsidiaries made a disposition of assets on April 30, 2018, for which the Daily Adjusted EBITDA is $31,000, then the Aggregate Adjustment Amount shall be equal to {$31,000 * 245} + {$31,000 * 365}, which equals $18,910,000, and the Earnout Target, as adjusted pursuant to this Section 2.13(b), shall be equal to $999,390,000.
(ii)    For the avoidance of doubt, allocation of any transaction and other non-recurring fees, costs and expenses (including business optimization expenses), restructuring charges incurred and other similar charges and expenses in connection with calculating the Adjusted EBITDA attributable to any disposition or acquisition by Purchaser or any of its Subsidiaries under this Section 2.13(b) shall be made in a manner consistent with the past practice of Purchaser and its Subsidiaries and in accordance with GAAP.

(c)    Earnout Statements; Disputes.

(i)Within sixty (60) days after December 31, 2019, Purchaser shall deliver to Seller Parent a statement setting forth, in reasonable detail, Purchaser’s good faith calculation of the Cumulative Adjusted EBITDA, any earnout amount earned pursuant to this Section 2.13, and reasonable supporting schedules for the foregoing (the “Earnout Statement”).

(ii)During the sixty (60)-day period (“Earnout Review Period”) following Seller Parent’s receipt of the Earnout Statement, (A) Seller Parent and its Representatives shall be permitted reasonable access during normal business hours to the books, records (including work papers and other documents), employees (involved in the preparation of the Earnout Statement, if any), and supporting data of Purchaser and its independent auditors for purposes of their review of the Earnout Statement (provided, that Seller Parent and its Representatives, including its independent auditors, have executed all release letters reasonably requested by Purchaser’s independent auditors in connection therewith), (B) Purchaser shall reasonably cooperate with Seller Parent and its Representatives in connection with the review of the Earnout Statement as is reasonably requested by Seller Parent, and (C) Seller Parent may dispute the amounts reflected on the line items of the Earnout Statement on the basis that such item does not reflect, or has not been made in a manner consistent with, the provisions of this Section 2.13; provided, however, (i) Seller Parent shall notify Purchaser in writing of each disputed item, and specify the amount thereof in dispute and the specific basis therefor, within the Earnout Review Period and (ii) Seller Parent may not dispute items or amounts reflected in Purchaser’s consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows filed with the SEC. Any notice of disputed items shall (x) specify in reasonable detail the nature of any disagreement so asserted (with reasonable supporting documentation) and (y) specify the amount that Seller Parent reasonably believes is the correct Cumulative Adjusted EBITDA or earnout amount, as applicable, based on the disagreements set forth in the notice of disputed items, including a reasonably detailed description of the adjustments applied to the Earnout Statement in calculating such amounts. Seller Parent shall be deemed to have agreed with all other items and amounts contained in the Earnout Statement not so objected to in a notice of disputed items within the Earnout Review Period, and the failure by Seller Parent to provide a notice of disputed items to Purchaser within the Earnout Review Period will constitute Seller Parent’s acceptance of all of the items in the Earnout Statement and the Earnout Statement shall be conclusive and binding upon the Parties as the final Earnout Statement.

(iii)If a notice of disputed items shall be timely delivered pursuant to Section 2.13(c)(ii), Seller Parent and Purchaser shall, during the forty-five (45) days following the date of such delivery (the “Earnout Resolution Period”), negotiate in good faith to resolve the disputed items. During the Earnout Resolution Period, Purchaser and its Representatives (including its independent auditors) shall be permitted reasonable access during normal business hours to the working papers of Seller Parent and its independent auditors relating to the notice of disputed items (provided, that Purchaser and its Representatives, including its independent auditors, have executed all release letters reasonably requested by Seller Parent’s independent auditors in connection therewith). To the extent the disputed items are so resolved in writing within the Earnout Resolution Period, then the Earnout Statement, as revised to incorporate such changes as have been agreed between Purchaser and Seller Parent, shall be conclusive and binding upon the Parties as the final Earnout Statement.

(iv)    If during the Earnout Resolution Period the Parties are unable to reach agreement, Seller Parent and Purchaser shall refer all unresolved disputed items to the Independent Accountant. The Parties shall instruct the Independent Accountant to make a determination with respect to each unresolved disputed item within thirty (30) days after its engagement by Seller Parent and Purchaser to resolve such disputed items, which determination shall be made in accordance with the rules set forth in this Section 2.13(c). The Independent Accountant may conduct such proceedings as the Independent Accountant believes, in its sole discretion, will assist in the determination of the unresolved disputed items; provided, however, that, (i) except as Seller Parent and Purchaser may otherwise agree, all communications between Seller Parent and Purchaser or any of their respective Representatives, on the one hand, and the Independent Accountant, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating Party and (ii) the Independent Accountant shall accept as undisputed, and shall not make any determinations with regards to, Purchaser’s audited consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows. The Independent Accountant shall make its determination solely (A) on the documentation submitted by, and presentations (any such documentation or presentation must be provided to the other Party prior to its submission or presentation to the Independent Accountant) made by Seller Parent and Purchaser and (B) on the definitions of Adjustment Amount, Cumulative Adjusted EBITDA, Net Income, Earnout Cap, Earnout Percentage and Earnout Target (and each of the defined terms used in each of those terms). The Parties shall instruct the Independent Accountant to deliver to Seller Parent and Purchaser, within such thirty (30)-day period, a written report setting forth its adjustments, if any, to the Earnout Statement and the calculations supporting such adjustments, and any such adjustments must be within the range of values established for such disputed item in the Earnout Statement and the notice of disputed items delivered pursuant to Section 2.13(c)(ii). Such report shall be final, binding on the Parties and conclusive on Seller Parent and Purchaser, absent manifest errors, and enforceable in a court of law, effective as of the date the Independent Accountant’s written determination is received by Seller Parent and Purchaser. Seller Parent and Purchaser shall each pay one-half (1/2) of all the costs incurred in connection with the engagement of the Independent Accountant. If, before the Independent Accountant renders its determination with respect to the disputed items in accordance with this Section 2.13(c)(iv), (x) Seller Parent notifies Purchaser of its agreement with any items in the Earnout Statement or (y) Purchaser notifies Seller Parent of its agreement with any disputed items in the Earnout Statement, then in each case such items as so agreed will be conclusive and binding on the Parties immediately upon such notice.

(d)    Payment Procedures. Following or, for purposes of Section 2.13(a)(iii), during, the Earnout Period, within five (5) Business Days after the date on which agreement in respect of any earned earnout amount (the “Earnout Payment”) is reached or a determination is made by the Independent Accountant, in each case in accordance with this Section 2.13, Purchaser (or a Purchaser Designee) shall pay to Seller Parent by wire transfer to an account specified in writing by Seller Parent the Earnout Payment pursuant to this Section 2.13.

(e)    Operations of the Business. Nothing contained in this Section 2.13 shall restrict Purchaser’s right to manage and control its businesses, assets, operations or activities in any respect, including that of its Subsidiaries, including the hiring or termination of employees, the incurrence of expenses and requiring compliance with Purchaser’s and its Affiliates’ internal controls, corporate governance policies and procedures, legal and regulatory compliance standards and consumer data guidelines and privacy rules and regulations. Seller Parent acknowledges that (i) upon the closing of the transactions contemplated by the Agreement and except as expressly provided to the contrary in this Agreement, Purchaser has the right to operate and use the Purchased Assets, the Assumed Liabilities, the Shares and its other businesses in any way that Purchaser deems appropriate in its sole discretion, (ii) neither Purchaser nor its Subsidiaries have any obligation to operate their businesses, assets, operations or activities (including the Purchased Assets, the Assumed Liabilities and the Shares) in order to achieve the Earnout Cap, maximize the Adjusted EBITDA during the Earnout Period, or to increase the Earnout
Percentage, (iii) the Earnout Target is speculative and is subject to numerous factors outside the control of Purchaser and its Subsidiaries, (iv) there is no assurance that Seller Parent will receive any earnout amount pursuant to this Section 2.13 and Purchaser has not promised nor projected any earnout amount will be achieved, and (v) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship with respect to any earnout amount. Notwithstanding the foregoing, Purchaser and its Subsidiaries shall not act in bad faith, or otherwise intentionally take actions, in each case, with the purpose of reducing Adjusted EBITDA, with the purpose of delaying, impeding, avoiding or preventing payment of any earnout amount to Seller Parent pursuant to this Agreement, or enter into, including by way of amendment or modification, extension or renewal of, any document, agreement or instrument the purpose of which is to restrict or prohibit the payment of any earnout amount due under this Agreement.

(f)    Financial Information. During the Earnout Period, no later than five (5) Business Days after Purchaser’s public announcement of the results of a fiscal quarter, Purchaser shall provide Seller Parent such financial information and supporting information on Adjusted EBITDA as reasonably requested by Seller Parent and available to Purchaser.

(g)    Earnout Acceleration or Continuation Events. Notwithstanding any other provision contained in this Agreement to the contrary, in the event an Earnout Acceleration or Continuation Event occurs at any time prior to the end of the Earnout Period, the effect shall be that, at
Purchaser shall, in its discretion, either (i) within five (5) Business Days after the Earnout Acceleration or Continuation Event, pay to Seller Parent, by wire transfer to an account specified in writing by Seller Parent, an earnout amount equal to the book value of the earnout obligation pursuant to this Section 2.13, which book value shall have been determined in good faith and in accordance with GAAP, and the provisions of this Section 2.13 (to the extent applicable), as reflected on the balance sheet of Purchaser and its Subsidiaries in the most recent financial statements filed with the SEC prior to the Earnout Acceleration or Continuation Event or (ii) (A) there shall be no acceleration of any earnout amount under this Section 2.13, (B) the terms and provisions of this Section 2.13 shall continue in accordance with their terms and Purchaser shall remain liable therefor, and (C) Purchaser shall require any successor of Purchaser, if applicable (whether direct or indirect, by purchase, merger, sale of stock or assets, consolidation or otherwise) to assume and agree, in writing, to perform Section 2.13 of this Agreement, in the same manner and to the same extent that Purchaser would have been required to perform if no such succession had taken place, and to maintain, until the end of the Earnout Period, Purchaser’s business as a separate legal entity or reportable business unit, segment or division of such successor or its subsidiary and conduct Purchaser’s business exclusively through such separate legal entity or reportable business unit, segment or division, and maintain separate books and records of such legal entity or reportable business unit, segment or division to enable such successor to determine the Cumulative Adjusted EBITDA of Purchaser’s business. For purposes of this Section 2.13, an “Earnout Acceleration or Continuation Event” shall mean any of the following events that occurs prior to the end of the Earnout Period: (1) any Person or group (as defined under the Exchange Act) acquires more than 50% of the common stock of Purchaser, (2) Purchaser effects a bona fide sale of its assets representing more than 50% of the Adjusted EBITDA of Purchaser and its wholly-owned Subsidiaries to an entity that is not an
Affiliate of Purchaser or (3) Purchaser liquidates or dissolves or merges, reorganizes, consolidates, amalgamates or exchanges its common stock in a manner where the outstanding shares of Purchaser’s common stock are canceled, converted into or exchanged for a different kind of security of a successor entity and the successor entity is not an Affiliate of Purchaser.

ARTICLE III

CLOSING

Section 3.1    Closing.

(a)The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at Four Times Square, New York, New York 10036, at 10:00 a.m., New York time on the first (1st) day of the month (or if such date is not a Business Day, then the first Business Day immediately following such date) following the satisfaction or waiver of the applicable conditions set forth in Article VIII (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other time and place as the Parties may mutually agree; provided, however, if the first (1st) day of the month that the Closing would otherwise occur in accordance with the foregoing would be a date on or following the Outside Date, the Closing shall occur on a date prior to the Outside Date mutually agreed by the Parties and if the Parties are unable to mutually agree, then the Closing Date shall be on the last Business Day prior to the Outside Date. The date on which the Closing occurs is referred to as the “Closing Date”.

(b)At the Closing, Seller Parent shall deliver, or cause to be delivered, to Purchaser the following: (i) an amount equal to the Seller Note Amount, by wire transfer in immediately available funds to an account designated in writing by Purchaser and (ii) the instruments and documents set forth in Exhibit D hereto, in each case in a form reasonably acceptable to Purchaser.

(c)At the Closing, Purchaser shall deliver to Seller Parent, as agent for the Asset Sellers and the Share Sellers, the following: (i) the Closing Payment, by wire transfer in immediately available funds to the Seller Account, (ii) the Share Consideration, (iii) the Seller Note and the related guarantees duly executed by Purchaser and its Subsidiaries party thereto together with the other ancillary documents and deliverables described on Exhibit C hereto, and (iv) the instruments and documents set forth in Exhibit E hereto, in each case in a form reasonably acceptable to Seller Parent.

Section 3.2    Deferred Closings.

(a)Notwithstanding anything to the contrary in this Agreement, but subject to Section 3.2(d), the sale, conveyance, assignment, assumption, transfer or delivery, direct or indirect, of any interest in any Shares in the Conveyed Subsidiaries listed in Annex D-4 attached hereto, or any Purchased Asset located in the Deferred Asset Jurisdictions, and the assumption of Assumed Liabilities associated with such Purchased Assets (such Shares or Purchased Assets and Assumed Liabilities related to any Deferred Jurisdiction, the “Deferred Closing Items,” with that part of the Business operated by the applicable Conveyed Subsidiary or comprising the Purchased Assets and Assumed Liabilities in each Deferred Jurisdiction, being a “Deferred Closing Business”) (each, a “Deferred Closing”) shall occur (each, as such date may be extended pursuant to this Section 3.2(a) or by mutual written agreement of the Parties, a “Deferred Closing Date”) on the later of (i) the Closing Date and (ii) a date mutually agreed upon by the Parties that shall be, for each Deferred Jurisdiction, no later than the date set forth opposite such Deferred Jurisdiction in Annex D-1, Annex D-2, Annex D-3, Annex D-4 and Annex D-5 attached hereto; provided, however, that (A) for each Deferred Jurisdiction listed on Annex D-1 attached hereto, if Purchaser has used commercially reasonable efforts to establish a local entity, as a Purchaser Designee, that is able to accept the transfer of the relevant Deferred Closing Items in compliance with the applicable Law of such Deferred Jurisdiction and permit such Purchaser Designee to legally conduct the Deferred Closing Business in the same manner as conducted by Seller Parent or its Affiliates as of the date of this Agreement (subject only to the Net Economic Benefit Agreement, the applicable Local Implementing Agreement and the ongoing provision of services under the Transitional Services Agreement and this Agreement (as applicable) at that time), (B) for each Deferred Jurisdiction listed on Annex D-2 and Annex D-3 attached hereto, if Purchaser has used commercially reasonable efforts to negotiate and execute an arrangement with a Purchaser Designee to provide for such Purchaser Designee to accept the transfer of the relevant Deferred Closing Items on terms acceptable to Purchaser, and (C) for each Deferred Jurisdiction listed on Annex D-5 attached hereto, if the Parties have met their obligations to work together in good faith to satisfy any notice or consultation obligations to any employee representatives, works councils or health and safety committees in order to enable the relevant Purchaser Designee or Conveyed Subsidiary (as applicable) to continue the employment of the Deferred Transfer Employees in such Deferred Jurisdiction but, in each case of clauses (A), (B) and (C), due to delays of the applicable Governmental Authority in such Deferred Jurisdiction (including with respect to obtaining any required
Governmental Authorizations) or other delays that the Parties are not able to overcome by commercially reasonable efforts, or in the event Purchaser or the relevant Purchaser Designee is not ready to consummate such Deferred Closing by the date set forth opposite such Deferred Jurisdiction in Annex D-1, Annex D-2, Annex D-3, Annex D-4 and Annex D-5 attached hereto, then Purchaser may, upon advance written notice to Seller Parent no less than one (1) month prior to the Deferred Closing Date set forth opposite such Deferred Jurisdiction in Annex D-1, Annex D-2, Annex D-3, Annex D-4 and Annex D-5 attached hereto, extend the date set forth opposite each such Deferred Jurisdiction for an additional period not to exceed three (3) months from the date set forth opposite each such Deferred Jurisdiction. Seller Parent acknowledges that Purchaser may amend Annex D-1, Annex D-2, Annex D-3, Annex D-4 and Annex D-5 attached hereto in order to move any Deferred Jurisdiction from one annex to another, provided that Seller Parent shall have consented to such amendment in writing (such consent not to be unreasonably withheld, delayed or conditioned) at least five (5) Business Days prior to the relevant Deferred Closing Date. If the Deferred Closing of any Deferred Closing Item shall not have occurred at or prior to the applicable Deferred Closing Date, and it becomes apparent to Seller Parent or Purchaser that the Deferred Closing is not reasonably likely to occur on or prior to the Deferred Closing Date set forth opposite such Deferred Jurisdiction in Annex D-1, Annex D-2, Annex D-3, Annex D-4 and Annex D-5 attached hereto, then either Seller Parent or Purchaser may, by delivery of written notice to the other Party no later than one (1) month prior to the applicable Deferred Closing Date, request that the Parties expeditiously identify and agree upon alternative means or structures by which any remaining Deferred Closing Items, portion(s) of the Deferred Closing Business and/or the benefits and Liabilities thereof may be transferred (or otherwise made available) to Purchaser (or its Affiliates or nominees), and Seller Parent, at Purchaser’s sole cost (other than with respect to Transfer Taxes, which shall be governed by Section 6.6(h)), shall effect, or shall cause to be effected, such transfer by such alternative means or structure as Purchaser may request; provided, that no Seller Indemnified Party shall have any Liability, whether to Purchaser, any third party or otherwise, arising out of, resulting from or that exist due to such alternative means or structure (other than with respect to Transfer Taxes, which shall be governed by Section 6.6(h)); provided, further, that if no such agreement on alternative means or structures with respect to any Deferred Closing Items is reached between the Parties by the applicable Deferred Closing Date, Seller Parent may commence a Local Wind Down with respect to the applicable Deferred Closing Items pursuant to Section 3.2(d).

(b)At each Deferred Closing:

(i)The Parties shall execute and deliver, or cause to be executed and delivered, such documents and instruments as may be reasonably necessary (including, as applicable, the Local Implementing Agreements) to evidence the transfer of the applicable Deferred Closing Items to Purchaser or the Purchaser Designee.

(ii)In the case of any Deferred Closing Business with respect to which the applicable Local Implementing Agreements provide for a local purchase price to be paid locally (including, if applicable, in the applicable local currency) ("Local Purchase Price"), which shall be equal to the USD amount or local currency equivalent, as applicable, of the applicable portion of the Cash Consideration paid at the Closing attributable to such Deferred Closing Business, as determined pursuant to the Closing Asset Allocation Schedule or, if the Closing Asset Allocation Schedule is not yet available at the time, as determined by Deloitte Transactions and Business Analytics LLP as part of the process of preparing the Closing Asset Allocation Schedule and Appraisal Report (the “USD Payment Amount”), promptly upon Seller Parent’s receipt of confirmation that the applicable wire transfer has been initiated by Purchaser or the applicable Purchaser Designee for payment of the applicable Local Purchase Price by Purchaser or the Purchaser Designee to Seller Parent or its Affiliates pursuant to the applicable Local Implementing Agreements on the applicable Deferred Closing Date, Seller Parent shall promptly pay to Purchaser a cash amount in USD equal to the applicable USD Payment Amount, by means of a wire transfer of immediately available funds to such account or accounts as designated by Purchaser in writing to Seller Parent not less than three (3) Business Days prior to the Deferred Closing Date (and in no event later than three (3) Business Days after such written designation). For the avoidance of doubt, the exchange rate applicable to such payments shall be determined using the General Payment Conversion Rate. For the avoidance of doubt, the Closing Payment shall be delivered by Purchaser to Seller Parent on the Closing Date, in accordance with Section 3.1(c), notwithstanding (A) that the consummation of the sale and purchase of Deferred Closing Items will not occur as of the Closing Date, as set forth in Section 3.2(a), and (B) the deferred transfer of the Customer Care and Contracting Function contemplated by Section 3.2(f).

If any Deferred Closing is later than the Closing, then, with respect to the applicable Deferred Closing Business, during the period between the Closing and such Deferred Closing, (i) the benefits and burdens of such Deferred Closing Business shall be for the account of Purchaser, with Purchaser treated as the beneficial owner of all applicable Purchased Assets and Assumed Liabilities, (ii) all income, losses, proceeds, receivables or other monies generated by such Deferred Closing Business, or received by Seller Parent or any of its Affiliates for, or on behalf of, such Deferred Closing Business, shall be held in trust for the account of, and the net profits (if any) paid to, or the net losses (if any) incurred by, Purchaser or its Affiliates, as applicable, notwithstanding any other provision in this Agreement to the contrary, in accordance with the Net Economic Benefit Agreement, (iii) Seller Parent or any of its Affiliates shall use commercially reasonable efforts to (x) conduct the Deferred Closing Business in all material respects in the ordinary course of business consistent with applicable Laws and past practices (including, among other things, making no material changes to practices related to commercial strategy, such as contracting scope, pricing policy, promotions, marketing materials, unless otherwise agreed between the Parties), (y) maintain and preserve intact the Deferred Closing Business in all material respects, taking into account, among other things, the completion of the sale of assets and stock in respect of the Business on the Closing Date pursuant to Section 3.1; provided, however, that "ordinary course" operations of the Deferred Closing Business in each Deferred Jurisdiction shall not be the same as prior to the Closing Date (by reason of the transactions consummated on the Closing Date pursuant to Section 3.1 and the impact thereof) and neither Seller Parent nor any of its Affiliates shall have any responsibility to, or liability for, failure to operate the Deferred Closing Business in the ordinary course, consistent with past practice, by reason of any change resulting from the transactions consummated on the Closing Date pursuant to

Section 3.1 (except as set forth in this Section 3.2(c)), (iv) subject to any restrictions imposed under applicable Law, Purchaser and its Affiliates and Purchaser Designees shall provide, at Purchaser’s sole expense, Sellers in each Deferred Jurisdiction with all of the support necessary or reasonably requested by such Seller to conduct the Deferred Closing Business in accordance with the terms of this Section 3.2(c) (including, among other things, supplying products and providing access to services by, and rights with respect to, assets transferred to Purchaser or its Affiliates on the Closing Date), and (v) Seller Parent shall, and shall cause its Subsidiaries to, permit Purchaser and its Representatives to have reasonable access, during regular normal business hours, to the books and records of the Deferred Closing Business and to all personnel, offices and other facilities and properties of the Deferred Closing Business and to furnish any information in respect of the Deferred Closing Business as may be reasonably requested by Purchaser or its Representatives.

(c)    In the event that a Deferred Closing for any Deferred Jurisdiction does not occur on or before the applicable Deferred Closing Date, as it may be extended pursuant to Section 3.2(a), then all obligations of Purchaser and its Affiliates and Seller Parent and its Affiliates under the Net Economic Benefit Agreement shall cease immediately upon the applicable Deferred Closing Date for such Deferred Jurisdiction, as it may be extended pursuant to Section 3.2(a), and as of such date in such jurisdiction, Seller Parent, in its sole discretion, shall have the right to either (i) commence the winding down of the Deferred Closing Business for such Deferred Jurisdiction (the “Local Wind Down”) in a manner that Seller Parent deems reasonable, and all costs incurred by Seller Parent or any of its Affiliates to the extent arising out of, related to or otherwise incurred in connection with such Local Wind Down shall be borne and/or reimbursed by Purchaser, or (ii) continue to operate the Deferred Closing Business and/or sell, convey, assign and transfer the Deferred Closing Business or any of the Deferred Closing Items for such Deferred Jurisdiction (such sale, conveyance, or transfer a “Alternative Deferred Transfer”) to a third party distributor (a “Third Party Designee”) selected by Seller Parent in its sole discretion; provided any net proceeds received by Seller Parent or its Affiliates as a result of any Local Wind Down or Alternative Deferred Transfer shall be provided to Purchaser.

(d)    Subject to any restrictions imposed under applicable Law, in the event that a Deferred Closing for any Deferred Jurisdiction does not occur on or before the applicable Deferred Closing Date, Purchaser and its Affiliates and Purchaser Designees shall (i) provide (at Purchaser’s sole expense) in each applicable Deferred Jurisdiction all support necessary or reasonably requested by the Seller Parent or any applicable Third Party Designees to conduct the applicable Deferred Closing Business (including, among other things, supplying products and providing access to services by, and rights with respect to, assets transferred to Purchaser or Purchaser Designees on the Closing Date or on any prior Deferred Closing Date), and (ii) bear all costs and liabilities arising from the operation of the applicable Deferred Closing Business, other than in the event Seller Parent elects its rights under Section 3.2(c)(ii).

(e)    For the avoidance of doubt, the management and operation of any Deferred Closing Business by Seller Parent or any of its Affiliates or any Third Party Designees following the Closing Date, or the Deferred Closing Date, as applicable, contemplated by this Section 3.2 and the Net Economic Benefit Agreement, shall not be deemed a violation or breach of Section 6.14 or Section 6.15 of this Agreement. Nothing in this Section 3.2 shall be deemed to lengthen or extend the obligations set forth in Section 6.14 or Section 6.15, which shall expire as set forth therein.

(f)    The Parties agree that, notwithstanding anything to the contrary set forth herein, the conveyance, assignment and transfer of Deferred Transfer Customer Care and Contracting Employees and assets used by such employees in performing customer care and contracting services for the Business (the “Customer Care and Contracting Function”) shall not take place on the Closing Date but shall take place upon April 30, 2017 (“Deferred Customer Care and Contracting Function Transfer Date”). Between the Closing Date and the Deferred Customer Care and Contracting Function Transfer Date, Seller Parent or its applicable Affiliates shall operate the Customer Care and Contracting Function pursuant to the terms set forth in the Transitional Services Agreement and Purchaser shall, or shall cause the applicable Purchaser Designee to, accept the conveyance, assignment and transfer of the Customer Care and Contracting Function on the Deferred Customer Care and Contracting Function Transfer Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Except as set forth in the Seller Disclosure Letter and in accordance with Section 10.11, Seller Parent hereby represents and warrants to Purchaser as follows:
Section 4.1    Organization. Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Share Seller and Asset Seller is a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization and duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so organized, existing, in good standing or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller Parent has made available to Purchaser copies of the organizational documents of Sellers as in effect as of the date hereof.

Section 4.2    Authority; Binding Effect.

(a)Seller Parent has all requisite corporate power and authority to carry on its business as it pertains to the Business as currently conducted and to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller Parent of this Agreement and each such Ancillary Agreement, the performance by Seller Parent of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been, or will have been at the Closing, duly authorized by all requisite corporate action, and no other proceedings are necessary to authorize this Agreement and each such Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.

(b)Each other Seller has all requisite corporate or other power and authority to carry on its respective business as it pertains to the Business as currently conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not, individually or in the aggregate, be materially adverse to the Business. Each other Seller has all requisite corporate or other power and authority to execute and deliver each Ancillary Agreement to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each other Seller of each Ancillary Agreement to which it will be a party, if applicable, and the performance by it of its obligations thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate or other action, and no other proceedings are necessary to authorize each such Ancillary Agreement or to consummate the transactions contemplated thereby.

(c)This Agreement has been duly executed and delivered by Seller Parent and, assuming this Agreement has been duly executed and delivered by Purchaser, constitutes a valid and binding obligation of Seller Parent, and each Ancillary Agreement will be duly executed and delivered by each Seller that will be a party thereto and will, assuming such Ancillary Agreement has been duly executed and delivered by Purchaser or the applicable Purchaser Designee, constitute a valid and binding obligation of such Seller, in each case enforceable against Seller Parent or such other Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.3    Conveyed Subsidiaries; Capital Structure.

(a)Each of the Conveyed Subsidiaries (and each Subsidiary thereof) is a corporation, partnership or other legal entity duly organized and validly existing, with corporate or other power and authority to own, lease and operate its properties and assets and to carry on its respective business as it pertains to the Business, as currently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be materially adverse to the Business. Each of the Conveyed Subsidiaries (and each Subsidiary thereof) is duly qualified to do business and, where applicable, in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be in good standing qualified has not had and does not, individually or in the aggregate, have a Material Adverse Effect.

(b)Section 4.3(b) of the Seller Disclosure Letter sets forth, as of the date hereof, (i) the authorized and outstanding equity interests of each of the Conveyed Subsidiaries and each Subsidiary thereof, (ii) the number of each class, series or type of equity interest outstanding thereof, and

(iii) the record and beneficial owners of such outstanding equity interests. All of the outstanding equity interests of each of the Conveyed Subsidiaries and each Subsidiary thereof are validly issued, fully paid, not subject to, and were not issued in any violation of, any preemptive or similar right or applicable Law, and, in the case of any Conveyed Subsidiary (or Subsidiary thereof) which is a corporation or similar entity, non-assessable. Except for this Agreement and the Ancillary Agreements, there are no outstanding warrants, options, Contracts, subscriptions, redemptions, profit participations, stock appreciation, phantom stock or other rights, convertible or exchangeable securities or other commitments, whether written or oral, pursuant to which any of the Conveyed Subsidiaries (or any Subsidiary thereof) is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of the Conveyed Subsidiaries (or any Subsidiary thereof), to pay any dividend or make any other distribution in respect thereof, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the equity interests of the Conveyed Subsidiaries (or any Subsidiary thereof), and no equity interests of any of the Conveyed Subsidiaries (or any Subsidiary thereof) are reserved for issuance for any purpose. There are no voting trusts, stockholder agreements, Liens, proxies or other rights or Contracts in effect with respect to the voting, transfer or dividend rights of any of the equity interests of any of the Conveyed Subsidiaries (or any Subsidiary thereof). The Share Sellers own of record and beneficially the Shares as set forth in Section 4.3(b) of the Seller Disclosure Letter, free and clear of all Liens except for restrictions imposed by applicable securities Laws, and each of the Share Sellers has good and valid title to such Shares. The Share Sellers have full right, power and authority to transfer and deliver to Purchaser good and valid title to the Shares, free and clear of all Liens except for restrictions imposed by applicable securities Laws, and the Share Sellers do not own, or have any interest in or right to acquire, any equity interests of the Conveyed Subsidiaries (and each Subsidiary thereof) other than the Shares held by each such Share Seller. The Conveyed Subsidiaries own of record and beneficially the equity interests of their respective Subsidiaries as set forth in Section 4.3(b) of the Seller Disclosure Letter, free and clear of all Liens except for restrictions imposed by applicable securities Laws, and the Conveyed Subsidiaries (and each Subsidiary thereof) do not own any other equity interest of any Person. Seller Parent has made available to Purchaser copies of the organizational documents of the Conveyed Subsidiaries (and each Subsidiary thereof) as in effect as of the date hereof, and

Section 4.4    No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of Seller Parent or the comparable organizational documents of any of the Share Sellers, the Asset Sellers or the Conveyed Subsidiaries (or any Subsidiary thereof), (ii) subject to obtaining the consents set forth in Section 4.4 of the Seller Disclosure Letter, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any Seller or the Conveyed Subsidiaries (or any Subsidiary thereof) under, or to a loss of any benefit of the Business to which the Sellers or the Conveyed Subsidiaries (or their Subsidiaries) is entitled under any Material Contract, Shared Contract, Real Property Lease, Approval or other instrument to which any Seller or Conveyed Subsidiary (or any Subsidiary thereof) is a party or to which its assets are subject and which is a Purchased Asset or is otherwise Related to the Business, and (iii) assuming compliance with the matters set forth in Sections 4.5 and 5.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller or Conveyed Subsidiary (or Subsidiary thereof) is subject or binding upon or applicable to the Business, any Purchased Asset or any Assumed Liability; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the transactions contemplated hereunder will vest good, valid and marketable title to the Shares and the Purchased Assets in Purchaser, free and clear of all Liens except for restrictions arising under securities Laws other than Liens that are created by, or on behalf of, or by actions by or on behalf of Purchaser or any of its Affiliates.

Section 4.5    Governmental Authorization. The execution, delivery, performance and consummation by each Seller of this Agreement and each Ancillary Agreement to which it will be a party does not and will not require any Approval of, or Filing with, any Governmental Authority, except for (i) the expiration or early termination of the waiting period under the HSR Act, (ii) the Approvals and Filings set forth in Section 4.5 of the Seller Disclosure Letter, (iii) such other Approvals and Filings which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, and (iv) the Approvals and Filings required solely due to the regulatory obligations of Purchaser or any Purchaser Designee.

Section 4.6    Financial Information.

(a)Section 4.6 of the Seller Disclosure Letter contains copies of the audited combined balance sheets of the Business as of December 31, 2015 and December 31, 2014, and the related combined statements of income, business unit equity, and cash flows for the years ended December 31, 2015 and December 31, 2014, and the unaudited combined balance sheets of the Business as of July 3 2016 (the “Balance Sheet Date”), and the related combined statements of income as of July 3, 2016 (collectively, and together with the notes, schedules or other supplementary information thereto and reports thereon by the Business’s independent certified public accountant, collectively, the “Historical Financial Statements”).

(b)Except as set forth on Section 4.6(b) of the Seller Disclosure Letter, the Historical Financial Statements were prepared in accordance with GAAP and present fairly in all material respects, (i) the financial condition, assets and liabilities of the Business as of the dates therein specified and (ii) the results of operations, business unit equity and cash flows of the Business for the periods indicated, provided, that the unaudited combined balance sheets of the Business as of the Balance Sheet Date do not contain footnotes and are subject to normal year-end adjustments, the effect of which in each case are not, individually or in the aggregate, material.

(c)As of the date hereof, except as set forth on Section 4.6(b) of the Seller Disclosure Letter, the Business does not have any obligations, claims, Indebtedness or other Liabilities of any nature or kind whatsoever (whether accrued, known or unknown, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet of the Business prepared in accordance with GAAP except for (i) Liabilities accrued for, reflected on, disclosed and/or reserved against on the Historical Financial Statements, (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) Liabilities which will be included in the calculation of Net Cash, (iv) the Retained Liabilities, (v) Liabilities incurred in connection with or arising out of the transactions contemplated hereby and (vi) Liabilities relating to items set forth on Section 4.6(b) of the Seller Disclosure Letter, other than Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)Since September 30, 2015, there have been no internal investigations regarding financial reporting or accounting policies and practices at or with respect to the Business discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of, or board of directors of or any committee of the board of directors of, any Seller or any Conveyed Subsidiary (or any Subsidiary thereof).

(e)Since September 30, 2015, to the Knowledge of Seller Parent, there are no material weaknesses or significant deficiencies in the internal controls over financial reporting of the Sellers or Conveyed Subsidiaries with respect to the Business, and to the Knowledge of Seller Parent, there are no deficiencies that would adversely affect the ability to prepare financial statements of the Business in conformity with GAAP, subject to the customary exceptions with respect to unaudited financial statements.

Section 4.7    Absence of Material Changes. Since January 1, 2016 through the date hereof:

(a)there has not been any change, circumstance, development, state of facts, occurrence or event that has had, individually or in the aggregate, a Material Adverse Effect, and no change, circumstance, development, state of facts, occurrence, or event exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(b)other than with respect to the transactions contemplated by this Agreement and the Internal Restructurings, the Business has been operated, in all material respects, in the ordinary course of business consistent with past practice and the Sellers have not taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach (after giving effect to the last paragraph of Section 6.2) of clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xvi), (xvii) or (xxi) of Section 6.2(b).

Section 4.8    No Litigation.

(a)There is no Action pending, or, to the Knowledge of Seller Parent, threatened in writing, against Seller Parent or any of its Subsidiaries specifically relating to the Business or any properties or rights of a Conveyed Subsidiary or its Subsidiaries, before any Governmental Authority or arbitration tribunal other than Actions which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)None of the Conveyed Subsidiaries or the Sellers is subject to any outstanding decree of any Governmental Order relating to the Business other than those which would not, individually or in the aggregate, have a Material Adverse Effect, other than any such Governmental Order after the date hereof relating to the transactions contemplated hereby. Notwithstanding anything contained in this Section 4.8, no representation or warranty shall be deemed to be made in this Section 4.8 in respect of any matter the subject matter of which is specifically covered by Section 4.9, Section 4.11, Section 4.13, Section 4.16 or Section 4.17.

Section 4.9    Compliance with Laws.

(a)Except with respect to Environmental Laws (which are the subject of Section 4.11), Intellectual Property (which is the subject of Section 4.13) and employee benefits (which are the subject of Section 4.17) or as set forth in Section 4.9(a) of the Seller Disclosure Letter:

(A)each Seller and each Conveyed Subsidiary (and Subsidiary thereof) is in and has been since September 30, 2013, in compliance with all Laws and Governmental Orders applicable to the ownership, lease or operation of the Purchased Assets or to carry on the Business, as currently conducted, except to the extent that the failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect;

(B)the Sellers and the Conveyed Subsidiaries (and Subsidiaries thereof) possess all material Governmental Authorizations necessary for the conduct of the Business, as currently conducted, and all such Governmental Authorizations are in full force and effect other than which would immaterially impair the operation of the Business;

(C)since September 30, 2013 until September 29, 2015, to the Knowledge of Seller Parent, and since September 30, 2015 until the date of this Agreement, (i) the Sellers and Conveyed Subsidiaries (and Subsidiaries thereof) have fulfilled and performed all of their respective obligations under the Governmental Authorizations, and (ii) no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or otherwise result in any other impairment on the rights of the holder of any Governmental Authorization, except where the failure to so fulfill or perform, or the occurrence of such event, would not, individually or in the aggregate, have a Material Adverse Effect;

(D)since September 30, 2013 until September 29, 2015, to the Knowledge of Seller Parent, and since September 30, 2015 until the date of this Agreement, the Sellers and Conveyed Subsidiaries (and Subsidiaries thereof) have not received any warning letters, notices of adverse findings, or similar documents that assert a lack of material compliance with any applicable Laws, Governmental Authorizations, Governmental Orders, or regulatory requirements that have not been fully resolved in all material respects to the satisfaction of any Governmental Authority with respect to the Business, and there is no pending or, to the Knowledge of Seller Parent, threatened material regulatory or enforcement Action of any sort (other than non-material routine or periodic inspections or reviews) against the Sellers or any Conveyed Subsidiary (or any Subsidiary thereof), relating to the Business, the Shares, the Purchased Assets or the Assumed Liabilities (including any Action seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder); and

(E)since September 30, 2013, none of the Sellers nor any Conveyed Subsidiary (nor Subsidiaries thereof) (in each case, in respect of the Business), nor, to the Knowledge of Seller Parent, any of their respective Representatives, has taken any action with respect to the Business which would cause a Seller or any Conveyed Subsidiary (or Subsidiary thereof) with respect to the Business to be in violation of, in any material respect, the Anti-Corruption Laws, U.S. False Claims Act, U.S. Anti-Kickback Statute, or any applicable Law of similar effect of another jurisdiction.

(b)Since September 30, 2015, none of the Sellers nor any Conveyed Subsidiary (nor Subsidiaries thereof) (in each case, with respect to the Business), nor, to the Knowledge of Seller Parent, any Representative of the Business, has (i) conducted any business in or for the benefit of Cuba, Iran, North Korea, North Sudan or Syria, unless authorized to do so by an appropriate U.S. Governmental Authority, or (ii) engaged in any transaction, activity or conduct with or for the benefit of any Person that is the target of Sanctions. The Sellers and the Conveyed Subsidiaries (and Subsidiaries thereof) (in each case, with respect to the Business) are in material compliance with the U.S. antiboycott Laws and applicable foreign Laws of similar effect.

Section 4.10    Product Registrations; Manufacturing Registrations; Regulatory Compliance.

(a)Except with respect to Environmental Permits (which are the subject of Section 4.11):
(i)Section 4.10(a)(i) of the Seller Disclosure Letter sets forth, as of the date hereof, a list of all Product Registrations and Manufacturing Registrations, including the owner thereof;

(ii)except as set forth in Section 4.10(a)(ii) of the Seller Disclosure Letter, all Products sold under the Product Registrations are manufactured labeled, distributed, marketed and sold in compliance in all material respects with applicable Law and in accordance with the specifications and standards contained in such Product Registrations and in relevant Manufacturing Registrations;

(iii)since September 30, 2013, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Product Registration from the FDA or other Governmental Authority, when submitted to the FDA or other Governmental Authority by Sellers or the Conveyed
Subsidiaries, as applicable, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority; and

(iv)the applicable Person listed in Section 4.10(a)(i) of the Seller Disclosure Letter is the sole and exclusive owner of each Product Registration and Manufacturing Registration.

(b)Notwithstanding any other provision of this Agreement, this Section 4.10 sets forth the sole and exclusive representations and warranties of Seller Parent with respect to Product Registrations and Manufacturing Registrations and the regulatory matters described in this Section 4.10.

(c)Since September 30, 2013, the Sellers have with respect to the Business complied in all material respects with all applicable requirements under the FDC Act, other statutes administered by the FDA, implementing FDA regulations, and all similar foreign Laws applicable to the Business.
(d)There are no material recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products (“Safety Notices”), nor, to the Knowledge of Seller Parent, material product complaints with respect to the Products, and to the Knowledge of Seller Parent, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the Products, (ii) a material change in labeling of any the Products or (iii) a termination or suspension of marketing or testing of any the Products.

(e)Sellers and their respective officers and key employees, have not been the subject of a civil or criminal legal action, administrative enforcement action or other adverse action by the FDA or another Governmental Authority in connection with the Business where it was alleged or established that any Seller or one of their respective officers or key employees, violated the FDC Act, other statutes administered by the FDA, implementing FDA regulations or any similar foreign Laws applicable to the Business.

(f)Neither Seller Parent in respect of the Business nor any of the Conveyed Subsidiaries (or Subsidiaries thereof) nor, to the Knowledge of Seller Parent, any of their respective Representatives or those from whom they receive products or services is currently excluded or debarred under any Law to participate in any United States federal health care programs or similar programs outside the United States.

(g)To the Knowledge of Seller Parent, there are no facts concerning Seller Parent in respect of the Business or any of the Conveyed Subsidiaries (or Subsidiaries thereof) or any of their respective Representatives or those from whom they receive products or services that are reasonably likely to form the basis for an exclusion or debarment of any such Persons.

Section 4.11    Environmental Matters.

(a)Except for such non-compliance, Remedial Actions, or enforcement actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Facilities are and for the past five (5) years have been in compliance with all applicable Environmental Laws, in each case, in effect as of the date hereof and as of the Closing Date, including the obligation to obtain and maintain all Environmental Permits, (ii) neither Seller Parent nor any of its Subsidiaries is undertaking any Remedial Action at the Facilities and (iii) neither Seller Parent nor any of its Subsidiaries has received written notice from a Governmental Authority or any other Person with respect to the Facilities, Business, Leased Real Property, Owned Real Property, or any property or facility previously owned, leased, operated or controlled by the Sellers regarding any violation of or Liability under any applicable Environmental Laws or Environmental Permits.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claims, orders or investigations are pending, or to the Knowledge of Seller Parent, threatened against Seller Parent or any of its Subsidiaries with respect to the Business, Facilities, Owned Real Property or Leased Real Property alleging violations of any Environmental Laws, or Liability under any Environmental Laws.

(c)None of the Sellers have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any Hazardous Materials, or owned or operated any property or facility, in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)The representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties of Seller Parent with respect to Environmental Laws, Environmental Permits, Environmental Liabilities, Hazardous Materials and other environmental, health and safety matters.

Section 4.12    Material Contracts.

(a)Except (w) for agreements entered into after the date of this Agreement, (x) for intercompany agreements between one of more Sellers or Conveyed Subsidiaries or (y) as set forth in Section 4.12(a) of the Seller Disclosure Letter, none of the Conveyed Subsidiaries (or any Subsidiary thereof) or any Seller is a party to or bound by any of the following that apply to the operation of the Business (a “Material Contract”):

(i)the Contracts entered into with the ten (10) largest end-user customers (other than distributors) of the Business (measured by dollar value based on the fiscal year ended December 31, 2015);

(ii)the Contracts entered into with the ten (10) largest suppliers of products or materials for use in the manufacturing of Products (measured by dollar value based on the fiscal year ended December 31, 2015);

(iii)the master Contracts entered into with the four(4) largest group purchasing organizations, as defined in Section 1001.952(j) of Title 42 of the U.S. Code of Federal Regulations (measured by dollar value of the end-user Contracts entered into under the terms of such Contract with a group purchasing organization, based on the fiscal year ended December 31, 2015), with respect to sale of Products to end-user customers;

(iv)to the extent not otherwise a Material Contract pursuant to Section 4.12(a), any Contract which requires expenditures in 2016 or any subsequent year in excess of $2,500,000;

(v)any Contract relating to material Indebtedness (i) with respect to which a Conveyed Subsidiary (or Subsidiaries thereof) is an obligor or (ii) granting or evidencing a Lien on any property or asset of a Conveyed Subsidiary (or Subsidiaries thereof) or a Share or a Purchased Asset;

(vi)any employment, management, consulting or similar agreement primarily related to the Business and requiring payment of base annual salary in excess of $250,000;

(vii)any Collective Bargaining Agreement;

(viii)any license with respect to Intellectual Property, which license is Related to the Business and is granted (A) to any third parties with respect to any Business IP or Licensed IP, or (B) to any of the Conveyed Subsidiaries or the Asset Sellers with respect to Intellectual Property of third parties Related to the Business; provided, that, for clarity, the foregoing (A) and (B) shall exclude all non-disclosure agreements, employee invention assignment agreements, customer end user agreements, immaterial licenses, and similar agreements entered into in the ordinary course of business consistent with past practice;

(ix)any equipment lease with a third party primarily relating to the Business that entails annual rental payments in excess of $500,000 per annum or $2,500,000 in the aggregate;

(x)any partnership, joint venture or similar Contract or joint product development Contract, including Contracts that involve sharing of revenue or profits, primarily related to the Business that entails payments from Sellers in excess of $500,000 per annum;

(xi)any pending Contract for the sale of any material fixed asset primarily relating to the Business in excess of $2,500,000 and entered into outside of the ordinary course of business consistent with past practice;

(xii)any Contract that relates to the acquisition or disposition of any assets of the Business outside the ordinary course of business consistent with past practice (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise), to the extent any actual or contingent material obligations of a Seller or a Conveyed Subsidiary thereunder remain in effect (but excluding any indemnification obligations with respect to any Retained Liabilities);

(xiii)any Contract that by its express terms materially limits or materially impairs the ability of the Sellers or the Conveyed Subsidiaries (or Subsidiaries thereof) to compete in any line of business or with any Person or in any geographic area or to purchase, sell, supply or distribute any Product (including any non-compete, non-solicitation, exclusivity, rights of first refusal, “most favored nation” or similar provisions or other preferential pricing or other terms for the purchase, sale, supply or distribution of any Product) during any time period or which places any other limitation on the method of conducting or scope of business, in each case, that relates to and affects the Business as conducted on the date of this Agreement;

(xiv)any Contract with wholesalers, vendors and/or distributors of, or Persons performing a similar function for, Products that entails payments (for the twelve months ended June 30, 2016) from the Business to such wholesaler, vendor and/or distributor, in each case in excess of $2,500,000, and that is primarily related to the Business; and

(xv)any settlement, conciliation, or similar Contract with any Governmental Authority pursuant to which, after the date of this Agreement, the Business will be required to satisfy any obligation.

(b)Section 4.12(b) of the Seller Disclosure Letter sets forth a list of each material customer Shared Contract, including any customer Shared Contract with annual payments received by a Seller or Conveyed Subsidiary in respect of the Business in excess of $1,000,000 (such Shared Contracts, the “Material Shared Contracts”).

(c)Except as set forth in Section 4.12(b) of the Seller Disclosure Letter, each Material Contract and Material Shared Contract is valid and binding on the applicable Seller or Conveyed Subsidiary (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Seller Parent, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), except for breaches or defaults as would not, individually or in the aggregate, be materially adverse to the Business.

(d)No Seller or any Conveyed Subsidiary (or Subsidiary thereof) is, nor is, to the Knowledge of Seller Parent, any other party thereto, in breach of, or default under, any such Material Contract, Material Shared Contract or Real Property Lease, except for such breaches or defaults that would not be materially adverse to the Business. As of the date of this Agreement, to the Knowledge of Seller Parent, no event has occurred and is continuing through any action or inaction on the part of any Seller or any Conveyed Subsidiary (or Subsidiary thereof) that will result in a breach of, or default under, any such Material Contract, Material Shared Contract or Real Property Lease, except for such breaches or defaults that would not be materially adverse to the Business. Since September 30, 2013, no Seller or any Conveyed Subsidiary (or Subsidiary thereof) has received notice of any intention by any party to any Material Contract, Material Shared Contract or Real Property Lease to terminate such Contract or amend the terms thereof, other than modifications in the ordinary course of business consistent with past practice that do not materially and adversely affect the Business or the Purchased Assets.

Section 4.13    Intellectual Property.

(a)Section 4.13(a)(i), Section 4.13(a)(ii) and Section 4.13(a)(iii) of the Seller Disclosure Letter set forth a true and correct list (in all material respects) of all material registered and applied for Business IP as of the date of this Agreement. In particular, Section 4.13(a)(i) sets forth a true and correct list (in all material respects) of all material Business Patent Rights; Section 4.13(a)(ii) sets forth a true and correct list (in all material respects) of all material Business Trademark Rights; and Section 4.13(a)(iii) sets forth a true and correct list (in all material respects) of all material Business Copyright Registrations.

(b)Seller Parent or its Affiliates are the sole and exclusive owners of the Business IP. Seller Parent has the right to assign the Business IP to Purchaser under this Agreement. Seller Parent has the right to license the Licensed IP to Purchaser under and subject to the Intellectual Property License Agreement.

(c)All current and former employees, consultants and contractors of Seller Parent and its Affiliates that have participated in the creation or development of any Business IP or the Licensed IP owned or purported to be owned by Seller Parent or its Affiliates (the “Owned Licensed IP”) have executed valid and enforceable agreements, pursuant to which they have assigned or otherwise vested or have otherwise assigned or vested (whether by agreement, operation of law or otherwise) all of their rights in and to such Business IP or Owned Licensed IP to Seller Parent or its Affiliates to the extent that ownership of such Business IP and Owned Licensed IP would have otherwise vested in such employee.

(d)To the Knowledge of Seller Parent, the Business IP is free and clear of all Liens (other than Permitted Liens) and, as of the date hereof, the registrations included in the Business IP are in effect and subsisting.

(e)All filing fees, issue fees, and other similar fees and charges necessary in order to keep the registered Intellectual Property included in the Business IP in force that are owing, accrued or incurred on or before the date hereof have been paid, except to the extent that failure to do so can be cured or otherwise would not result in permanent abandonment (i.e., without the possibility of revival or reinstatement).

(f)The Business IP constitutes all of the Intellectual Property owned by Seller Parent or any of its Affiliates that is used and held for use in, or used in and necessary for, the conduct of the Business as conducted, except for (x) such Intellectual Property retained by Seller Parent or any of its Affiliates and licensed to Purchaser and its Affiliates under the Intellectual Property License Agreement, (y) the Retained Names and other Excluded Assets and (z) all other Intellectual Property that is licensed under any of the Ancillary Agreements.

(g)Seller Parent and its Affiliates have taken reasonable measures to protect all material confidential and proprietary data relating to the Business from disclosure and loss, including such measures for the protection of any such data that resides on Seller Parent’s or its Affiliates’ computer networks against viruses and other destructive technological code.

(h)Except as set forth in Section 4.13(h) of the Seller Disclosure Letter, to the Knowledge of Seller Parent, as of the date of this Agreement, the conduct of the Business does not infringe, misappropriate or otherwise violate the valid Intellectual Property of any Person and there is no Action pending or, to the Knowledge of Seller Parent, threatened against Seller Parent or any of its Affiliates with respect to the Business (i) alleging or claiming such infringement, misappropriation or violation, (ii) challenging or seeking to deny or restrict the validity, enforceability or use of any of the Business IP or Licensed IP, or (iii) alleging that any Person owns any interest in the Business IP or Licensed IP.

(i)Except as set forth in Section 4.13(i) of the Seller Disclosure Letter, and except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of Seller Parent, as of the date of this Agreement, no Person is infringing, violating or misappropriating any Business IP or the Licensed IP and no such Actions are pending or to the Knowledge of Seller Parent, threatened in writing against any Person by Seller Parent or any of its Affiliates.

(j)The IT Assets operate and perform in all material respects in accordance with the manner used by Seller Parent and its Affiliates in the conduct of the Business and have not materially malfunctioned or failed since September 30, 2015. To the Knowledge of Seller Parent, as of the date hereof, no Person has gained unauthorized access to the IT Assets since September 30, 2015 in a manner that has a material adverse effect on the Business, taken as a whole.

(k)Since September 30, 2015, Seller Parent and its Affiliates have materially complied with all Laws applicable to the collection, storage, use, transfer and any other processing of any Personally Identifiable Information (such Laws, the “Data Protection Laws”) in relation to any Personally Identifiable Information collected or used by Seller Parent and its Affiliates in connection with the Business. Seller Parent and its Affiliates have at all times taken reasonable steps to ensure that all Personally Identifiable Information collected, stored, used, transferred or otherwise processed by Seller Parent or its Affiliates in the conduct of the Business is protected against loss and against unauthorized access, use, modification or disclosure, and to the Knowledge of Seller Parent, there has been no unauthorized access to or misuse of such Personally Identifiable Information since September 30, 2015 that would, under applicable Data Protection Laws, require Seller Parent or its Affiliates to notify the subject of such Personally Identifiable Information of such access or misuse.

(l)Section 4.13(l) of the Seller Disclosure Letter sets forth a true and complete list of all Software programs owned by Seller Parent or any of its Affiliates constituting or contained in any Medical Device Products distributed to end users in the conduct of the Business as of the date hereof

(other than third party Software used subject to Shrink-Wrap Licenses) (“Seller Software Products”) that are material to the Business. To the Knowledge of Seller Parent, as of the date hereof, all Software programs in the Seller Software Products are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines designed to permit unauthorized access or to disable or erase software, hardware or data (collectively, “Viruses”).

(m)Except as set forth in Section 4.13(m) of the Seller Disclosure Letter, to the Knowledge of Seller Parent, no Open Source Material has been distributed with (in whole or in part), or incorporated in, any material Seller Software Product, including the Hospira MedNet Software product. Neither Seller Parent nor any of its Affiliates has used Open Source Materials in such a way that would subject the Seller Software Products or Software included in Business IP (collectively, “Seller Software”) to any license that requires or purports to require Seller Parent or its Affiliates to grant any license, rights or immunities, or impose any obligations, such that such Seller Software (other than the Open Source Material contained therein) must be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

(n)Notwithstanding any other provision of this Agreement, Section 4.12 and this Section 4.13 set forth the sole and exclusive representations and warranties of Seller Parent with respect to Intellectual Property.

Section 4.14    Real Property.

(a)Section 4.14(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all real property that is (or as of the Closing, will be) (i) owned in fee simple by any Asset Seller or Conveyed Subsidiary (and their Subsidiaries) and (ii) used primarily in connection with the Business (collectively, the “Owned Real Property”), together with the name of the record title holder thereof and the address associated therewith. The Asset Sellers and the Conveyed Subsidiaries (and their Subsidiaries) have (or as of the Closing, will have) good and valid title in fee simple (or local equivalent) to the Owned Real Property, free and clear of any Liens, other than Permitted Liens. All of the buildings, structures and appurtenances situated in the Owned Real Property are in all material respects adequate and suitable for the purposes for which they are currently being used and are in all material respects in good operating condition and repair, subject to ordinary wear and tear.

(b)Section 4.14(b) of the Seller Disclosure Letter sets forth a complete and accurate list of all of the leasehold or subleasehold interests in real property under which the Asset Sellers, the Conveyed Subsidiaries or their Subsidiaries are lessees or sublessees (or will be lessees or sublessees as of the Closing), that primarily relate to the Business (collectively, the “Real Property Leases” and with the real property related to such Real Property Leases, the “Leased Real Property”). The Asset Sellers, Conveyed Subsidiaries or their Subsidiaries have (or will have as of the Closing) good and valid leasehold or subleasehold (as applicable) interest in the Leased Real Property, free and clear of any Liens, other than Permitted Liens. Seller Parent has made available to Purchaser accurate and complete copies of the Real
Property Leases that any of Seller Parent or any of its Subsidiaries has in its actual possession, in each case as amended or otherwise modified and in effect. All of the buildings, structures and appurtenances situated in the Leased Real Property are in all material respects adequate and suitable for the purposes for which they are currently being used and are in all material respects in good operating condition and repair, subject to ordinary wear and tear.

(c)Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, (i) each Real Property Lease is valid and binding on the Asset Seller or the Conveyed Subsidiary (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Seller Parent, each other party thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) no Asset Seller or any Conveyed Subsidiary (or Subsidiary thereof), or, to the Knowledge of Seller Parent, any other party thereto, is in breach of, or default under, any such Real Property Lease, and no event has occurred and is continuing through any action or inaction on the part of any Seller or any Conveyed Subsidiary (or Subsidiary thereof) that will result in a breach of, or default under, any such Real Property Lease, (iii) there are no leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of the Leased Real Property or Owned Real Property except as otherwise disclosed on Sections 4.14(a) and 4.14(b) of the Seller Disclosure Letter, and (iv) to the Knowledge of Seller Parent, there is no Person (other than the relevant Asset Seller or Conveyed Subsidiary) in possession of the Leased Real Property or Owned Real Property.

(d)(i) To the Knowledge of Seller Parent, there is no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Real Property nor any Contract, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Real Property or which is necessary to permit the lawful use of all driveways, roads and other means of egress and ingress to and from any of the Real Property, in each case, with respect to the Business, which has not been obtained or is not in full force and effect, and the absence of which would materially impact the current use or value of the Real Property, and (ii) no Seller has received any written notice from any Governmental Authority that the Real Property is, and to the Knowledge of Seller Parent no Real Property is, in material violation of any applicable Law.

Section 4.15    Assets.

(a)Except as would not be materially adverse to the Business or the operation thereof in the ordinary course, the Asset Sellers and the Conveyed Subsidiaries, in the aggregate, have good and valid title to own, possess and use, or a good and valid leasehold or subleasehold (as applicable) interest in, all of the Purchased Assets in the Business as conducted on the date of this Agreement (other than Intellectual Property and Leased Real Property, which are the subject of Sections 4.13 and 4.14, respectively), free and clear of all Liens, in either case except for Permitted Liens.

(b)Except for any rights inuring to the benefit of the Business under the Excluded Assets, the Shares and the Purchased Assets (including the rights pursuant to any net economic benefits related to (x) Shared Contracts subject to Section 6.26 and (y) any Purchased Assets subject to Section 2.3), together with the services, assets, licenses and other rights to be provided pursuant to this Agreement and the Ancillary Agreements shall (i) in the aggregate, be sufficient after the Closing, for Purchaser and its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries), to conduct the Business in substantially the same manner as conducted as of the date of this Agreement, and (ii) constitute the assets and rights that generated the income and revenue included in the Historical Financial
Statements in all material respects; provided, that the foregoing is subject to the limitation that certain Governmental Authorizations (including Environmental Permits) used in the Business may not be transferable or may require approval prior to transferring.

Section 4.16    Taxes.

(a)All material Tax Returns that are required to be filed on or before the date of this Agreement by or on behalf of each Conveyed Subsidiary and each Subsidiary thereof have been timely filed (taking into account any applicable extensions). Such Tax Returns were true, complete, and correct in all material respects when filed. None of the Conveyed Subsidiaries or any Subsidiary thereof is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)All material Taxes of each Conveyed Subsidiary and each Subsidiary thereof that are due and payable on or before the date of this Agreement have been timely paid (taking into account any applicable extensions), except for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

(c)There are no currently effective extensions or waivers of statutes of limitations for the assessment or collection of Taxes, or requests therefor, with respect to any material Taxes of the Conveyed Subsidiaries or any Subsidiary thereof.

(d)There are no outstanding assessments, claims or deficiencies for any material Taxes of the Conveyed Subsidiaries or any Subsidiary thereof (including their assets) that have been proposed, asserted or assessed by any Taxing Authority, in each case in writing, which have not been paid or otherwise settled.

(e)There are no Liens for a material amount of Taxes upon any of the Shares, the Purchased Assets or the assets of the Conveyed Subsidiaries and their respective Subsidiaries, except for Permitted Liens described in clause (iv) of the definition thereof.

(f)To the Knowledge of Seller Parent, no Tax Return that includes any Conveyed Subsidiary or any Subsidiary thereof is currently the subject of any Action by any Taxing

Authority and no Taxing Authority has given written notice of the commencement of (or its intent to commence) any Action, which could reasonably be expected to result in a material Tax to Purchaser or any of its Affiliates with respect to a Post-Closing Tax Period.

(g)No written claim which has not been resolved has been made by any Taxing Authority in a jurisdiction in which any Conveyed Subsidiary (or Subsidiary thereof) does not file Tax Returns that such Conveyed Subsidiary (or Subsidiary thereof) is or may be subject to Tax in such jurisdiction.

(h)The Conveyed Subsidiaries and their respective Subsidiaries are not a party to any Tax-sharing arrangements, Tax indemnity agreement or similar contract or arrangement pursuant to which it will have any obligation to make any payments for Taxes after the Closing other than (i) any such arrangement, agreement or contract exclusively between or among the Conveyed Subsidiaries and their Subsidiaries or (ii) such commercially customary arrangement, agreement or contract under loan agreements, lease agreements or similar commercial agreements entered into in the ordinary course of business consistent with past practice that do not relate primarily to Taxes.

(i)The Conveyed Subsidiaries and their respective Subsidiaries have not entered into or received any grants, rulings, closing agreements, advance pricing agreements or other similar items or agreements that are currently in effect and will apply to any Post-Closing Tax Period. The Asset Sellers have not entered into or received any grants, rulings, closing agreements, advance pricing agreements or other similar items or agreements, in each case relating to the Purchased Assets, the Business or the Assumed Liabilities, that are currently in effect and will apply to Purchaser and its Subsidiaries in any Post-Closing Tax Period.

(j)All material Taxes that the Conveyed Subsidiaries and their respective Subsidiaries are obligated to deduct, withhold or collect from amounts owing to any employee, creditor, or third party have been timely deducted or withheld, collected and paid over, in each case, to the proper Taxing Authority and the Conveyed Subsidiaries and their respective Subsidiaries have complied in all material respects with all related Tax information reporting provisions under applicable Laws.

(k)None of the Conveyed Subsidiaries and their respective Subsidiaries is or has been a member of an affiliated, combined, unitary or similar group (other than a group the common parent of which is a Seller or that includes only any of the Conveyed Subsidiaries and their respective Subsidiaries) filing a consolidated, combined, unitary or similar Tax Return or has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as transferee or successor, by contract or otherwise (other than as a result of being in such a group the common parent of which is a Seller or that includes only any of the Conveyed Subsidiaries and their respective Subsidiaries).

(l)None of the Conveyed Subsidiaries and their respective Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock described in Section 355 of the Code in the two year period preceding the date of this Agreement.

(m)None of the Conveyed Subsidiaries and their respective Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)Seller Parent and its Subsidiaries (i) for U.S. federal income tax purposes either (x) disregard as an entity separate from its owner or (y) treat as a partnership, each of the Conveyed Subsidiaries, (ii) have filed with respect to each Conveyed Subsidiary all appropriate U.S. federal income Tax elections consistent with such Conveyed Subsidiary’s U.S. federal income tax entity classification, and (ii) have not filed with respect to each Conveyed Subsidiary any U.S. federal income Tax elections inconsistent with such Conveyed Subsidiary’s U.S. federal income tax entity classification.

(o)None of the Conveyed Subsidiaries or their respective Subsidiaries has been party to a transaction to which the provisions of Section 617 of the Taxes Consolidation Act 1997 (“TCA”) apply in the 10 years preceding and including the date of completion.

(p)The entry into the transactions contemplated by this Agreement will not result in any profit or gain being deemed to accrue to the Conveyed Subsidiaries or their respective Subsidiaries for Tax purposes, whether pursuant to Section 623 of the TCA or otherwise

Section 4.17    Employee Benefits; Employees.

(a)Set forth in Section 4.17(a) of the Seller Disclosure Letter is a true and complete list of each material Plan in effect as of the date of this Agreement and separately identifies each material Company Plan.

(b)With respect to each Company Plan, Seller Parent has made available to Purchaser true and complete copies of each Company Plan and any amendments thereto (or a written summary of all material terms if the Company Plan has not been reduced to writing). With respect to each Company Plan, Seller Parent has made available to Purchaser true and complete copies, to the extent applicable, of (i) the most recent summary plan descriptions with respect to each Company Plan, (ii) any related trust or other funding vehicle, (iii) the most recent annual report on IRS Form 5500, to the extent applicable and (iv) the most recent determination or opinion letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code.

(c)Each Plan intended to be qualified within the meaning of Section 401(a) of the Code is covered by a determination or opinion letter from IRS upon which it can rely that it is so qualified or, if no such determination has been made, either an application for such determination is pending with the IRS or the time within which such determination may be sought from the IRS has not yet expired. Except as would not be reasonably expected to have a Material Adverse Effect, each Foreign Plan that is intended to qualify for Tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Authority that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of Tax-preferential treatment.

(d)No Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, nor is any Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Except as would not be reasonably expected to have a Material Adverse Effect, none of the Conveyed Subsidiaries (or any Subsidiary thereof) has any Liability (i) for any Tax imposed under Section 4980B of the Code, or (ii) for any Tax imposed under 4980H or 9815 of the Code. No Conveyed Subsidiary or Asset Seller is or has at any time in the last six (6) years been connected with or an associate of (as those terms are used in the UK Pensions Act 2004) the employer in a UK defined benefit pension plan. None of Sellers, any of the Conveyed Subsidiaries (or any Subsidiary thereof), or any of their respective ERISA Affiliates has incurred any liability to or on account of, any Plan pursuant to Title IV of ERISA, during the six (6) years preceding the date of this Agreement, which has not been fully paid.

(e)To the Knowledge of Seller Parent, each Plan has been maintained, operated and administered in material compliance in all respects with its terms and applicable Law. All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the accounting records of the Conveyed Subsidiaries (or any Subsidiary thereof) to the extent required.

(f)Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Knowledge of Seller Parent, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of any Conveyed Subsidiaries (or any Subsidiary thereof).

(g)Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) cause accelerated vesting, payment or delivery of, or increase the amount or value of, any payment or benefit to any Business Employee, (ii) constitute a “deemed severance” or “deemed termination” under any Company Plan or (iii) result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law). No Conveyed Subsidiary (or any Subsidiary thereof) will be required to “gross up” or otherwise compensate any individual because of the imposition of any Tax on any payment to the individual.

(h)Seller Parent shall have provided to Purchaser a true and complete list of the Business Employees (non-U.S.) and Business Employees (U.S.) as provided by Section 1.1(B) and Section 1.1(C), respectively, including the following information: whether each Business Employee is on leave of absence, and the employing entity, work location, position, date of hire, base salary, and bonus opportunity in the current fiscal year. Seller Parent has made available to Purchaser true and complete copies of each standard form employment contract applicable to Business Employees (non-U.S.) employed by Asset Sellers in a jurisdiction where the ARD applies and details of any material deviations from these standard forms. There is no person engaged to provide personal services to the Business who is not a Business Employee.

(i)(i) No Conveyed Subsidiary (or any Subsidiary thereof), nor any Seller in connection with the Business is party to any Collective Bargaining Agreement; (ii) no labor union, labor organization, or works council has made a demand for recognition or certification, and there are no representation or certification proceedings or union elections presently pending or threatened in writing against any Conveyed Subsidiary (or any Subsidiary thereof) or involving any of the employees of the Business; (iii) during the three (3) years prior to the date hereof, there have been no, and there are no pending strikes, picketing, lockouts, work stoppages or slowdowns against any Conveyed Subsidiary (or any Subsidiary thereof) or involving any of the employees of the Business; (iv) there is no material unfair labor practice charge, labor arbitration or labor grievance proceeding threatened in writing against any Conveyed Subsidiary (or any Subsidiary thereof) or the Business; and (v) there is no union, works council or other employee representative group, which must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(j)Except as would not be reasonably expected to have a Material Adverse Effect, Seller Parent and its Affiliates in connection with the Business and the Conveyed Subsidiaries have complied with all applicable Laws relating to labor and employment matters, including fair employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, consultation, immigration, labor relations, wages, hours benefits, workers’ compensation, payment of social security and similar Taxes, occupational health and safety, employee termination, and plant closing.

(k)Except as would not be reasonably expected to have a Material Adverse Effect, there is no suit, action or proceeding pending or, to the Knowledge of Seller Parent, threatened against Seller with respect to the Business relating to the alleged violation of any Law pertaining to labor relations or employment matters. Except as would not be reasonably expected to have a Material Adverse Effect, none of Seller Parent, an Asset Seller or a Conveyed Subsidiary (or any of its Subsidiaries) has in connection with the Business implemented any plant closing or layoff of employees that could implicate WARN or any similar Law.

(l)Except as set forth on Section 4.17(l) of the Seller Disclosure Letter, no Conveyed Subsidiary (or any of its Subsidiaries) or Asset Seller has, in the six (6) years prior to the date hereof, been a party to a transaction whereby employee Liabilities in relation to early retirement benefits, including those due to or in relation to redundancy, in each case arising under or in connection with a UK defined benefit pension plan transferred to it pursuant to the ARD.

(m)The representations and warranties set forth in this Section 4.17 are the sole and exclusive representations and warranties of Seller Parent with respect to Plans, Foreign Plans, Collective Bargaining Agreements and other employee matters.

Section 4.18    Insurance. (a) Set forth in Section 4.18 of the Seller Disclosure Letter is a list, as of the date hereof, of each current material insurance policy that covers the Business, including its operations, properties, assets or employees (including a description of any self-insurance program). (b) Such insurance policies are in full force and effect in all material respects and all premiums due and payable thereon have been paid, and no written notice that any such insurance policy is no longer in force or effect has been received by any Seller or Conveyed Subsidiary (or any Subsidiary thereof) and, to the Knowledge of Seller Parent, no Seller or any Conveyed Subsidiary (or any Subsidiary thereof) is in default in any material respect of any provision of such insurance policies. (c) The coverage of such insurance policies is adequate to satisfy all of the contractual insurance obligations required under the terms of any Material Contract, Shared Contract or Real Property Lease or as required by applicable Law.

Section 4.19    Brokers. Except for Goldman, Sachs & Co. and Guggenheim Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller Parent. Seller Parent is solely responsible for the fees and expenses of Goldman, Sachs & Co. and Guggenheim Securities, LLC and other Seller Transaction Expenses.

Section 4.20    Customers and Suppliers. Section 4.20 of the Seller Disclosure Letter sets forth an accurate and complete list of each supplier and end-user customer (not including distributors) accounting for more than five (5) percent of the consolidated purchases or sales, as the case may be, of the applicable Sellers and the Conveyed Subsidiaries (and Subsidiaries thereof) in respect of the Business, for the fiscal year ended December 31, 2015. Since January 1, 2016, no such supplier or customer of the Business has cancelled, terminated or materially and adversely modified or to the Knowledge of Seller Parent, threatened to cancel, terminate or materially and adversely modify, its relationship with any applicable Seller. Since the January 1, 2016, no Seller or Conveyed Subsidiary (or Subsidiary thereof) has received any written notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with such applicable Seller or Conveyed Subsidiary (or Subsidiary thereof) either as a result of the transactions contemplated hereby or otherwise.

Section 4.21    Customer Warranties. As of the date hereof, there are no pending, or to the Knowledge of Seller Parent, threatened, legal proceedings or suits under or pursuant to any warranty, whether expressed or implied, on Products or services relating to the Business or the Purchased Assets sold on or prior to the Closing Date that are not disclosed or referred to in the most recent Historical Financial Statements and that are not fully reserved against in accordance with GAAP except as would not be materially adverse to the Business. As of the date hereof, to the Knowledge of Seller Parent, all of the services rendered directly by the applicable Sellers and Conveyed Subsidiaries relating to the Business or the Purchased Assets have been performed in all material respects in conformity with all express warranties and with all applicable contractual commitments, and the Sellers do not have any liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business consistent with past practice which are not required by GAAP to be disclosed in the Historical Financial Statements and has not had and would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

Section 4.22    Product Liability.

(a)As of the date hereof, there are no legal proceedings or suits pending or, to the Knowledge of Seller Parent, threatened, relating to the Business or the Purchased Assets by or before any Governmental Authority against or involving any Seller with respect to the Business or concerning any Product manufactured, shipped, sold or delivered by or on behalf of any of them relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, shipped, sold or delivered by or on behalf of any Seller with respect to the Business or any
(b) alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of Seller Parent, none are being threatened that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)To the Knowledge of Seller Parent, since September 30, 2015, there have been no defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any Product manufactured, shipped, sold or delivered by or on behalf of the Sellers except to the extent that such defects have not, individually or in the aggregate, had a Material Adverse Effect. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Sellers with respect to the Business have complied in all material respects with all requirements established by any applicable Law or Governmental Order.

Section 4.23    Securities Act. Seller Parent is receiving the shares of Purchaser Common Stock being issued pursuant to the Share Consideration solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Seller Parent acknowledges that the shares being issued pursuant to the Share Consideration are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such shares may not be transferred or sold except pursuant to the Shareholders Agreement and the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable. Seller Parent (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchaser Common Stock and is capable of bearing the economic risks of such investment.

Section 4.24    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Seller Parent, the other Sellers nor any of their respective Affiliates makes any express or implied representation or warranty with respect to Seller Parent, the other Sellers, the Conveyed Subsidiaries or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Seller Parent nor any of its Affiliates has made any representation or warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans prepared by or on behalf of the Sellers and delivered to Purchaser in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement. Neither Seller Parent, the other Sellers nor any other Person will have, or be subject to, any liability or other obligation to Purchaser, its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives of any information, including information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates or any of their respective Representatives in a virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller Parent or its Affiliates, or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article IV. Each of Seller Parent and the other Sellers and their respective Affiliates disclaims any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, neither Seller Parent, the other Sellers nor any of their respective Affiliates makes any express or implied representation or warranty with respect to Excluded Assets, Retained Businesses or Retained Liabilities. None of the foregoing in this Section 4.24 shall in any event be deemed to relieve any Party from Liability for fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except (a) as disclosed or reflected in the SEC Reports, but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein, or (b) as set forth in the Purchaser Disclosure Letter and in accordance with Section 10.11 (other than with respect to Section 5.3, which shall not be subject to the foregoing exceptions), Purchaser hereby represents and warrants to Seller Parent as follows:
Section 5.1    Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 5.2    Authority; Binding Effect.

(a)Purchaser has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and by Purchaser and each Purchaser Designee of each Ancillary Agreement to which it will be a party, and the performance by Purchaser and such Purchaser Designees of their obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate or other action.

(b)This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly executed and delivered by Seller Parent, constitutes a valid and binding obligation of Purchaser, and each Ancillary Agreement will be duly executed and delivered by Purchaser and each Purchaser Designee to which it will be a party and will, assuming such Ancillary Agreement has been duly executed and delivered by each Seller that will be a party thereto, constitute a valid and binding obligation of Purchaser and such Purchaser Designee, in each case enforceable against Purchaser and such Purchaser Designee in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3    Capitalization.

(a)As of August 31, 2016, the authorized capital stock of Purchaser consists of 80,000,000 shares of Purchaser Common Stock, of which 16,231,547 shares are issued and outstanding, no shares are issued and held in the treasury of Purchaser, and 2,287,315 shares are reserved for issuance pursuant to the grant of equity awards under Purchaser Equity Compensation Plans. Since September 1, 2016 through the date of this Agreement, there have been no issuances of Purchaser Equity Securities or other securities of Purchaser other than shares that were reserved for issuance pursuant to Purchaser Equity Compensation Plans. All of the outstanding shares of capital stock of Purchaser are duly authorized, validly issued, fully paid and non-assessable.

(b)Except for Purchaser Equity Securities issued or reserved for issuance pursuant to the Purchaser Equity Compensation Plans as set forth in Section 5.3(a) and as contemplated by this Agreement and the Ancillary Agreements, as of the date of this Agreement, there are no (and no plans to issue) outstanding warrants, options, Contracts, subscriptions, redemptions, profit participations, stock appreciation, phantom stock, rights of first offer or refusal, anti-dilution rights, preemptive rights or other rights, convertible or exchangeable securities or other commitments, whether written or oral, pursuant to which Purchaser or any of its Subsidiaries is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any Purchaser Equity Securities or other securities of Purchaser or any of its Subsidiaries, and no equity interests of Purchaser or any of its Subsidiaries are reserved for issuance for any purpose. There are no voting trusts, stockholder agreements, Liens, proxies or other rights or Contracts in effect with respect to the voting, transfer or dividend rights of Purchaser’s capital stock to which Purchaser is a party or, to the knowledge of Purchaser, between or among Purchaser’s stockholders. The issuance of shares of Purchaser Common Stock pursuant to the Share Consideration will not obligate Purchaser or any of its Subsidiaries to issue Purchaser Equity Securities or other securities of Purchaser or its Subsidiaries to any Person (other than Seller Parent or its Affiliates) and will not result in a right of any holder of Purchaser’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

(c)Section 5.3(c) of the Purchaser Disclosure Letter includes a list of all of the Subsidiaries of Purchaser. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Purchaser, free and clear of all Liens, other than applicable restrictions arising under securities Laws. Neither Purchaser nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to Purchaser and its Subsidiaries taken as a whole.

(d)Purchaser has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Purchaser on any matter.

Section 5.4    No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under any material Contract to which Purchaser or any of its Affiliates is a party or is subject, or (iii) assuming compliance with the matters set forth in Sections 4.5 and 5.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject, except, with respect to clauses (ii) and (iii) for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.5    Governmental Authorization. The execution, delivery and performance of this Agreement by Purchaser does not require any Approval of, or Filing with, any Governmental Authority, except for (i) the expiration or early termination of the waiting period under the HSR Act, (ii) the Approvals and Filings set forth in Annex C, (iii) the notice or application to the Nasdaq Global Select Market for the acquisition and issuance of the shares of Purchaser Common Stock constituting the Share Consideration for trading thereon, and (iv) such other the Approvals and Filings which if not obtained or made would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.6    Third Party Approvals. The execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with or notifications to, any third parties which have not been obtained by Purchaser (other than as contemplated by Sections 5.5 and 6.7(a)).

Section 5.7    Available Funds. Purchaser has, or at the Closing will have available to it, all funds necessary to pay the Closing Payment and to pay all fees and expenses required to be paid in connection with the consummation of the transactions contemplated hereby.

Section 5.8    Share Consideration. The Share Consideration shall be, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens and will not be issued in breach or violation of any preemptive rights or Contract. Assuming the accuracy of Seller Parent’s representations and warranties set forth in Section 4.23, the issuance of the Share Consideration in accordance with the terms set forth in the Agreement is exempt from registration under the Securities Act and otherwise issued in compliance with all Laws.

Section 5.9    Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities
Laws as applicable. Purchaser (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 5.10    No Litigation. There is no material action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for any officers, employees or agents of Purchaser), arbitration, investigation or reported claim, pending or, to the knowledge of Purchaser, threatened, before any Governmental Authority or arbitrator, which seeks to delay or prevent the consummation of the transactions contemplated hereby or would, if adversely determined, materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or perform its obligations hereunder or thereunder. Neither Purchaser nor any of its Subsidiaries or Affiliates is subject to any outstanding decree of any Governmental Order which would, individually or in the aggregate, materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or perform its obligations hereunder or thereunder, other than any such Governmental Order after the date hereof relating to the transactions contemplated hereby.

Section 5.11    Brokers. Except as set forth in Section 5.11 of the Purchaser Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for any such fees and expenses.

Section 5.12    Solvency. Assuming satisfaction of the condition set forth in Section 8.2(a), immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser and its Subsidiaries (including, after the Closing, the Conveyed Subsidiaries and their respective Subsidiaries) will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent of Purchaser to hinder, delay or defraud either present or future creditors of Purchaser, any Seller or any Conveyed Subsidiary or any of their Subsidiaries.

Section 5.13    SEC Reports; Financial Statements.

(a)Purchaser has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by Purchaser under the Securities Act, the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the rules and regulations of the NASDAQ for the three-year period preceding the date of this Agreement (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated
therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)The financial statements of Purchaser included (or incorporated by reference) in the SEC Reports (including the notes thereto) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Purchaser and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since January 1, 2015, Purchaser has not made any change in the accounting practices and policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. No financial statements of any Person other than Purchaser are required by GAAP to be included in the financial statements of Purchaser.

Section 5.14    Internal Accounting and Disclosure Controls. Purchaser maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Purchaser’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are adequate and effective to ensure that all material information required to be disclosed by Purchaser in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Purchaser’s management has completed an evaluation of the effectiveness of Purchaser’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and has concluded that such internal controls were effective. Purchaser has disclosed, based on its most recent evaluation of Purchaser’s internal control over financial reporting prior to the date of this Agreement, to Purchaser’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Purchaser’s internal control over financial reporting which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting. Purchaser’s management has evaluated the effectiveness of the design and operation of Purchaser’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, filed prior to the date of this Agreement, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation
(and as of the most recent evaluation, such disclosure controls and procedures were effective). Since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no material changes in such controls or in other factors that would reasonably be expected to materially affect disclosure controls and procedures or internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 5.15    Listing and Maintenance Requirements. The Purchaser Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Purchaser has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of Purchaser Common Stock under the Exchange Act nor has Purchaser received any written notification that the SEC is contemplating terminating such registration. Purchaser is in material compliance with the listing and maintenance requirements and any other applicable rules and regulations of the NASDAQ.

Section 5.16    No Undisclosed Liabilities. As of the date hereof, neither Purchaser nor any of its Subsidiaries has any obligations, claims, Indebtedness or other Liabilities of any nature or kind whatsoever (whether accrued, known or unknown, absolute, contingent or otherwise) except for (i) Liabilities accrued for, reflected on, disclosed and/or reserved against in the audited consolidated balance sheet of Purchaser and its Subsidiaries as of December 31, 2015 included in the SEC Reports, (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice, and (iii) Liabilities incurred in connection with or arising out of the transactions contemplated hereby, in each case, other than Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.17    Absence of Material Changes. Since the Balance Sheet Date through the date hereof, there has not been any change, circumstance, development, state of facts, occurrence or event that has had, individually or in the aggregate, a Purchaser Material Adverse Effect, and no change, circumstance, development, state of facts, occurrence, or event exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Purchaser Material Adverse Effect.

Section 5.18    Compliance with Laws.

(a)Purchaser, its Subsidiaries and Affiliates are, and have been since September 30, 2013, in compliance with all applicable Laws and Governmental Orders, and Purchaser, its Subsidiaries and Affiliates are not subject to any Governmental Order, in each case except where any instances of noncompliance or being subject to Governmental Orders, as applicable, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)Since September 30, 2013, the Purchaser, its Subsidiaries and Affiliates have not received any warning letters, notices of adverse findings, or similar documents that assert a lack of material compliance with any applicable Laws, Governmental Authorizations, Governmental Orders, or regulatory requirements that have not been fully resolved in all material respects to the satisfaction of any
Governmental Authority, and there is no pending or, to the knowledge of Purchaser, threatened material regulatory or enforcement Action of any sort (other than non-material routine or periodic inspections or reviews) against Purchaser, except where such lack of compliance or such failure to fully resolve any such enforcement Action would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c)Since September 30, 2011, none of Purchaser, its Subsidiaries or Affiliates, nor, to the knowledge of Purchaser, any of their respective Representatives has taken any action which would cause Purchaser to be in violation of, in any material respect, the Anti-Corruption Laws, U.S. False Claims Act, U.S. Anti-Kickback Statute, or any applicable Law of similar effect of another jurisdiction, except where any such violations would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(d)Since September 30, 2015, none of Purchaser, its Subsidiaries or Affiliates, nor, to the knowledge of Purchaser, any Representative, has (i) conducted any business in or for the benefit of Cuba, Iran, North Korea, North Sudan or Syria, unless authorized to do so by an appropriate U.S. Governmental Authority, or (ii) engaged in any transaction, activity or conduct with or for the benefit of any Person that is the target of Sanctions, except where the conduct of such business or any such transaction, activity or conduct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser, its Subsidiaries and Affiliates are in material compliance with the U.S. antiboycott Laws and applicable foreign Laws of similar effect.

Section 5.19    Condition of the Business; No Reliance.

(a)Purchaser acknowledges that it is not relying on any representation or warranty of Seller Parent, other than those representations and warranties specifically set forth in Article IV of this Agreement and each Ancillary Agreement. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Business and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV. Purchaser acknowledges that neither Seller Parent nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Sellers, the Business, the Conveyed Subsidiaries (or their Subsidiaries), the Shares, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement or any Ancillary Agreement. In light of these inspections and investigations and the representations and warranties made to Purchaser by Seller Parent in Article IV (and other than with respect to claims involving fraud), Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article IV. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller Parent set forth in Article IV.

(b)Purchaser acknowledges that, except as explicitly set forth herein, neither Seller Parent nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the
Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans prepared by or on behalf of the Sellers and delivered to Purchaser in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement.

(c)Subject to Section 6.12(b), Purchaser acknowledges and agrees that it is Purchaser’s responsibility to apply for its own Product Registrations and Manufacturing Registrations to the relevant Governmental Authorities.

Section 5.20    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Purchaser nor any of its Affiliates makes any express or implied representation or warranty with respect to Purchaser or any of its Subsidiaries or Affiliates, the Share Consideration or with respect to any other information provided, or made available, to Seller Parent or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Purchaser nor any of its Affiliates has made any representation or warranty, express or implied, as to the prospects of the business of Purchaser or its Subsidiary or its profitability for Seller Parent, or with respect to any forecasts, projections or business plans prepared by, or on behalf of, Purchaser and delivered to Seller Parent in connection with Seller Parent’s review with respect to the Share Consideration and the negotiation and execution of this Agreement. Neither Purchaser nor any other Person will have, or be subject to, any liability or other obligation to Seller Parent, its Affiliates or Representatives or any other Person resulting from the issuance of the Share Consideration to Seller Parent or Seller Parent’s use of, or the use by any of its Affiliates or Representatives of any information, including information, documents, projections, forecasts or other material made available to Seller Parent, its Affiliates or any of their respective Representatives in a virtual data room, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Purchaser or its Affiliates, unless any such information is expressly and specifically included in a representation or warranty contained in this Article V. Each of Purchaser and its Affiliates disclaims any and all other representations and warranties, whether express or implied. None of the foregoing in this Section 5.20 shall in any event be deemed to relieve any Party from Liability for fraud.

ARTICLE VI

COVENANTS

Section 6.1    Information and Documents.

(a)From and after the date hereof and pending the Closing, upon reasonable advance notice, to the extent permitted by applicable Law, Seller Parent shall, and shall cause its Subsidiaries to, permit Purchaser and its Representatives to have reasonable access, during regular normal business hours, to (i) the Real Property, and (ii) the books and records of the Conveyed Subsidiaries (and their Subsidiaries) and the Sellers (in respect of the Business) and to such personnel, offices and other facilities and properties of the Conveyed Subsidiaries (and their Subsidiaries) and the Sellers (in respect of the Business) and to furnish such other information in respect of the Business as may be reasonably requested by Purchaser; provided, that all requests for access pursuant to this Section 6.1 shall be directed to and coordinated with a Person or Persons designated by Seller Parent; provided, however, that no such access shall unreasonably interfere with the Sellers’ and the Conveyed Subsidiaries’ (and their Subsidiaries’) operation of their respective businesses, including the Business; and provided, further, that the Sellers may restrict the foregoing access to the extent that (A) in the reasonable judgment of the Sellers, applicable Law requires the Sellers to restrict or prohibit access to such information, (B) in the reasonable judgment of the Sellers, such information is subject to confidentiality obligations to a third party, (C) in the reasonable judgment of the Sellers, such disclosure would result in disclosure of any proprietary information or any information that is competitively or commercially sensitive, (D) the information exclusively relates to the exploration of strategic alternatives for the Business by the Sellers or their respective Affiliates (or their Representatives) or their evaluation of the Business in connection therewith, including projections or other financial or other information relating thereto, (E) disclosure of any such information could result in the loss or waiver of the attorney-client or other applicable privilege or (F) the information would give a third party the right to terminate or accelerate the rights under any Contract of the Business; provided, that in each case, Seller Parent shall: (i) give reasonable notice to Purchaser of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 6.1), (ii) inform Purchaser with sufficient detail of the reason for such restriction or prohibition, and (iii) use its reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner reasonably proposed by Purchaser that would not reasonably be expected to violate such restriction or prohibition. It is further agreed that, prior to the Closing, Purchaser and its Representatives shall not contact any of the employees, customers, distributors or suppliers of the Sellers or the Conveyed Subsidiaries (or their Subsidiaries) with respect to the Business and in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail, or other means of communication, without the specific prior authorization by Seller Parent, which authorization shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, in no event shall the Sellers or the Conveyed Subsidiaries be required to provide any information to the extent it relates to any Retained Businesses, any Excluded Assets (other than Shared Contracts to the extent allocated to Purchaser pursuant to Section 6.26 or any Retained Liabilities. Notwithstanding the foregoing, Seller Parent shall not have any obligation under this Section 6.1 to provide any copies of its Consolidated Tax Returns to Purchaser; provided, however, that if any such Tax Return relates to Purchaser’s Tax liability for a Post-Closing Tax Period, Seller Parent shall provide reasonable access to the relevant information contained in such Tax Return to Purchaser (including, at Seller Parent’s reasonable discretion, by way of providing excerpted parts of such Tax Return, redacted in the manner Seller Parent deems necessary).

(b)All information received by Purchaser and given by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as “Evaluation Material,” as defined in, and pursuant to the terms of, the Confidentiality Agreement and as Confidential Information for purposes of Section 6.16.

Section 6.2    Conduct of Business by Sellers.

(a)From and after the date of this Agreement and to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.1, except (i) as set forth in Section 6.2(b) of the Seller Disclosure Letter or as otherwise expressly required by this Agreement or (ii) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller Parent agrees that it will, and will cause each of the Conveyed Subsidiaries (and their Subsidiaries) and the Asset Sellers (in respect of the Business) to, (x) conduct the Business in all material respects in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to (i) maintain and preserve intact the Business, the Conveyed Subsidiaries (and their Subsidiaries) and the Purchased Assets (including to use commercially reasonable efforts to maintain the existence of, and rights of Sellers in, to or under the Business IP and the Licensed IP and Governmental Authorizations) in all material respects, and (ii) maintain the ordinary course and customary relationships with licensors, suppliers, distributors, customers and others having business relationships with the Business in all material respects.

(b)From and after the date of this Agreement and to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.1, except (i) as set forth in Section 6.2(b) of the Seller Disclosure Letter or as otherwise expressly required by this Agreement, or (ii) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as may be necessary or advisable, in the reasonable discretion of Seller Parent, in connection with the Internal Restructurings or to transfer the Excluded Assets pursuant to Section 2.4(b), subject to the limitations set forth therein or (iv) as required by Law or the terms of any Contract made available to Purchaser or any of its Representatives prior to the date hereof, Seller Parent covenants and agrees that it shall cause the Sellers and the Conveyed Subsidiaries (and their Subsidiaries), in each case with respect to the Business, to:

(i)not change or amend the charter, bylaws or similar organizational documents of any Conveyed Subsidiary (or any Subsidiary thereof);

(ii)maintain insurance coverage relating to the Business at levels consistent with presently existing levels;

(iii)not incur, create or assume any Lien, other than Permitted Liens, with respect to any Purchased Asset or any other material asset of the Business other than (x) those that will be discharged at or prior to the Closing and (y) in the ordinary course of business consistent with past practice;

(iv)not acquire any assets (whether by merger, consolidation, acquisition of stock or assets, license or otherwise) outside of the ordinary course of business consistent with past practice;

(v)not enter into a joint venture, partnership, joint development program or joint distribution agreement or any similar transaction;

(vi) not propose or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)(A) not amend any material term of, or waive any material right under, or terminate any Material Contract or distribution agreement with respect to non-U.S. jurisdictions, including Material Shared Contracts, or Real Property Lease other than in the ordinary course of business consistent with past practice, or (B) not enter into or amend any material term of any Contract that if so entered into or amended prior to the date hereof would be a Material Contract or distribution agreement with respect to non-U.S. jurisdictions, including Material Shared Contracts, or Real Property Lease other than in the ordinary course of business consistent with past practice;

(viii)not issue, sell, pledge or transfer to any third party or propose to issue, sell, pledge or transfer to any third party any Shares, any equity interests of any of the Conveyed Subsidiaries (or Subsidiaries thereof), or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, Shares or equity interests of any of the Conveyed Subsidiaries (or Subsidiaries thereof);

(ix)not declare, set aside or pay any dividend or any other distribution payable in equity interests or property (other than Excluded Assets) with respect to the Shares or equity interests of any Conveyed Subsidiary (or any Subsidiary thereof);

(x)not change in any material respect any financial accounting method used with respect to the Business, unless required by GAAP or Law or recommended by independent auditors;

(xi)solely with respect to the Conveyed Subsidiaries (and their Subsidiaries), not make, change or revoke any material Tax election, settle or compromise any Tax Claim, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax Claim, in each case other than in the ordinary course of business consistent with past practice;

(xii)(i) not enter into, adopt, amend in any material respect or terminate any Plan, Foreign Plan or Collective Bargaining Agreement (ii) not increase in any material manner the compensation or benefits of, or pay or otherwise grant any compensation or benefit not required by any Plan or Foreign Plan (in each case, as in effect on the date hereof) to, any Business Employee, except, in the case of either clauses

(i) or (ii), (A) to the extent required by applicable Law or as required under any Plan or Foreign Plan in effect on the date hereof, (B) in the ordinary course of business consistent with past practice, (C) as would not reasonably be expected, individually or in the aggregate, to result in any material Liability to Purchaser, or (D) for amendments similarly affecting all participating employees in any Plan or Foreign Plan or (iii) transfer any Plan or Retained Liabilities to any Conveyed Subsidiary;

(xiii)not sell, assign, transfer, lease, sublease, license, fail to maintain, abandon or otherwise dispose of any Purchased Assets or any assets or properties relating to the Business except for in the ordinary course of business consistent with past practice, (A) sales of Inventory in the ordinary course of business consistent with past practice, (B) leases, non-exclusive licenses, exclusive licenses, and any other agreement granting rights with respect to Intellectual Property, in each case, entered into in the ordinary course of business consistent with past practice, or (C) the failure to maintain, abandon or otherwise dispose of, or allow to lapse, rights to any Intellectual Property in the ordinary course of business consistent with past practice;

(xiv)not incur, assume or guaranty any Indebtedness, in each case, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice (except for any third party Indebtedness for borrowed money to the extent it cannot be paid in full (and any Lien thereon released) at Closing), (B) Indebtedness of an Asset Seller that will not be an Assumed Liability and (C) intercompany loans or advances that will be settled prior to or upon the Closing;

(xv)to make and continue to incur any capital expenditures consistent with the capital expenditure budget set forth in Section 6.2(b) of the Seller Disclosure Letter;

(xvi)defer payment of any Accounts Payable or otherwise materially alter or amend practices with respect to working capital other than in the ordinary course of business consistent with past practice;

(xvii)maintain and manage levels of Inventory consistent with, in all material respects, the levels maintained and managed by Seller Parent through its Subsidiaries in the ordinary course of business consistent with past practice;

(xviii)continue to implement in all material respects the “Fix the Foundation”, “Device Action Plan” and other remediation, replacement and retirement plans described in Section 6.2(b)(xviii) of the Seller Disclosure Letter;

(xix)transfer the portion of the Business relating to the Solutions Products from the quality management system of Seller Parent to the quality management system of the Purchased Assets;

(xx)except as required by applicable Law or in the ordinary course of business consistent with past practice, terminate (other than for cause or due to death or disability), hire, transfer internally (including in response to a request for transfer by an employee), or otherwise alter the duties and responsibilities of, any employee of a Conveyed Subsidiary (or Subsidiary thereof), an Asset Seller, Seller Parent or another Affiliate of Seller Parent in a manner that would affect whether such employee is or is not classified as an Business Employee (including transferring an employee who is not a Business Employee to a Conveyed Subsidiary);

(xxi)settle, compromise or waive any claim, action or proceeding, or waive or release any material right, in each case, related to the Business, the Shares, the Purchased Assets or the Assumed Liabilities, other than reflected or reserved against in the most recent Historical Financial Statement or in the ordinary course of business consistent with past practice or where the amount paid in settlement or compromise does not exceed $100,000 individually or $1,000,000 in the aggregate and where such settlements or compromises do not impose future material restriction or requirement on the Business or the Conveyed Subsidiaries or their Subsidiaries;

(xxii)transfer any Deferred Transfer Customer Care and Contracting Employee to a Conveyed Subsidiary; and

(xxiii)not enter into any Contract or authorize, commit or agree to take any of the foregoing actions.

(c)Notwithstanding any provision herein to the contrary, prior to the Closing, without the consent of Purchaser, each of the Sellers and the Conveyed Subsidiaries and their Subsidiaries will be permitted to, subject to their compliance with applicable Law, (i) declare and pay dividends and distributions of, or otherwise transfer, to Seller Parent or any Subsidiary thereof (x) any amount of retained earnings accrued through the Closing Date and (y) any Excluded Assets (including, with respect to cash, in connection with any “cash sweep” or cash management practices), (ii) make any payments under, or repay (in part or in full), any Indebtedness of a Conveyed Subsidiary, and (iii) take any action contemplated pursuant to Section 2.4(b), including any action with respect to or implementing the Internal Restructuring (subject to the requirements of Section 6.6(g)).

(d)Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business’ operations prior to the Closing. Prior to the Closing, the Sellers (and their Subsidiaries) shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.

Section 6.3    Conduct of Business by Purchaser. From and after the date of this Agreement and to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.1, except (i) as set forth in Section 6.3 of the Purchaser Disclosure Letter or as otherwise expressly contemplated by this Agreement, or (ii) as Seller Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Purchaser covenants and agrees that it shall, and shall cause its Subsidiaries to:

(a)not change or amend the charter, bylaws or similar organizational documents of Purchaser or any of its Subsidiaries;

(b)not issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, license, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or other ownership interest of Purchaser or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including any phantom interest), of Purchaser or any of its Subsidiaries, other than (i) the issuance of shares of Purchaser Common Stock upon the exercise or vesting of Purchaser Equity Securities issued pursuant to the Purchaser Equity Compensation Plans, and (ii) the grant of securities to directors, officers and employees in an aggregate amount not to exceed 2% of the issued and outstanding Purchaser Equity Securities (or such higher percentage as may be consented to by Seller Parent, which consent shall not be unreasonably withheld, conditioned or delayed);

(c)not propose or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to Purchaser or any of its Subsidiaries;

(d)not declare, set aside or pay any dividend or any other distribution payable in cash, equity interests or property or otherwise, other than dividends by wholly-owned Subsidiaries of Purchaser to Purchaser or to other wholly-owned Subsidiaries;

(e)not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except pursuant to buyback programs in effect on the date of this Agreement; or

(f)enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 6.4    Regulatory Approvals.

(a)Upon the terms and subject to the conditions herein provided, Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement or any Ancillary Agreement, including all actions and all things necessary for it to obtain, as promptly as practicable and in any event prior to the Outside Date any consent, authorization, order or approval of, or any exemption by, or negative clearance from, or the expiration or early termination of any waiting period imposed by, any Governmental Antitrust Authority identified in Annex C hereto in connection with the acquisition of the Shares and the Purchased Assets or the taking of any action or consummation of the transactions contemplated hereby or by the Ancillary Agreements.

(b)Subject to appropriate confidentiality protections, each of the Parties will furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing and will provide the other Party with any information supplied by such Party to a Governmental Antitrust Authority in connection with this Agreement and the transactions contemplated hereby.

(c)Without limiting the generality of the undertakings pursuant to this Section 6.4:
(i)Purchaser and its Affiliates, and Seller Parent with respect to Section 6.4(a) only, shall, with respect to the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (A) as promptly as practicable after the date hereof, file any notification and report form and related material required under the HSR Act, and (B) as promptly as practicable after the date hereof, submit all necessary Filings with the Governmental Antitrust Authorities set forth in Annex C and Section 6.4(c) of the Purchaser Disclosure Letter;

(ii)In addition to the foregoing, in the event that Purchaser determines following the date hereof that Filings other than the Filings described in Section 6.4(c)(i) are required to be made with, or additional Approvals are required to be obtained from, any Governmental Antitrust Authorities under any applicable Antitrust Law in connection with the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, Purchaser shall use its reasonable best efforts to timely make all such Filings and timely seek all such Approvals in accordance with the terms of this Section 6.4, and Seller Parent shall reasonably cooperate with Purchaser with respect to any such Filings and Approvals;

(iii)Purchaser, its Affiliates, and Seller Parent and its Affiliates shall each promptly respond to any formal or informal requests for additional information or documentary material that may be made to such Party by a Governmental Antitrust Authority, and in the case of a formal request for additional information and documentary material under the HSR Act or any other Antitrust Law (to the extent applicable), to certify substantial compliance therewith to the extent necessary to obtain HSR Act clearance or clearance under any other applicable Antitrust Law;

(iv)In addition to the foregoing, Purchaser and its Affiliates shall, at Purchaser’s sole cost, take or cause to be taken any and all actions necessary or required to avoid, eliminate and resolve each and every impediment and obtain all Approvals under Antitrust Laws that may be required by any Governmental Antitrust Authority with respect to the consummation of the transactions contemplated hereby or by the Ancillary Agreements and, in respect of any Filings in jurisdictions outside of the U.S., Purchaser and its Affiliates shall enter into discussions with the relevant Governmental Antitrust Authority regarding actions necessary or required to avoid, eliminate and resolve any impediment to avoid the imposition of a Phase II investigation or equivalent and to obtain necessary Approvals, in order to allow the Closing to occur as promptly as practicable after the date of this Agreement but in any event prior to the Outside Date, including, to the extent so necessary or required, proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting) through order, consent decree, settlement or otherwise, to (A) license, sell, divest, hold separate or otherwise dispose of, directly or indirectly, any of the Purchased Assets, the Shares or any Subsidiary, operations, divisions, specific assets or categories of assets, specific products or categories of products, product lines, or businesses of the Conveyed Subsidiaries (or any Subsidiary thereof) or the Business or of Purchaser or its Affiliates (whether now owned or hereafter acquired by Purchaser or its Affiliates), (B) terminate any existing relationships and contractual rights and obligations of Purchaser, its Affiliates, the Conveyed Subsidiaries (and their Subsidiaries) and any such relationship, rights or obligations that form part of the Purchased Assets, (C) amend or terminate any licenses or other Intellectual Property agreements of Purchaser, its Affiliates, the Conveyed Subsidiaries (and their Subsidiaries) and any such licenses or agreements that form a part of the Purchased Assets and enter into such new licenses or other Intellectual Property agreements, and (D) take any actions or make any behavioral commitments that may limit or modify Purchaser’s and its Affiliates’, or the Conveyed Subsidiaries’ (or any of their Subsidiaries’) rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the Closing, those of the Business or any of the Purchased Assets, in each case, to the minimum extent necessary so as to permit and cause the condition set forth in Section 8.1(b) to be satisfied by the Outside Date. In furtherance of the foregoing, Purchaser shall keep Seller Parent reasonably informed of all matters, discussions and activities relating to any of the matters described in or contemplated by clauses (A) through (D) of this Section 6.4(c)(iv). For clarity, notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser or any of its Affiliates be required to take any action (or not take any action) that has not been made a requirement or condition by a Governmental Antitrust Authority to the Closing; and
(v)In the event that any Action is threatened or commenced, or a permanent or preliminary injunction or other Governmental Order is threatened or entered, that would make consummation of the transactions contemplated hereby or by the Ancillary Agreements in accordance with the terms of this Agreement and the Ancillary Agreements unlawful or that would prevent or delay consummation of the transactions contemplated hereby or by the Ancillary Agreements, other than in connection with any injunctive or other non-monetary relief, Purchaser shall promptly take any and all actions and steps (including the defense against or appeal thereof, the posting of a bond and the taking of the steps contemplated by this Section 6.4(c)(v)) necessary to resist and contest such proceeding and to have vacated, modified, reversed or suspended such injunction or order so as to permit such consummation by the Outside Date.

(d)Each of Seller Parent and Purchaser shall to the extent permitted by applicable Antitrust Law (i) promptly notify the other Party of, and, if in writing, provide to the other Party copies of (or in the case of material oral communications, advise the other orally of) all material communication between it (or its Representatives) and any Governmental Antitrust Authority relating to the consummation of the transactions contemplated hereby and by the Ancillary Agreements or any of the matters described in this Section 6.4, (ii) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other and incorporate the other’s comments in connection with, any Filings, notifications, or material communication (whether written or oral) with any Governmental Antitrust Authority, including any presentations, memoranda, briefs, arguments, opinions or proposals, (iii) to the extent reasonably practicable, not participate in any telephone calls or meetings with a Governmental Antitrust Authority regarding the consummation of the transactions contemplated hereby and by the Ancillary Agreements or any of the matters described in this Section 6.4 without consulting with the other in advance and, to the extent permitted by such Governmental Antitrust Authority, giving the other Party a reasonable opportunity to attend and participate thereat. Notwithstanding anything in this Agreement to the contrary, Purchaser shall control and have the authority to make the ultimate determinations regarding all matters related to the defense of this Agreement before any Governmental Antitrust Authority, including which Governmental Antitrust Authorities will receive notifications for this Agreement.

(e)In the event an Approval of a Governmental Antitrust Authority (other than a Governmental Antitrust Authority of the United States of America or set forth in Annex C hereto) having jurisdiction that is necessary to lawfully consummate the transactions contemplated hereby is not obtained on or prior to the date on which the conditions set forth in Sections 8.1(a), 8.1(b) and 8.2 (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived, Purchaser and Seller Parent agree, subject to the limitations imposed by applicable Law, to effect the Closing (including payment of the full Preliminary Purchase Price), subject to the terms of this Agreement, with respect to all Shares, Purchased Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Antitrust Authority; provided, however, that the obligations of the Parties set forth in this Section 6.4 shall continue with respect to any such Approval that has not been obtained until such Approval is obtained, and upon obtaining such Approval, the Parties shall effect the transfer of the affected Shares, Purchased Assets and Assumed Liabilities in accordance with the Local Implementing Agreements for the jurisdiction relating thereto; provided, further, that none of the Purchased Assets located in, or licensors, suppliers, distributors, customers and others having business relationships with the Business operating in, or Product Registrations, Manufacturing Registrations, Environmental Permits, or Governmental Authorizations registered in such jurisdiction of any such Governmental Antitrust Authority is material to the Business. To the extent permitted by applicable Law, each such transfer, upon its occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date. With respect to any such Approval that has not been obtained as described in this Section 6.4(e), as of the Closing Date, Seller Parent and Purchaser shall, unless prohibited by applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Purchaser with the “net economic benefit” or loss of the affected Conveyed Subsidiaries (or Subsidiaries thereof) and Purchased Assets from and after the Closing Date and continuing until any such Approval is obtained. Seller Parent will defend, indemnity and hold harmless Purchaser and any of its Affiliates for and against any Liabilities arising out of or relating to any such alternative business arrangement.

(f)Neither Seller Parent nor Purchaser or any of their respective Affiliates shall acquire or agree to acquire, by merging with or into, consolidating with, by purchasing all or a portion of the assets of or all or a portion of the equity in, any entity owning or having any rights in any business of the type and character of, or that competes with, all or any part of, the Business, or take any other action, including entering into, or agreeing to enter into, any material license, joint venture or other agreement or transaction, which would reasonably be expected to, in each case or in the aggregate, (i) impose any delay in the obtaining of, or increase the risk of not obtaining the expiration, termination or waiver of any applicable waiting period or any consent, approval, permit, ruling, authorization or clearance pursuant to the Antitrust Laws necessary to consummate the transactions contemplated hereby or by the Ancillary Agreements, (ii) increase the risk of any Governmental Antitrust Authority entering an injunction or order prohibiting the consummation of the transactions contemplated hereby or by the Ancillary Agreements, (iii) increase the risk of not being able to remove any such order on injunction on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated hereby or by the Ancillary Agreements. Neither Seller Parent nor Purchaser shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby or by the Ancillary Agreements or withdraw its notification and report form pursuant to the HSR Act or any other Filing made pursuant to any other Antitrust Law unless, in the case of Purchaser seeking such extension or delay, Seller Parent has given its prior written consent to such extension or delay or, in the case of Seller Parent such extension or delay, Purchaser has given its prior written consent to such extension or delay.

(g)Each of Seller Parent and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as “Antitrust Counsel Only Material” or some similar notation agreed by the Parties. Such materials and the information contained therein shall be given only to the internal and outside antitrust counsel of the recipient and will not be disclosed by such counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller Parent or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.4, materials provided to the other Party or its counsel may be redacted (i) to remove references concerning valuation of the Business or any of the Conveyed Subsidiaries or Purchased Assets, (ii) as necessary to comply with contractual requirements, (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (iv) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Seller Parent, Purchaser and their respective Subsidiaries.

(h)Filing fees in connection with the Filings shall be payable by the Party responsible for making such payment pursuant to applicable Law.

(i)For the avoidance of doubt, the covenants set forth in this Section 6.4 (other than 6.4(j) below) expire as of the Closing, subject to the terms of Section 7.4, except as set forth in Section 6.4(e) and Section 6.4(h).

(j)Purchaser shall use commercially reasonable efforts to cause the shares of Purchaser Common Stock constituting the Share Consideration to be approved for listing on the NASDAQ, with such listing to be effective as of the Closing, subject only to official notice of issuance.

Section 6.5    Reasonable Best Efforts; Further Assurances.

(a)Under the terms and subject to the conditions set forth herein, except as otherwise provided in this Agreement or any Ancillary Agreement and subject to Section 6.4, each of the Parties agrees to use its reasonable best efforts before and, as may be applicable, after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws (other than with respect to Antitrust Laws which are the subject of Section 6.4) to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including: (i) the preparation, negotiation and finalization of the Ancillary Agreements, and, following the Closing, the administration and coordination of the Ancillary Agreements, (ii) the satisfaction of the conditions precedent to the obligations of any of the Parties, (iii) the obtaining of all necessary actions, consents, approvals and waivers of all Governmental Authorities under applicable Law (other than with respect to Antitrust Laws which are the subject of Section 6.4), (iv) to the extent consistent with, but without limiting, the obligations of the Parties set forth in Section 6.4, the defending of any Action, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder, (v) the effecting of all registrations, filings and transfers of Environmental Permits necessary for the operation of the Business and required under Environmental Laws, (vi) the executing, acknowledging and delivering such assignments, transfers, consents, assumptions and other documents and instruments and the taking of such other actions as may reasonably be requested by the other Party in order to carry out the intent of this Agreement and any Ancillary Agreements, and (vii) the conveying and transferring to, and vesting in, Purchaser and the Purchaser Designees of, the Shares, Purchased Assets and Assumed Liabilities, as contemplated by this Agreement, the Local Implementing Agreements and the transactions contemplated hereby and thereby. From and after the date hereof, each Party shall use its reasonable best efforts to take the actions set forth in Section 6.5 and each Party agrees to the provisions set forth on Section 6.5 of the Seller Disclosure Letter.

(b)Without limiting and in furtherance of the provisions of Section 6.5(a), and in order to facilitate the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements on a timely basis, promptly following the date hereof, Seller Parent and Purchaser shall organize a transition team (the “Transition Team”), co-chaired by a representative of Seller Parent and by a representative of Purchaser and including equal representation of Seller Parent and Purchaser, which Transition Team shall have responsibility for (i) coordinating and directing the efforts of the Parties with respect to (A) the preparation, negotiation and finalization of the Ancillary Agreements, including identifying the services to be provided by Seller Parent to Purchaser and its Subsidiaries after the Closing pursuant to the terms of the Transitional Services Agreement, in each case, the applicable periods for such services, it being understood that the Parties shall use their reasonable best efforts to agree upon all matters in the Transitional Services Agreement, (B) the administration and coordination of the Ancillary Agreements following the Closing, and (C) subject to Section 6.4, obtaining or making all third party consents, approvals, notifications and Governmental Authorizations that are necessary or desirable in connection with the consummation of the transactions contemplated hereby, (ii) negotiating in good faith and agree on a fair allocation of assets that are related both to the Business and the Retained Businesses, with such allocation to take into account and be based on the relative historical use of such assets by each business and the allocation of costs associated with such assets in accordance with the Transitional Services Agreement, the Net Economic Benefit Agreement and this Agreement, (iii) coordinating and directing the efforts of the Parties with respect to the retention of Information relating to the Business, access to Information of the Business and to personnel, and financial reporting assistance in accordance with Section 6.10, (iv) communications, public relations and investor relations strategy and approach of the Parties regarding this Agreement and the transactions contemplated hereby, and (v) overseeing other business and operational matters relating to this Agreement and the transactions contemplated hereby, including transitional plans of Purchaser and Seller Parent following the Closing, to the extent not in violation of applicable Laws, including Laws regarding the exchange of information and Antitrust Laws.

(c)If the Parties disagree upon any matter subject to the oversight of the Transition Team, the members of the Transition Team shall work together in good faith to resolve the disagreement in a mutually acceptable manner. In the event that the Transition Team is unable to resolve such disagreement in a timely manner, and in any event within five (5) days of written notice of such disagreement by one Party to the other, the matter in dispute shall be elevated to Douglas E. Giordano of Seller Parent and Vivek Jain of Purchaser for further good faith discussion. During the course of all such discussions, the Parties shall cooperate with each other and all reasonable requests made by one Party to the other for information, including requests for copies of relevant documents, will be honored. In the event that any disagreement is not resolved by the Parties within fifteen (15) days following delivery of the written notice mentioned above, the Parties may seek any remedies to which they may be entitled in accordance with the terms of this Agreement, provided that nothing herein shall prevent either Party from initiating proceedings in accordance with this Agreement if such Party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the disagreement through negotiation or if the consummation of the transactions contemplated hereby would reasonably be expected to be delayed. In the event that any proceeding is commenced under this Section 6.5(c), the
Parties agree to continue to work in good faith to resolve any disagreement according to the terms of this Section 6.5 during the course of such proceeding.

Section 6.6    Tax Matters.

(a)Preparation and Filing of Tax Returns. Seller Parent shall prepare and timely file, or cause to be prepared and timely filed, all (i) Tax Returns of the Conveyed Subsidiaries (and their Subsidiaries) required to be filed for any Pre-Closing Tax Period that is not part of a Straddle Period,
(ii) Consolidated Tax Returns of Seller Parent or any of its Subsidiaries (other than the Conveyed Subsidiaries and their Subsidiaries) that include a Conveyed Subsidiary (or a Subsidiary thereof) required to be filed for any Pre-Closing Tax Period, (iii) Tax Returns of the Deferred Conveyed Subsidiaries (and their Subsidiaries) required to be filed for any Pre-Closing Tax Period or Deferred Pre-Closing Tax Period on or before the applicable Deferred Closing Date, or (iv) Tax Returns of Seller Parent or any of its
Subsidiaries (other than the Conveyed Subsidiaries and their Subsidiaries) that include or reflect (A) the Purchased Assets required to be filed for any Pre-Closing Tax Period or (B) any Deferred Closing Items required to be filed for any Deferred Pre-Closing Tax Period, in the case of the Tax Returns described in clause (i), (ii), (iii) or (iv)(B) on a basis consistent with past practice of the applicable taxpayer, except to the extent otherwise required by applicable Law. In the case of any Tax Return that is described in the immediately preceding sentence and is required to be filed after the Closing by a Conveyed Subsidiary that is not a Deferred Conveyed Subsidiary (or a Subsidiary thereof) or after the Deferred Closing by a Deferred Conveyed Subsidiary (or a Subsidiary thereof) (a “Purchaser-Filed Pre-Closing Tax Return”), Purchaser shall timely file, or cause to be timely filed, such Tax Return as prepared by Seller Parent, provided, that such Tax Return was delivered to Purchaser at least twenty (20) Business Days prior to the due date for filing such Tax Return, or five (5) Business Days in the case of a non-Income Tax Return (in each case taking into account any applicable extensions), together with any supporting information that Purchaser reasonably requests in accordance with the provisions of Section 6.1, for Purchaser’s review and comment. If Purchaser disputes any item on such Tax Return that (A) in the reasonable judgment of Purchaser, is not supportable under applicable Law or (B) could increase the Tax liability of, or reduce any Tax benefit available to, Purchaser or its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) for any Post-Closing Tax Period, then Purchaser shall notify Seller Parent of such disputed item (or items) and the basis for the objection. Purchaser and Seller Parent shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If Purchaser and Seller Parent cannot resolve any such disputed item, then the item in question shall be resolved by the Independent Accountant, the fees of which shall be shared based on the principles of Section 2.10(d). If such dispute process is not completed by the due date for the applicable Tax Return (taking into account applicable extensions), such Tax return shall be filed with only such revisions as have been agreed to by Seller Parent; provided, however, that following the resolution of any dispute, Seller Parent and Purchaser shall make any necessary amendments to such Tax Return. Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns required to be filed by Purchaser or its Subsidiaries after the Closing, including those in respect of the Conveyed Subsidiaries (and their Subsidiaries), the Purchased Assets or the Business. In the case of any Tax Return described in clause (i) above of a Deferred Conveyed Subsidiary required to be filed on or before the applicable Deferred Closing Date or as described in clause (iii) above, Seller Parent shall prepare and timely file, or cause to be prepared and timely filed, such Tax Return, provided that Purchaser shall be provided with equivalent review and consent rights, subject to the same dispute resolution procedures, as are applicable to Purchaser-Filed Pre-Closing Tax Returns, mutatis mutandis. With respect to any Tax Return required to be filed by Purchaser or by a Deferred Conveyed Subsidiary after the applicable Deferred Closing Date, in either case for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), Purchaser shall deliver to Seller Parent for its approval, at least twenty (20) Business Days prior to the due date for the filing of such Tax Return, or five (5) Business Days in the case of a non-Income Tax Return

(in each case taking into account any applicable extensions), a statement setting forth the amount of Tax for which Seller Parent is responsible pursuant to Sections 6.6(e)(i) and 6.6(e)(iii) and a copy of such Tax Return, together with any additional information that Seller Parent reasonably requests, for Seller Parent’s review and comment. Purchaser shall reflect on the filed Tax Return any reasonable comment regarding any pre-Closing item on such Tax Return submitted by Seller Parent at least ten (10) Business Days prior to the due date of such Tax Return or three (3) Business Days in the case of a non-Income Tax Return. If Purchaser disputes such comment or Seller Parent disputes any other item on such Tax Return, the disputing Party shall notify the other Party of such disputed item (or items) and the basis for the objection. Purchaser and Seller Parent shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If Purchaser and Seller Parent cannot resolve any disputed item, then the item in question shall be resolved by the Independent Accountant, the fees of which shall be shared based on principles of Section 2.10(d). If such dispute process is not completed by the due date for the applicable Tax Return (taking into account applicable extensions), such Tax Return shall be filed by Purchaser with Seller Parent’s comments to the pre-Closing items and such other revisions as have been agreed with Seller Parent; provided, however, that following the resolution of any dispute Purchaser shall make any necessary amendments to such Tax Return. Any Tax Return of a Conveyed Subsidiary (or a Subsidiary thereof) for a Straddle Period shall, to the extent permitted by applicable Law, be filed on the basis that the relevant Tax period ended as of the close of business on the Closing Date. Except as required by applicable Law, neither Purchaser nor any of its Affiliates (including any Conveyed Subsidiary and Subsidiaries thereof) shall file an amended Tax Return, or agree to any waiver or extension of the statute of limitations, relating to Taxes with respect to any Conveyed Subsidiary (and Subsidiaries thereof), the Purchased Assets or the Business for a Pre-Closing Tax Period (or relating to Taxes of Seller Parent or its Subsidiaries (other than the Conveyed Subsidiaries and their Subsidiaries) with respect to any Deferred Closing Items for a Deferred Pre-Closing Tax Period) without the prior written consent of Seller Parent. Notwithstanding anything herein to the contrary, the Party that is legally required to file any Tax Return or other document with respect to Transfer Taxes shall timely file such Tax Return or document, including timely complying with state bulk sale notification requirements or other similar notification requirements, such as obtaining Tax clearance certificates (and the other Party shall cooperate with respect thereto).

(b)Except for Taxes that are accrued or reserved for in the Final Closing Statement, Seller Parent shall timely pay or cause to be timely paid all Taxes due with respect to Tax Returns described in Sections 6.6(a)(i) and 6.6(a)(ii) and all Taxes due with respect to Tax Returns for Straddle Periods for which Seller Parent is responsible pursuant to Sections 6.6(e)(i) and 6.6(e)(iii).
Purchaser shall pay or cause to be paid all Taxes due with respect to Tax Returns which Purchaser is obligated to prepare and file, or cause to be prepared and filed, pursuant to Section 6.6(a), or otherwise with respect to the Conveyed Subsidiaries (and Subsidiaries thereof), the Purchased Assets and the Business for any Post-Closing Tax Period, and which Seller Parent is not obligated to pay pursuant to the preceding sentence.

(c)Carryforwards and Carrybacks. Purchaser shall cause the Conveyed Subsidiaries and their Subsidiaries, to the extent permitted by applicable Law, to carryforward any Tax asset, including any net capital loss, net operating loss, foreign Tax credit, charitable contribution credit or research and development credit, arising after the Closing Date that could, whether in the absence of an election or otherwise, be carried back to a Pre-Closing Tax Period. Purchaser shall take, and cause its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) to take, all steps necessary to achieve such carryforward, including by making all necessary elections. Except to the extent prohibited by applicable Law, Purchaser, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply in any Pre-Closing Tax Period any Tax asset, including any net capital loss, net operating loss, foreign Tax credit, charitable contribution credit or research and development credit, of any Conveyed Subsidiary arising in any Post-Closing Tax Period.

(d)Refunds. Seller Parent shall be entitled to retain, or receive immediate payment from Purchaser or any of its Subsidiaries or Affiliates (including the Conveyed Subsidiaries and Subsidiaries thereof) with respect to, any refund, credit or other similar benefit received or realized with respect to Taxes attributable to any Conveyed Subsidiary (and Subsidiaries thereof), the Purchased Assets or the Business for any Pre-Closing Tax Period (to the extent such Taxes were paid by Seller Parent or any of its Affiliates (excluding after the Closing the Conveyed Subsidiaries and their Subsidiaries)), including any such amounts arising by reason of amended Tax Returns filed after the Closing Date, net of any cost to Purchaser or any of its Subsidiaries or Affiliates attributable to the obtaining and receipt of such refund, credit or other similar benefit; provided, however, that Seller Parent shall not be entitled to any refund, credit or other similar benefit to the extent such refund, credit or other similar benefit (i) arises as the result of a carryback of a loss or other Tax benefit from a Post-Closing Tax Period or (ii) was included as an asset in the Final Closing Statement. In connection with the foregoing, if Seller Parent determines that any of the Conveyed Subsidiaries (or Subsidiaries thereof) is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) with respect to a Pre-Closing Tax Period, Seller Parent shall be entitled to file or make, or to request that Purchaser cause the applicable Conveyed Subsidiary (or Subsidiary thereof) to file or make, such formal or informal claim for refund, and Seller Parent shall be entitled to control the prosecution of such claim for refund at its own expense, in which case Purchaser shall have the same rights with respect to Seller Parent’s control of such claim as if the claim were governed by Section 6.6(f)(ii). Purchaser shall cooperate, and cause the Conveyed Subsidiaries and their Subsidiaries to cooperate, with respect to such claim for refund, and shall pay, or cause the relevant Conveyed Subsidiary (or Subsidiary thereof) to pay, to Seller Parent the amount (including interest) of any related refund, credit or other similar benefit received or realized by Purchaser or any Affiliate thereof (including any Conveyed Subsidiary or Subsidiary thereof), net of any cost to Purchaser or any of its Subsidiaries or Affiliates attributable to the obtaining and receipt of such refund, credit or other similar benefit, within five (5) days of receipt (or realization) thereof. Purchaser and the Conveyed Subsidiaries and their Subsidiaries shall be entitled to retain, or receive immediate payment from Seller Parent with respect to, any refund, credit or other similar benefit received or realized with respect to Taxes attributable to any Conveyed Subsidiary or Subsidiary thereof, Purchased Assets or the Business for a Post-Closing Tax Period, net of any cost to Seller Parent or any of its Subsidiaries or Affiliates attributable to the obtaining and receipt of such refund, credit or other similar benefit. Purchaser and Seller Parent shall equitably apportion any refund, credit or other similar benefit received or realized with respect to Taxes attributable to any Conveyed Subsidiary (or Subsidiary thereof), the Purchased Assets or the Business for a Straddle Period in a manner consistent with the principles set forth in Section 6.6(e)(iii).

(e)Tax Indemnification.

(i)Except as otherwise provided herein, from and after the Closing, Seller Parent agrees to defend, indemnify and hold harmless Purchaser and its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) from and against all liability, without duplication, for (1) Taxes of the Conveyed Subsidiaries (and their
Subsidiaries) for any Pre-Closing Tax Period (including any Taxes resulting from the Internal Restructurings or any of the transactions contemplated by Sections 2.4(b) and 6.2(c), Taxes that may not be known at the time of the Closing or Taxes resulting from transfer pricing adjustments); (2) Taxes of Seller Parent and its Subsidiaries (other than the Conveyed Subsidiaries and their Subsidiaries) for any Pre-Closing Tax Period to the extent arising directly from, or directly relating to, the Purchased Assets or the Business; (3) Taxes of another Person (other than the Conveyed Subsidiaries and their Subsidiaries) for which the Conveyed Subsidiaries and their Subsidiaries are liable (i) under Treasury Regulation Section 1.1502-6(a) (or a similar provision of state, local or foreign Law) due to joining in the filing of a Consolidated Tax Return with such Person on or before the Closing (or the Deferred Closing, if applicable), (ii) as a result of being a transferee or successor of such Person, or otherwise, on or before or as a result of the Closing (or the Deferred Closing, if applicable) pursuant to any Law or (iii) pursuant to a Tax sharing or indemnity agreement or similar agreement (other than agreements or arrangements entered into in the ordinary course of business consistent with past practice as arm’s length commercial agreements or arrangements that do not relate primarily to Taxes, such as loan or leasing agreements) to which the Conveyed Subsidiaries or their Subsidiaries and such Person were a party on or before the Closing (or the Deferred Closing, if applicable); (4) Taxes of Seller Parent and its Subsidiaries (other than the Conveyed Subsidiaries and their Subsidiaries) imposed on Purchaser or its Affiliates as a result of being a transferee or successor of Seller Parent or any of its Subsidiaries (other than the Conveyed Subsidiaries and their Subsidiaries) on or before, or as a result of, the Closing (or the Deferred Closing, if applicable) pursuant to any Law; (5) Taxes of Purchaser and its Affiliates resulting from the breach by Seller Parent or any of its Affiliates of the representations and warranties set forth in Sections 4.16(i) and (n) or any covenants in Sections 6.2(b)(xi) and 6.6 (but excluding, for the avoidance of doubt, a breach of any representation or warranty other than those specified in this clause (5)); and (6) any Transfer Taxes for which Seller Parent or its Affiliates are liable pursuant to Section 6.6(h) (the “Excluded Taxes”); provided, however, that (i) Seller Parent’s indemnity obligation for Taxes pursuant to this Section 6.6(e) shall be reduced by the amount of any refunds of Taxes with respect to Pre-Closing Tax Periods to the extent received after the Closing Date by Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) and not remitted to Seller Parent pursuant to Section 6.6(d) prior to the date on which Seller Parent is required to make the applicable indemnity payment hereunder (it being understood that Purchaser shall no longer be required to pay over such refund of Taxes to Seller Parent pursuant to Section 6.6(d) to the extent of any such reduction); (ii) Seller Parent shall not defend, indemnify or hold harmless Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) from any liability for Taxes that would otherwise give rise to a Seller Parent Tax indemnity obligation under this Section 6.6(e), attributable to (A) Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) making, changing or revoking any Tax election, adopting or changing any Tax accounting method, changing any Tax accounting period, settling or compromising any Tax Claim, or entering into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, in each case for a Post-Closing Tax Period that has a retroactive or retrospective effect on any Pre-Closing Tax Period (provided that this clause (A) shall not include any actions taken by a Deferred Conveyed Subsidiary between the Closing Date and the applicable Deferred Closing Date other than at the request or direction, or on behalf, of Purchaser), or (B) any disclosure by Purchaser or any of its Affiliates (including, with respect to actions taken after the Closing, the Conveyed Subsidiaries and their Subsidiaries (but limited in the case of any such action taken by a Deferred Conveyed Subsidiary during a Deferred Pre-Closing Tax Period to such action taken at the request or direction, or on behalf of, Purchaser)) on Schedule UTP (Uncertain Tax Position Statement) or any successor form contemplated by Treasury Regulation Section 1.6012-2, excluding in each case any such action (x) effected with the written consent of Seller Parent (which consent shall include any consent of Seller Parent to filing any Tax Return pursuant to Section 6.6(a), requesting a Tax refund pursuant to Section 6.6(d) or settling any Tax Claim pursuant to Section 6.6(f), in each case that clearly reflects such action), or (y) that is required by applicable Law based on written reasoned advice of internationally recognized tax counsel, which counsel may include an independent accounting firm, and which counsel is reasonably acceptable to Seller Parent (any action covered by the immediately preceding clause (A) or (B), a “Purchaser Tax Act”); and (iii) Seller Parent shall not defend, indemnify or hold harmless Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) from any liability for, (A) any Transfer Taxes that are not Excluded Taxes, (B) Taxes up to the aggregate amount of Taxes that constitute Assumed Liabilities pursuant to Section 2.5(c) that are included as liabilities in the Final Closing Statement, or (C) Taxes attributable to a breach by Purchaser or any Affiliate thereof of any of its covenants or agreements in this Agreement.

(ii)Purchaser and its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) shall defend, indemnify or hold harmless Seller Parent and its Affiliates from and against, without duplication, all Tax liabilities (A) in respect of the Conveyed Subsidiaries and their Subsidiaries, the Purchased Assets or the Business for any Post-Closing Tax Period (except to the extent such Tax is an Excluded Tax), (B) for Transfer Taxes that are not Excluded Taxes, (C) for any VAT payable by Purchaser or its Affiliates pursuant to Section 6.6(i), (D) attributable to a Purchaser Tax Act, or (E) attributable to any breach by Purchaser or any of its Affiliates (including, with respect to actions taken after the Closing or the Deferred Closing (if applicable), any Conveyed Subsidiaries and their Subsidiaries (but limited in the case of any such action taken by a Deferred Conveyed Subsidiary during a Deferred Pre-Closing Tax Period to such action taken at the request or direction, or on behalf of, Purchaser)) of any covenant in Section 6.6.

(iii) In the case of any Straddle Period:

(A)the periodic Taxes of the Conveyed Subsidiaries (and their Subsidiaries) and, to the extent attributable to the Purchased Assets, the Asset Sellers that are not based on income or receipts (e.g., real property Taxes and personal property Taxes) for the Pre-Closing Tax Period shall be computed based upon the ratio of the number of days of such Straddle Period in the Pre-Closing Tax Period and the number of days in the entire Straddle Period; and

(B)Taxes of the Conveyed Subsidiaries (and their Subsidiaries) and, to the extent attributable to the Purchased Assets, the Asset Sellers for the Pre-Closing Tax Period, other than Taxes described in Section 6.6(e)(iii)(A) above, shall be computed as if such Tax period ended as of the close of business on the Closing Date and, in the case of any Taxes of the Conveyed Subsidiaries (and their Subsidiaries) and the Asset Sellers attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if the Tax period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date.

(iv)Any indemnity payment required to be made pursuant to this Section 6.6(e) shall be made within thirty (30) days after the Party seeking indemnification under this Section 6.6(e) (the “Tax Indemnified Party”) makes written demand upon the Party from whom indemnification is sought under this Section 6.6(e) (the “Tax Indemnifying Party”), but in no case later than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the applicable Taxing Authority.

(v)Any indemnity payment made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the purchase price paid by Purchaser for the relevant Conveyed Subsidiary or Purchased Asset, as the case may be, unless otherwise required pursuant to applicable Law or a Final Determination or as mutually agreed by the Parties. Each of the Parties shall notify the other Parties if it receives notice that any Taxing Authority proposes to treat any indemnification payment under this Agreement as other than an adjustment to the purchase price for Tax purposes.

(vi)The indemnification obligations of Seller Parent and Purchaser under this Section 6.6(e) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; provided, that the representations and warranties set forth in Sections 4.16(i) and (n) and the indemnification obligations of Seller Parent under

Sections 6.6(e)(i) with respect to such representations and warranties, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the eighteen (18) month anniversary of the Closing Date; provided, that such indemnification obligations or representations and warranties shall not terminate with respect to any item as to which Seller Parent or Purchaser, as the case may be, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to Purchaser or Seller Parent, as the case may be.

(f)Tax Contests.

(i)If a Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes or Tax Returns shall be made by any Taxing Authority (a “Tax Claim”) which, if successful, might result in an indemnity payment pursuant to Section 6.6(e), the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such claim (and provide copies of any documents received from the Taxing Authority in respect of such claim) no later than ten (10) Business Days after such Tax Claim is made, provided, that the failure to provide such notice shall not relieve the Tax Indemnifying Party of its indemnification obligations hereunder except (i) to the extent the Tax Indemnifying Party is actually and materially prejudiced thereby and (ii) to the extent expenses are incurred during the period in which notice was not provided.

(ii)With respect to any Tax Claim relating to a Pre-Closing Tax Period, a Tax or Tax Return of Seller Parent or any of its Subsidiaries (other than the Conveyed Subsidiaries and their Subsidiaries) with respect to a Deferred Pre-Closing Tax Period or otherwise relating to, or affecting, a Consolidated Tax Return of Seller Parent, Seller Parent shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Tax liability and sue for a refund or contest the Tax Claim; provided, however, that (A) if the resolution of such Tax Claim could increase the Tax liability of, or reduce any Tax benefit available to, Purchaser or its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) for any Post-Closing Tax Period or otherwise increase the amounts of indemnification for which Purchaser is responsible pursuant to Section 6.6(e)(ii) (for the avoidance of doubt, including with respect to any Deferred Closing Items for which Purchaser bears any resulting Tax liability), Seller Parent shall (1) conduct such Tax Claim diligently and in good faith, (2) consult in good faith with Purchaser before taking any significant action in connection with such Tax Claim that might adversely affect any Tax item of Purchaser or its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) for a Post-Closing Tax Period, (3) consult in good faith with Purchaser and offer Purchaser a reasonable opportunity to comment before submitting to any Taxing Authority any written materials prepared or furnished in connection with such Tax Claim that might adversely affect any Tax item of Purchaser or its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) for a Post-Closing Tax Period, and (4) not settle, discharge, compromise, or otherwise dispose (“Dispose”) of such Tax Claim if doing so could reasonably be expected to have a material adverse consequence on any Tax item of Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) for a Post-Closing Tax Period without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and (B) if Seller Parent does not assume the control of such Tax Claim, Purchaser shall be entitled to control such Tax Claim at Seller Parent’s sole expense, and shall (1) conduct such Tax Claim diligently and in good faith, (2) consult in good faith with Seller Parent before taking any significant action in connection with such Tax Claim that might adversely affect any Tax item of Seller Parent or its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) for a Pre-Closing Tax Period or otherwise increase the amounts of indemnification for which Seller Parent is responsible pursuant to Section 6.6(e)(i), (3) consult in good faith with Seller Parent and offer Seller Parent a reasonable opportunity to comment before submitting to any Taxing Authority any written materials prepared or furnished in connection with such Tax Claim that might adversely affect any Tax item of Seller Parent or its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) for a Pre-Closing Tax Period or otherwise increase the amounts of indemnification for which Seller Parent is responsible pursuant to Section 6.6(e)(i), and (4) not Dispose of such Tax Claim without obtaining the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)Except as otherwise provided herein, Purchaser shall control all other proceedings with respect to Tax Claims relating to Taxes of the Conveyed Subsidiaries (and their Subsidiaries) or Taxes otherwise relating to the Purchased Assets or the Business, provided, that, except with respect to Tax Claims relating to Consolidated Tax Returns of Purchaser, Seller Parent shall have the right to participate fully in all relevant aspects of such other proceedings if (A) the resolution of such proceedings could reasonably be expected to materially increase the Tax liability of a Conveyed Subsidiary (or a Subsidiary thereof) or the Business in a Pre-Closing Tax Period or the amount of indemnification for which Seller Parent is responsible pursuant to Section 6.6(e)(i) or (B) such a Tax Claim relates to Taxes of a Deferred Conveyed Subsidiary for a Deferred Pre-Closing Tax Period, and with respect to proceedings described in clause (A), Purchaser shall not Dispose of such Tax Claim without obtaining the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)Purchaser, the Conveyed Subsidiaries and each of their respective Affiliates, on the one hand, and Seller Parent and its respective Affiliates, on the other hand, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Purchaser and Seller Parent shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.6(f). Notwithstanding anything herein to the contrary, (A) Seller Parent shall not be required to provide Purchaser with a copy, or otherwise disclose the contents, of any Consolidated Tax Return of Seller Parent; provided, however, that if such Tax Return relates to Purchaser’s Tax liability for a Post-Closing Tax Period, Seller Parent shall provide reasonable access to the relevant information contained in such Tax Return to Purchaser (including, at Seller Parent’s sole discretion, by way of providing excerpted parts of such Tax Return, redacted in the manner Seller Parent deems necessary) and (B) Purchaser shall not be required to provide Seller Parent with a copy, or otherwise disclose the contents, of any Consolidated Tax Return of Purchaser; provided, however, that if such Tax Return relates to Seller Parent’s Tax liability for a Pre-Closing Tax Period, Purchaser shall provide reasonable access to the relevant information contained in such Tax Return to Seller Parent (including, at Purchaser’s sole discretion, by way of providing excerpted parts of such Tax Return, redacted in the manner Purchaser deems necessary).

(g)Internal Restructurings. Notwithstanding anything herein to the contrary, Seller Parent shall have the right, in its sole discretion, effective from a date on or prior to the Closing Date, to (i) implement the transactions described in Schedule 4 hereto (provided that Seller Parent shall consult with and consider in good faith the input of Purchaser on the timing, structure and other details of such transactions) and (ii) otherwise restructure any Conveyed Subsidiary, Asset Seller or Share Seller, including by transferring any stock, assets, employee or other interests held by (or in) any Conveyed Subsidiary (or Subsidiary thereof), Asset Seller or Share Seller as the case may be (the “Internal Restructurings”); provided that Seller Parent shall not engage in any Internal Restructuring described in clause (ii) without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that it would not be reasonable for Purchaser to withhold, condition or delay its consent if such Internal Restructuring would not impair in any manner or have any adverse impact on (x) the Business or the Purchased Assets or the anticipated value to Purchaser of such Business or Purchased Assets (in a manner more adverse than any impairment or impact that would have otherwise resulted had the action or transaction been effected in accordance with the transactions contemplated pursuant to clause (i) above), (y) the right and ability of Purchaser and any applicable Purchaser Designee to own and operate the Business and the Purchased Assets following the Closing, or (z) the ability of Seller Parent, the Share Sellers and the Asset Sellers to consummate the Closing in accordance with the terms of this Agreement.

(h)Transfer Tax. Notwithstanding anything herein to the contrary, all Transfer Taxes shall be borne and paid equally by Purchaser, on the one hand, and Seller Parent, on the other hand, when due.
(i)VAT.

(i)Subject to Section 6.6(i)(ii) and except as otherwise provided in the Local Implementing Agreements, any VAT payable with respect to the transfer of the Shares or the Purchased Assets from the Share Sellers or Asset Sellers to Purchaser or any Purchaser Designee, as the case may be, shall be payable by Purchaser or its Affiliates in addition to the purchase price stated in such Local Implementing Agreement and Purchaser or its Affiliates shall, subject to receipt from Seller Parent or such Share Seller or Asset Seller of a valid VAT invoice, pay to Seller Parent or such Share Seller or Asset Seller the amount of VAT payable in respect of that transaction (unless the transfer is subject to a reverse charge scheme in line with Article 194 et seq. of the VAT Directive or, for non EU countries, a Law to the same effect). If VAT is paid pursuant to the preceding sentence and it is later determined by any Taxing Authority that the transfer of the Shares or the Purchased Assets from a Share Seller or Asset Seller to Purchaser or any Purchaser Designee, as the case may be, is not subject to VAT and, accordingly, a refund or credit in respect of such VAT is obtained by Seller Parent, Share Seller or Asset Seller (or any member of any VAT group to which Seller Parent, Share Seller or Asset Seller belongs), then Seller Parent, Share Seller or Asset Seller (as relevant) shall, promptly upon written demand made by Purchaser or Purchaser Designee (as relevant), repay to Purchaser or the Purchaser Designee, as the case may be, the amount of any such VAT that was refunded or in respect of which credit was given by the relevant Taxing Authority. In the event of a repayment of such VAT or in the event that the consideration for the relevant taxable supply changes following a payment of VAT pursuant to Section 6.6(i)(i) (whether as a result of the operation of Section 2.10 or otherwise), the Parties shall reasonably cooperate with each other to issue such invoices or credit notes or to make such payments or repayments of VAT as would properly reflect the correct amount of VAT attributable to the relevant taxable supply.

(ii)The Parties shall use reasonable efforts to cooperate with each other to determine, at least three (3) Business Days prior to Closing whether the transfer of the Shares or the Purchased Assets from the Share Sellers or Asset Sellers to Purchaser or any Purchaser Designee, as the case may be, meets the requirements for VAT exemption or zero-rating for VAT purpose as the supply of a going concern, or pursuant to Article 44 of the VAT Directive, or pursuant to any other applicable Law. If such requirements are met, then the provisions of Section 6.6(i)(i) shall not apply and instead Seller Parent and the applicable Share Seller or Asset Seller, as the case may be, and Purchaser and its Affiliates, as the case may be, agree that the transaction evidenced by such agreement is exempt or zero-rated (as applicable) for VAT purposes. Such cooperation shall include the prompt provision of any applicable VAT registration details of the Share Sellers, the Asset Sellers, Purchaser, and the Purchaser Designees, as needed, and other relevant details for such exemption or zero-rating for VAT purposes. If it is later determined by any Taxing Authority that the transfer of the Shares or the Purchased Assets from a Share Seller or Asset Seller to Purchaser or any Purchaser Designee, as the case may be, is subject to VAT, the VAT will, as between the relevant Share Seller or Asset Seller and Purchaser or its Affiliates, as the case may be, be payable by Purchaser or its
Affiliates in addition to the purchase price stated in such Local Implementing Agreement and Purchaser and its Affiliates shall, promptly upon written demand made by Seller Parent or such Share Seller or Asset Seller (such demand being accompanied by, or taking the form of, a valid VAT invoice issued by such Share Seller or Asset Seller to Purchaser or its Affiliates, as the case may be), pay to Seller Parent or such Share Seller or Asset Seller, as the case may be, the amount of VAT payable in respect of that transfer.

(j)Miscellaneous.

(i)Purchaser shall not, and shall not cause or permit any Affiliate (including any Conveyed Subsidiary or Subsidiary thereof) to, take any action on the Closing Date or, in the case of any Deferred Conveyed Subsidiary or Subsidiary thereof, on the Deferred Closing Date (as applicable) other than in the ordinary course of business consistent with past practice, except as required by this Agreement or applicable Law or with Seller Parent’s consent.

(ii)On the Closing Date, all Tax sharing agreements and arrangements between any Conveyed Subsidiary or Subsidiary thereof, on the one hand, and Seller Parent or any of its Affiliates (other than any Conveyed Subsidiary or Subsidiary thereof), on the other hand, shall be terminated effective as of the close of business on the Closing Date and shall have no further effect for any Tax period (whether past, present or future), and, after the Closing Date, no additional payments shall be made thereunder with respect to any Tax period, whether in respect of a redetermination of Liabilities for Taxes or otherwise. Seller Parent and Purchaser shall take all steps necessary to ensure that each such termination is effective in the manner described above.

(iii)Each of Purchaser and Seller Parent shall provide the other with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or the conduct of any audit or other proceeding relating to Taxes of the Conveyed Subsidiaries and their Subsidiaries, the Purchased Assets or the Business for any Pre-Closing Tax Period or a Straddle Period. Purchaser shall, within the earlier to occur of one hundred twenty (120) days after Seller Parent’s year-end and one hundred twenty (120) days after the Closing Date, prepare, or cause the Conveyed Subsidiaries (and their Subsidiaries) to prepare, in either case in a manner consistent with the Conveyed Subsidiaries’ (and their Subsidiaries’) past practices, all Tax work paper preparation packages necessary to enable Seller Parent to prepare, or cause to be prepared, all Tax Returns that Seller Parent is obligated to prepare, or cause to be prepared, under this Agreement. Except as otherwise provided in this Section 6.6, Seller Parent shall not be required to provide Purchaser with a copy of, or otherwise disclose the contents of, any Consolidated Tax Return of Seller Parent, and Purchaser shall not be required to provide Seller Parent with a copy of, or otherwise disclose the contents of, any Consolidated Tax
Return of Purchaser.

(iv)From and after the date of this Agreement and to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.1, at the request of Purchaser, Seller Parent shall reasonably cooperate with Purchaser, at Purchaser’s cost, in taking any actions needed in order to preserve the validity of the Costa Rica Free Zone Exemption Grant described in Section 4.16(i)(1) of the Seller Disclosure Letter and/or the Dominican Republic Free Zone Exemption Grant described in Section 4.16(i)(2) of the Seller Disclosure Letter; provided, however, for the avoidance of doubt that nothing in this Section shall be construed as a representation or warranty of Seller Parent and its Subsidiaries with respect to the continuing validity of such Dominican Republic Free Zone Exemption Grant.

(v)Notwithstanding anything herein to the contrary, indemnification for any and all Tax matters and the procedures with respect thereto shall be governed exclusively by this Section 6.6 (and Section 6.7(d) if applicable) and shall not be governed by the provisions of Section 6.21 or Article VII, other than Section 7.5 (solely with respect to any Tax for which indemnification is provided under Section 6.6(e)(i)(5) for a breach of the representations and warranties set forth in Section 4.16(i) and Section 4.16(n), and treating for purposes of Section 7.5 any such Tax as a Loss for which indemnification is provided under Section 7.1(a)(iii)), Section 7.6 (treating for purposes of Section 7.6 (i) any Tax for which indemnification is provided under Section 6.6(e) as a Loss for which indemnification is provided under Section 7.1 or Section 7.2 and (ii) the Tax Indemnified Party and the Tax Indemnifying Party as an Indemnified Party and an Indemnifying Party, respectively) and Section 7.9.

Section 6.7    Employees and Employee Benefits.

(a)Business Employees - Offer of Continued Employment; Severance. Subject to Section 6.7(l) and Section 6.7(m), Purchaser shall, or shall cause the applicable Purchaser Designee to, continue employment as of 12:01 a.m. (local time wherever applicable) on the Closing Date of each Business Employee other than those Business Employees employed in the Deferred Jurisdictions listed on Annex D-3 attached hereto (the “Excluded Employees”) (or to cause the Conveyed Subsidiaries or their Subsidiaries to continue the employment of each of their Business Employees other than Excluded Employees). Notwithstanding anything to the contrary in this Agreement, as of the Closing, Purchaser shall, or shall cause the applicable Purchaser Designee, to the extent required by applicable Law, to assume the Collective Bargaining Agreements and shall continue all terms and conditions (including the terms and conditions of employment for covered Business Employees) under such assumed Collective Bargaining Agreements through their respective expiration, modification or termination in conformity with such Collective Bargaining Agreements and applicable Law. Seller Parent and Purchaser shall work together in good faith prior to the Closing to satisfy any notice or consultation obligations to any labor union, labor organization, or works council that may be triggered by this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 6.7, the Parties acknowledge and agree that, subject to the right of any Business Employee (non-U.S.) of an Asset Seller employed in a jurisdiction where the ARD applies to object to the transfer of his or her employment pursuant to the ARD, the Parties expect the employment of any Business Employee (non-U.S.) employed in such jurisdiction (other than Excluded Employees) to transfer from the relevant Asset Seller to the relevant Affiliate of Purchaser or Purchaser Designee pursuant to the ARD with effect from the Closing

Date. The Parties will comply, and will procure that their respective Affiliates will comply, with their obligations pursuant to the ARD. Seller Parent will reasonably assist, and procure that its Affiliates assist, Purchaser and its Affiliates (including any Purchaser Designee) in effecting the transfer of employment of Business Employees (non-U.S.) (other than Excluded Employees) of Asset Sellers to whom the ARD does not apply to the Purchaser or its appropriate Affiliates effective as of 12:01 am on the Closing Date.

(b)Continued Employee Benefits. Subject and in addition to the requirements imposed by the ARD or other applicable Law, commencing as of the Closing Date and continuing through at least September 30, 2017, Purchaser agrees to provide, or to cause its Affiliates or an applicable Purchaser Designee to provide, the Transferred Employees while employed with (i) a base salary or wage rate at least equal to the base salary or wage rate and target bonus opportunity as in effect immediately prior to the Closing Date and (ii) employee benefit plans and arrangements including severance plans and arrangements that are substantially comparable in the aggregate, and, as modified by the second sentence of Section 6.7(d) regarding the payors of certain severance amounts, individually with respect to severance plans and arrangements (excluding defined benefit pensions, retiree medical and equity compensation for this purpose) to the employee benefit plans and arrangements and severance plans and arrangements that are provided to the Business Employees immediately prior to the Closing Date (disregarding the Plans set forth in Section 4.17(a)(ii) of the Seller Disclosure Letter for this purpose). Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to guarantee employment for any period of time or preclude the ability of Purchaser to terminate the employment of any Transferred Employee for any reason after the Closing Date.

(c)Purchaser Assumed Liabilities. Purchaser shall assume the following Liabilities, but excluding any Liabilities, in relation to an employee of Seller Parent or its Affiliates who does not become a Transferred Employee as of the Closing Date (other than as described in clause (v) below): (i) in each case, whether incurred prior to, on or following the Closing Date, under the (A) Collective Bargaining Agreements but only if the Collective Bargaining Agreements are required to be assumed by Law pursuant to Section 6.7(a) and (B) Company Plans (including the Company Plans that have been set forth and designated as such in Section 4.17(a) of the Seller Disclosure Letter, whether or not material), (ii) each compensation or benefit plan, program, policy, agreement or arrangement, including all salaries or wages (including commissions, bonuses, incentive pay, overtime, premium pay, shift differentials and severance pay) accruing after the Closing Date with respect to the Transferred Employees, (iii) each compensation or benefit plan, program, policy, agreement or arrangement (including all salaries or wages, commissions, bonuses, incentive pay, overtime, premium pay, shift differentials and severance pay) transferring by Law, (iv) any compensatory arrangements adopted by Seller Parent or its Affiliates prior to the Closing for the benefit of a Business Employee listed on Section 6.7(c)(iv) of the Seller Disclosure Letter at the written request of Purchaser (the “Retention Arrangements”), and (v) any severance Liabilities incurred by Seller Parent or any of its Affiliates (A) as a result of Purchaser’s failure to offer employment to a Business Employee other than (x) a Deferred Transfer Customer Care and Contracting Employee who is on a leave of absence as of the Deferred Customer Care and Contracting Function Transfer Date and who does not return to active employment within six (6) months following the Deferred Customer Care and Contracting Function Transfer Date or (y) an employee of the Conveyed Subsidiaries or their Subsidiaries, (B) with respect to the Excluded Employees to the extent such employees are terminated by Seller Parent or any of its Affiliates proximate to the applicable Deferred Closing Date (but not including any Excluded Employees whose employment is transferred amongst Seller Parent and/or any of its
Affiliates or whose employment is terminated and who is later rehired by Seller Parent and/or any of its Affiliates), and (C) any other Liabilities incurred by Seller Parent or any of its Affiliates on or following the Closing Date as a result of Purchaser and its Affiliates failing to comply with the requirements of Section 6.7(a) and Section 6.7(b) (as modified by Section 6.7(d), Section 6.7(l) and Section 6.7(m)) or, with respect to the UK, where the Business Employee objects to the transfer of his or her employment to Purchaser pursuant to the ARD as a result of a substantial change in working conditions to his or her material detriment (collectively, the “Purchaser Assumed Employee Liabilities”). Purchaser agrees to reimburse Seller Parent, as soon as practicable but in any event within ninety (90) days of receipt of appropriate verification, for all costs and expenses (including workers’ compensation expenses) actually paid by Seller Parent or its Affiliates after the Closing Date as required by applicable Law or any Contract, to the extent that the Liabilities are Purchaser Assumed Employee Liabilities. Unless otherwise agreed in writing between the Parties, Purchaser shall (i) advance the cost of the Retention Arrangements to Seller Parent (including any applicable employer and employee payroll costs) to the extent the Retention Arrangements shall become payable to the Business Employees listed on Section 6.7(c)(iv) of the Seller
Disclosure Letter prior to the Deferred Customer Care and Contracting Function Transfer Date or (ii) pay such Business Employees directly, in either case bearing the entire cost of the Retention Arrangements.

(d)Seller Parent Retained Liabilities. Other than the Purchaser Assumed Employee Liabilities, Seller Parent, or its applicable Affiliate, shall, effective as of the Closing, retain or assume all Liabilities and obligations under or relating to each Business Employee, Excluded Employee, Plan and each Foreign Plan and all Liabilities arising under or in connection with any employee benefit program, plan or arrangement sponsored or maintained by any ERISA Affiliate of any Seller. In addition, and notwithstanding anything to the contrary contained in this Agreement, in the event that Purchaser or its Affiliates (or Purchaser Designee) terminates the employment of a Transferred Employee located in the United States (other than those employees listed on Section 6.7(d) of the Seller Disclosure Letter) on or prior to September 30, 2017, Purchaser shall promptly notify Seller Parent in writing of the date of termination and amount of severance payable to such Transferred Employee in accordance with Section 6.7(b)(ii) (providing the same severance arrangements as would have applied to such employee as of immediately prior to the Closing, including the timely execution and non-revocation of a release of claims), and Seller Parent (or its applicable Affiliate) shall pay or provide directly to the Transferred Employee the severance amounts exceeding the Severance Base Amount that would be applicable to such Transferred Employee, and shall be responsible for paying any applicable employer-portion of payroll or employment Taxes related thereto, and Purchaser (or its applicable Affiliate) shall pay directly to the Transferred Employee the Severance Base Amount that would be applicable to such Transferred Employee, and shall be responsible for paying any applicable employer-portion of payroll or employment Taxes related thereto. The employees listed on Section 6.7(d) of the Seller Disclosure Letter shall continue to be subject to the arrangement set forth in Section 6.7(b)(ii), which shall be paid or provided by Purchaser (or its applicable Affiliate).

(e)Accrued Paid Time Off. Purchaser shall, or shall cause an applicable Affiliate or Purchaser Designee to, be responsible for and assume all accrued but unused time off entitlements, including vacation days, for Transferred Employees as of the Closing Date for their use consistent with Seller Parent’s policies in respect thereof (including with respect to carry over entitlements). Following the Closing Date, Purchaser shall, or shall cause an applicable Affiliate or Purchaser Designee to, credit Transferred Employees with their vacation and/or paid time off benefits for use by an employee in accordance with Purchaser’s policies, taking into account the Transferred Employees’ past service credit as provided in Section 6.7(f).

(f)Service Credit. Transferred Employees also shall be provided credit by Purchaser for all service with Seller Parent and its Affiliates, to the same extent as such service was credited for such purpose by Seller Parent and its Affiliates and any predecessor employer, under (x) all employee benefit plans, programs, policies and fringe benefits of Purchaser for purposes of eligibility and vesting (and benefit accrual with respect to Purchaser’s vacation policies), and (y) severance plans, programs and policies for purposes of calculating the amount of each such employee’s severance benefits, except to the extent that such recognition would result in the duplication of benefits.

(g)Welfare Plan Obligations. Commencing as of 12:01 a.m. (local time wherever applicable) on the Closing Date, Purchaser shall, or shall cause an applicable Affiliate or Purchaser Designee to, include the Transferred Employees in its welfare plans (or an applicable plan maintained by a Conveyed Subsidiary or Subsidiary thereof) and agrees to waive any waiting periods or limitations for preexisting conditions under such welfare benefits plans (including its medical, dental, life insurance, short-term and long-term disability plans), and any other similar such plans, and shall ensure that such employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Closing Date. Claims incurred by a Transferred Employee for welfare benefit plan services rendered as of 12:01 a.m. (local time wherever applicable) on the Closing Date shall be the responsibility of the welfare benefit plan provided by Purchaser (or the applicable Affiliate or Purchaser Designee) to such employees. Claims incurred for welfare benefit plan services for Transferred Employees rendered prior to and including the Closing Date shall be the responsibility of the welfare benefit plan of Seller Parent or an Affiliate which covered such employees prior to and including the Closing Date.

(h)Business Employees (U.S.) and Business Employees (non-U.S.) Absent on Disability - Offer of Employment; Continued Employment.

(i)Except with respect to the Deferred Transfer Customer Care and Contracting Employees, when a Business Employee (other than any such employee employed by a Conveyed Subsidiary or Subsidiary thereof that maintains the disability program covering such employee and other than an employee whose employment transfers by applicable Law) who is, on the Closing Date, absent as a result of a short-term disability (including a disability in connection with maternity leave), Purchaser, as appropriate, shall (or shall cause an Affiliate or Purchaser Designee to) continue to employ or offer immediate employment to such Business Employee in the same or a comparable position to that which the Business Employee occupied before such absence. Such employees on short-term disability leave, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this Section 6.7 for similarly-

situated Business Employees. With respect to each and any Deferred Transfer Customer Care and Contracting Employee who is absent on short-term disability leave as of the Deferred Customer Care and Contracting Function Transfer Date, Purchaser shall, or shall cause an Affiliate or Purchaser Designee to, offer to employ any such employee effective upon such employee’s return to active employment within six (6) months after the Deferred Customer Care and Contracting Function Transfer Date in accordance with the provisions of Section 6.7 as modified by Section 6.7(m).

(ii)Purchaser shall, or shall cause an applicable Affiliate or Purchaser Designee to, continue to employ or offer immediate employment to Business Employees (other than Deferred Transfer Customer Care and Contracting Employees) who are on disability leave (including short- and long-term disability leave) and (A) who are employed by a Conveyed Subsidiary or Subsidiary thereof that maintains the disability program covering such employee or (B) whose employment transfers by applicable Law.

(iii)Any Business Employee who is on long-term disability as of the Closing Date (other than any such employee employed by a Conveyed Subsidiary or Subsidiary thereof that maintains the disability program covering such employee and other than an employee whose employment transfers by applicable Law) shall not become a Transferred Employee hereunder and Seller Parent shall retain all Liabilities in respect of such Business Employee.

(i)401(k). Seller Parent shall be solely responsible for all Liabilities under the Hospira 401(k) Retirement Savings Plan (the “Hospira 401(k) Plan”) and the Pfizer Savings Plan (the “Seller Parent 401(k) Plan”) up to the Closing Date. Purchaser or an Affiliate of Purchaser shall, or shall cause an applicable Affiliate or Purchaser Designee to, establish or maintain a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code that on or after the
Closing Date shall cover eligible Transferred Employees and accept a contribution, in cash and in kind with respect to participant notes, to the extent attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code) of the benefit of a Transferred Employee under the Hospira 401(k) Plan or the Seller Parent 401(k) Plan. Seller Parent shall cause each Transferred Employee to be fully vested, as of the Closing, in his or her accrued benefit or account balance under the Hospira 401(k) Plan and Seller Parent 401(k) Plan.

(j)Annual Bonuses. Notwithstanding anything to the contrary contained herein, Purchaser agrees to pay, or to cause its Affiliates or Purchaser Designees (including, after the Closing, a Conveyed Subsidiary or Subsidiary thereof) to pay, each Transferred Employee who is bonus-eligible pursuant to an applicable plan or program maintained by Purchaser or its Affiliates or Purchaser Designees, his or her annual bonus for calendar year in which the Closing Date occurs at no less than target, pro-rated to reflect time served with Seller Parent, Purchaser and/or their respective Affiliates or

Purchaser Designees in such calendar year following the Closing Date, which bonus shall be paid at the time that such annual bonus would normally have been paid had the Closing not occurred. To the extent that the pro rata portion of the annual bonuses, at target, that is attributable to service with Seller Parent or its Affiliates or Purchaser Designees prior to the Closing is paid out by Seller Parent, no accrual for such amount will be credited to Working Capital.

(k)No Third Party Beneficiaries. Nothing contained herein, expressed or implied, is intended to confer upon any Business Employee or Transferred Employee of Seller Parent or the Conveyed Subsidiaries (or Subsidiaries thereof) any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Purchaser or any Affiliate of Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Section 6.7 are solely for the benefit of the Parties, and no current or former employee, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Plan, Foreign Plan or other employee benefit plan for any purpose.

(l)Deferred Transfer Employees. The Parties intend that, with respect to each Deferred Closing Business other than that listed on Annex D-3 attached hereto, the Deferred Transfer Employees will remain employees of the applicable Seller for the duration of the period between the Closing Date and the Deferred Closing Date of such Deferred Closing Business, and those Deferred Transfer Employees and any new employees hired into such Deferred Closing Business in accordance with the terms of the Agreement will become employees of Purchaser, its Affiliate or the Purchaser Designee, as applicable, commencing as of the Deferred Closing Date of such Deferred Closing Business. Accordingly, in respect of the Deferred Transfer Employees, each reference in this Section 6.7 (other than in this Section 6.7(l) and in subclauses (i) and (ii) of the first sentence of Section 6.7(b)) and in the definition of “Transferred Employee” to “Closing” and “Closing Date” shall be treated as a reference to “applicable Deferred Closing” and “applicable Deferred Closing Date,” respectively. Unless otherwise agreed by Purchaser in writing (including with respect to any Retention Arrangements), during the period beginning on the Closing Date and ending on the applicable Deferred Closing Date, Seller Parent covenants and agrees that it shall cause the Sellers and their Affiliates not to take any action with respect to the Deferred Transfer Employees that would constitute a breach of, or require Purchaser’s consent, pursuant to Section 6.2(b)(xii) or 6.2(b)(xx), had such covenant applied following the Closing.

(m)Deferred Transfer Customer Care and Contracting Employees. Notwithstanding anything to the contrary herein, the Parties intend that the Deferred Transfer Customer Care and Contracting Employees will remain employees of the applicable Seller for the duration of the period between the Closing Date and the Deferred Customer Care and Contracting Function Transfer Date. Purchaser shall, or shall cause an Affiliate to, offer employment to each Deferred Transfer Customer Care and Contracting Employee who remains employed by the applicable Seller as of the time of the Deferred Customer Care and Contracting Function Transfer Date (the “Deferred Customer Care and Contracting Function Transfer”) and who is not on a leave of absence as of the Deferred Customer Care and Contracting Function Transfer. Such offer of employment shall be effective as of the Deferred Customer Care and Contracting Function Transfer Date. Accordingly, in respect of the Deferred Transfer Customer Care and Contracting Employees, each reference in this Section 6.7 (other than in this Section 6.7(m) and in subclauses (i) and (ii) of the first sentence of Section 6.7(b)) and in the definition of “Transferred Employee” to “Closing” and “Closing Date” shall be treated as a reference to “Deferred Customer Care and Contracting Function Transfer” and “Deferred Customer Care and Contracting

Function Transfer Date,” respectively. During the period beginning on the Closing Date and ending on the Deferred Customer Care and Contracting Function Transfer Date, Seller Parent covenants and agrees that it shall cause the Sellers and their Affiliates not to take any action with respect to the Deferred Transfer Customer and Contracting Employees that would constitute a breach of, or require Purchaser’s consent, pursuant to Section 6.2(b)(xii) or 6.2(b)(xx), had such covenant applied following the Closing. In addition, Seller Parent covenants and agrees that it shall cause the Sellers and their Affiliates to adopt the Retention Arrangements requested by Purchaser in writing.

Section 6.8    Reserved.

Section 6.9    Intercompany Accounts and Arrangements.

(a)Seller Parent may take (or cause one or more of its Affiliates to take) such action, in compliance with all applicable Laws, as is necessary or advisable to settle, effective as of, or prior to, the Closing Date, all intercompany accounts. Except for the Ancillary Agreements, all intercompany arrangements and agreements, whether written or oral, between any Seller or any of the Retained Subsidiaries, on the one hand, and any of the Conveyed Subsidiaries or their Subsidiaries, on the other hand, shall be terminated and of no further force and effect after the Closing.

(b)Effective as of the Closing, Seller Parent, on behalf of itself and its Affiliates, hereby releases Purchaser and each of its Subsidiaries (including the Conveyed Subsidiaries and each Subsidiary thereof) and Affiliates (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing, including any actions which may be deemed to have been negligent or grossly negligent, relating to or arising out of Contracts, sales orders, purchase orders, instruments and other commitments, obligations and arrangements with Seller Parent, any Conveyed Subsidiary or a Subsidiary thereof or the operation or conduct of any businesses, assets (including activities performed thereat) or operations managed or operated by, or operationally related to, directly or indirectly, to the Business or the Retained Businesses, except for (i) any obligation pursuant to the provisions of this Agreement or the Ancillary Agreements and (ii) any agreements or arrangements of a commercial nature entered into by and between the Purchaser and any of its Affiliates, on the one hand, and Seller Parent and any of its Affiliates, on the other hand, not in connection with the transactions contemplated hereby. Except to the extent provided to the contrary in Section 6.9(a), effective as of the Closing, Purchaser, on behalf of itself and its Affiliates (including the Conveyed Subsidiaries and each Subsidiary thereof), hereby releases Seller Parent and each of its Affiliates (and their respective officers, directors and employees, acting in their capacity as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing, including any actions which may be deemed to have been negligent or grossly negligent, relating to or arising out of Contracts, sales orders, purchase orders, instruments and other commitments, obligations and arrangements with Seller Parent or a Subsidiary thereof or the operation or conduct of any businesses, assets (including activities performed thereat) or operations managed or operated by, or operationally related to, directly or indirectly, to the Business or the Retained Businesses, or relating to or arising out of Seller Parent’s or its Affiliate’s ownership of the Shares or any indebtedness of any Conveyed Subsidiary (or any Subsidiary thereof) held by Seller Parent or its Affiliates, except for (i) any obligation pursuant to the provisions of this Agreement or the Ancillary Agreements and (ii) any agreements or arrangements of a commercial nature entered into by and between the Purchaser and any of its Affiliates, on the one hand, and Seller Parent and any of its Affiliates, on the other hand, not in connection with the transactions contemplated hereby.

Section 6.10    Access to Information.

(a)Seller Parent and Purchaser and their respective Affiliates shall retain all Information relating to the Business in their possession or control for at least seven (7) years following the Closing Date or for such longer period as may be required by Law or any applicable Governmental Order. Each Party shall give at least sixty (60) days’ prior written notice to the other Party before ceasing to maintain any such Information, and each Party shall deliver to the other Party upon request any copies of such Information that they have proposed to no longer maintain.

(b)Following the Closing and subject to applicable Law and the requirements of Section 6.6, the Parties will allow each other and each other’s accountants, counsel and designated representatives reasonable access to such Information of the Business and to personnel having knowledge of the whereabouts and/or contents thereof, for legitimate business reasons, including (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by any Governmental Authority, including retention of Registration
Information (including in relation to pending applications for Product Registrations and Manufacturing Registrations), (ii) to carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) to prepare its financial statements or Tax Returns, or in order to satisfy audit, accounting or other similar requirements, and (iv) in the defense of any Action; provided, however, that this Section 6.10(b) shall not require the waiver of any attorney-client privilege or work-product doctrine. Each Party shall be entitled to recover from the other its out-of-pocket costs (including copying costs) incurred in providing such Information to the other Party. The requesting Party will hold in confidence all Confidential Information identified as such by, and obtained from, the disclosing Party or any of its Representatives.

(c)Without limiting the generality of the foregoing, until the end of the second (2nd) fiscal year following the year in which the Closing occurs (and for a reasonable period of time afterwards as required for Purchaser to prepare consolidated financial statements), each of the Parties shall use its commercially reasonable efforts, to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

Section 6.11    Mail and Other Communications. After the Closing Date, each of Seller Parent and its Subsidiaries and Purchaser and its Subsidiaries may receive mail, packages and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date, each of Seller Parent and Purchaser authorizes the other and their respective Subsidiaries to receive and open all mail, packages and other communications received by it and not unambiguously intended for any other Party (or its Subsidiaries) or any other Party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 6.11 are not intended to, and shall not be deemed to, constitute an authorization by either Seller Parent or Purchaser to permit the other to accept service of process on its behalf and neither Party is or shall be deemed to be the agent of the other for service of process purposes.

Section 6.12    Transfer of Business IP and Registrations.

(a)Purchaser shall be responsible for preparing and filing all instruments and documents necessary to effect the assignment of the Business IP, MedNet Rights, Product Registrations and Manufacturing Registrations to Purchaser and its Affiliates, including all costs and expenses of preparing and recording country-specific assignments and legalization of signatures (where required). Subject to the foregoing, Seller Parent shall, and shall cause its Affiliates and their respective
Representatives to, reasonably cooperate with the foregoing as set forth in Section 6.5.

(b)Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, upon or prior to the Closing, upon Purchaser’s reasonable request, Seller Parent shall, or shall cause its Affiliates and their respective Representatives to, reasonably cooperate to deliver to Purchaser or its designated Affiliate copies of all Business Patent Rights applications and Business Trademark Rights applications and related files concerning prosecution and maintenance, in each case to the extent in Seller Parent or its Affiliates’ possession or control and in the format maintained by Seller Parent or its Affiliates as of such date (e.g., electronic or paper files), and Product Registrations, Manufacturing Registrations, and related applications, submissions and correspondence to or from the relevant Governmental Authority via electronic submission or reputable carrier. Following the delivery of such Product Registrations, Manufacturing Registrations and the aforementioned related materials, Seller Parent and Purchaser agree to notify the relevant Governmental Authorities of the transfers of ownership of the Product Registrations from Seller Parent, its Affiliate or the Representative to Purchaser or its designated Affiliate. Such notifications to Governmental Authorities shall be in a format and with content consistent with the applicable Law and/or guidance document on point for the type of Product in question for the jurisdiction in question. Seller Parent and Purchaser also agree to update Manufacturing Registrations or other establishment and facility registration information with Governmental Authorities to reflect the change in ownership of relevant establishments and facilities from Seller Parent, its Affiliate or the Representative to Purchaser or its designated Affiliate. Such updates to Governmental Authorities shall be in a format and with content consistent with the applicable Law and/or guidance document on point for the type(s) of medical device, drug and/or food activities carried out at each establishment or facility in question for the jurisdiction in question. Seller Parent and Purchaser agree that aforementioned delivery of Product Registrations, Manufacturing Registrations, and related applications, submissions and correspondence to or from Governmental Authorities, and the aforementioned notifications and updates, shall be made within any relevant timeframe specified in the applicable Law for each jurisdiction in question.

(c)Prior to the Closing Date, Seller Parent and Purchaser shall, and shall cause their respective Affiliates to, cooperate and use their respective commercially reasonable efforts to prepare for the transfer of any applicable Product Registrations to Purchaser or Purchaser’s Affiliate or designee on or after the Closing Date. As soon as practicable following the date hereof, Seller Parent and Purchaser shall each nominate one representative with sufficient experience to coordinate, to the extent permitted by applicable Law, on behalf of each Party all regulatory matters relating to the transfer or issuance of Product Registrations to Purchaser or a Purchaser’s Affiliate or designee for each applicable country.

(d)Seller Parent and Purchaser acknowledge that, on the Closing Date, legal title to the Product Registrations in certain countries may remain with Seller Parent or its Affiliates or third party distributors due to the requirements of applicable regulatory local Laws. Seller Parent and Purchaser further acknowledge that, notwithstanding the foregoing until such time as the legal title to the Product Registrations for such countries can be transferred to (or issued in the name of) or assumed by Purchaser or Purchaser’s Affiliate or designee, Seller Parent or its Affiliates or third party distributors shall
(use their commercially reasonable efforts to) hold such Product Registrations in trust for the sole and exclusive benefit and cost of Purchaser. Seller Parent and its Affiliates shall not be required to bear any third party cost or expense in connection with the transfer or the issuance of any Product Registration to Purchaser or Purchaser’s Affiliate or designee, and such third party costs will be borne solely by Purchaser.

Section 6.13    Resignations. To the extent requested in writing by Purchaser at least five (5) Business Days prior to the Closing Date, Seller Parent shall cause each director (or member of other appropriate corporate governing body) of the Conveyed Subsidiaries and their Subsidiaries for which such resignation is so requested to execute and deliver a letter effectuating his or her resignation as a director (or member of other appropriate corporate governing body), but not in any other capacity, of such Conveyed Subsidiaries or such Subsidiaries thereof, as the case may be, at, or effective as of, the Closing Date.

Section 6.14    No Solicitation. For a period of three (3) years after the Closing Date, Seller Parent shall not, and it shall cause its Affiliates not to, directly or indirectly, induce or attempt to induce any Business Employees of Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) to leave the employ of Purchaser or any such Affiliate for employment with Seller Parent or its Affiliates, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, provided, that nothing in this Section 6.14 shall restrict or preclude the rights of Seller Parent and its Affiliates from (i) soliciting or hiring any employee who responds to a general solicitation or advertisement that is not specifically targeted or directed at the Business Employees (and nothing shall prohibit such generalized searches for employees through various means, including the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches, or posting searches on the internet) or (ii) soliciting or hiring any Business Employee whose employment has been terminated by Purchaser (including through a constructive termination, if applicable) or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries). It is the desire and intent of the Parties that the provisions of this Section 6.14 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 6.14 shall be adjudicated to be invalid or unenforceable, this Section 6.14 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6.14 in the particular jurisdiction in which such adjudication is made. The Parties recognize that the performance of the obligations under this Section 6.14 by Seller Parent is special, unique and extraordinary in character, and that in the event of the breach by Seller Parent or its Affiliates of the terms and conditions of this Section 6.14 to be performed by Seller Parent, Purchaser shall be entitled, if it so elects, to obtain damages for any breach of this Section 6.14, or to enforce the specific performance thereof by Seller Parent.

Section 6.15    Non-Competition.

(a)For a period of (i) three (3) years following the Closing Date in the European Union and (ii) five (5) years following the Closing Date in the rest of the world, Seller Parent shall not, and shall cause its Affiliates not to, directly or indirectly, in any country in which the Business is conducted on the date hereof and as of immediately prior to the Closing, research, develop, test, use, store, manufacture, market, commercialize, distribute, sell or service any product that is the same as a Product (collectively, the “Seller Prohibited Activities”). For avoidance of doubt, engaging in the foregoing activities with respect to the following products shall not be considered Seller Prohibited Activities for purposes of this Section 6.15: the ADD-Vantage system or its connector, vial, vial shroud or diluent bag, any hazardous drug handling system for Medicated Infusion Therapy Solutions (or any components thereof) or any other pharmaceutical drug delivery or handling system whose primary purpose is to facilitate the safe and sterile admixture or administration of Medicated Infusion Therapy Solutions (or any components thereof).

(b)Notwithstanding the foregoing, the Parties agree that Seller Parent and its Affiliates shall not be deemed to have violated the restrictions contained in Section 6.15(a) in the event that Seller Parent or any of its Affiliates acquires or invests in:

(i)any Person, or the assets thereof, if less than ten percent (10%) of the gross revenues, assets and income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) are related to or were derived from any of the Seller Prohibited Activities;

(ii)any Person, or the assets thereof, if ten percent (10%) or more than ten percent (10%) of the gross revenues, assets or income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) were derived from any of the Seller Prohibited Activities; provided, that Seller Parent and its Affiliates use reasonable best efforts to divest themselves within twelve (12) months of such acquisition of all or substantially all of the assets or operations so acquired that are engaged in any of the Seller Prohibited Activities;

(iii)securities representing not more than three percent (3%) of the outstanding voting power of any Person; or

(iv)any equity interest in any Person through any employee benefit plan of Seller Parent or its Subsidiaries.

(c)Notwithstanding the foregoing, the Parties agree that none of Seller Parent, its Affiliates or any acquiring or surviving entity of a merger or consolidation shall be deemed to have violated the restrictions contained in Section 6.15(a) in the event that Seller Parent or any of its Affiliates is acquired, directly or indirectly, by any Person engaged, directly or indirectly, prior to the date of such acquisition, in any of the Seller Prohibited Activities (it being understood and agreed that, in the case of an acquisition, merger or other business combination with any such Person, Seller Parent or any Affiliate thereof shall be deemed “acquired” only in the event that, following such acquisition, merger or other business combination, fifty percent (50%) or more of the outstanding voting stock of the acquired, surviving or combined entity is owned, directly or indirectly, by Persons other than the shareholders of Seller Parent or their respective Affiliates immediately prior to such acquisition, merger or other business combination).

(d)The Parties agree that, notwithstanding anything to the contrary in this Section 6.15, the provisions of this Section 6.15 shall not prohibit Seller Parent or any of its Affiliates from operating or conducting any of their respective businesses or the Retained Businesses, performing under any Ancillary Agreement, or owning or operating any Excluded Asset. It is the desire and intent of the Parties that the provisions of this Section 6.15 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 6.15 shall be adjudicated to be invalid or unenforceable, this Section 6.15 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6.15 in the particular jurisdiction in which such adjudication is made. The Parties recognize that the performance of the obligations under this Section 6.15 by Seller Parent is special, unique and extraordinary in character, and that in the event of the breach by Seller Parent or its Affiliates of the terms and conditions of this Section 6.15 to be performed by Seller Parent, Purchaser and the Business shall be entitled, if they so elect, to obtain damages, expenses (including attorneys’ fees and expenses), losses or liabilities of any nature and kind (without regard to any limitation on types or measurement of damages in this Agreement including those set forth in the definition “Loss” in Section 1.1 or Section 7.5) for any breach of this Section 6.15, or to enforce the specific performance thereof by Seller Parent.

Section 6.16    Confidentiality.

(a)For a period of seven (7) years after the Closing Date, Seller Parent and Purchaser shall hold and shall cause their respective Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) to hold, and shall each use their reasonable best efforts to cause their respective
Representatives to hold, in strict confidence and not to use in any manner (other than for the purpose of holding confidential and for no other purpose), disclose or release without the prior written consent of the other Party, any and all of the other Party’s Confidential Information; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Seller Parent or Purchaser, as the case may be, will be responsible, (ii) if the Parties, their Affiliates or their respective Representatives are requested or compelled to disclose, in the opinion of counsel (which may be inside counsel), any such Confidential Information by judicial or administrative process or by other requirements of Law or any securities exchange, market or automated quotation system to which such Person is subject, or (iii) in connection with any proceeding to enforce such Party’s rights under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Seller Parent or Purchaser, as the case may be, shall (x) to the extent legally permissible and reasonably practicable, promptly notify the other Party of the existence of such request or demand and the disclosure that is expected to be made in respect thereto in each case with sufficient specificity so that the other Party may, at its expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.16 and (y) if requested by the other Party (at such other Party’s sole cost and expense), assist the other Party in seeking a protective order or other appropriate remedy in respect to such request or demand. If such a protective order or other remedy or the receipt of a waiver by the other Party is not obtained and such disclosing Party or any of its Affiliates or Representatives is nonetheless required by such judicial or administrative process, Law or securities exchange, market or automated quotation system to disclose any Confidential Information, such disclosing Party (or such Affiliate or Representative) may, after compliance with the immediately preceding sentence of this Section 6.16(a), disclose only that portion of the Confidential Information which is required to be disclosed, provided, that such disclosing Party and, if appropriate, such Affiliate or Representative, exercise its and their reasonable best efforts to preserve the confidentiality of such Confidential Information, including by obtaining reasonable assurances that confidential treatment shall be accorded any Confidential Information so disclosed. Notwithstanding any disclosure of Confidential

Information pursuant to clause (ii) above, such disclosing Party and its Affiliates and Representatives will continue to be bound by its obligations of confidentiality (including with respect to any Confidential Information disclosed pursuant to clause (ii) above), non-disclosure, restriction on use and other obligations under this Section 6.16.

(b)As used in this Agreement, “Confidential Information” means all proprietary, technical, economic, environmental, operational, financial or other business information or material, data, reports, interpretations, forecasts and business plans of one Party and its businesses, products, services, financial condition, operations, assets, liabilities and/or prospects, which, prior to or following the Closing Date, has been disclosed by Seller Parent or its Affiliates, on the one hand, or Purchaser or its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries), on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Party, in each case including pursuant to the access provisions of Section 6.10 or any other provision of this Agreement or any Ancillary Agreement or (A) in the case of Seller Parent and its Affiliates and their respective Representatives (as the receiving party), (i) except with respect to Intellectual Property, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing and (ii) with respect to Intellectual Property, to the extent relating solely to the Business or the Purchased Assets prior to Closing and not constituting Excluded Assets, or (B) in the case of Purchaser and its Affiliates and their respective Representatives (as the receiving party), to the extent relating to the Excluded Assets or the Retained Businesses (except, in the case of clauses (A) and (B), to the extent that such information can be shown to have been (1) in the public domain (other than as a result of a disclosure by such Party or its Affiliates or Representatives (including, in the case of Seller Parent, any of the Retained Subsidiaries or, in the case of Purchaser, any of its Subsidiaries (including the Conveyed Subsidiaries and their Subsidiaries))), (2) available after the date hereof to such Party on a non-confidential basis from a source other than the other Party without, to such Party’s knowledge after reasonable inquiry, being subject to any contractual or other obligation of confidentiality to the other Party, or (3) independently developed by or on behalf of such Party without use of, reference to or reliance upon any information, materials or other documents furnished or otherwise disclosed to such Party or any of its Affiliates or Representatives by or on behalf of the other Party (as can be demonstrated by such Party by appropriate documentary evidence) and is not, to such Party’s knowledge after reasonable inquiry, subject to any contractual or other obligation of confidentiality to the other Party).
Notwithstanding anything to the contrary in this Agreement, nothing herein shall prevent (x) Seller Parent or its Affiliates from disclosing or using information (i) used or held for use in any Retained Business or (ii) to the extent relating to any Retained Liability, in each case, even if such information also constitutes Purchaser’s Confidential Information, and (y) Purchaser or its Affiliates from disclosing or using information (i) used or held for use in the Business or (ii) to the extent relating to any Purchased Assets or Assumed Liabilities or the Business, in each case, even if such information also constitutes Seller Parent’s Confidential Information.

(c)Notwithstanding anything to the contrary set forth herein, (i) Seller Parent and its Affiliates, on the one hand, and Purchaser and its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries), on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information, materials or other documents and (ii) confidentiality obligations provided for in any agreement between
Seller Parent or any of its Affiliates, or Purchaser or any of its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries), on the one hand, and any employee of Seller Parent or any of its Affiliates (or, prior to the Closing Date, any Conveyed Subsidiary and their Subsidiaries), or Purchaser or any of its Affiliates (including after the Closing Date, the Conveyed Subsidiaries and their Subsidiaries), on the other hand, shall remain in full force and effect. Confidential Information of Seller Parent and its Affiliates, on the one hand, or the Conveyed Subsidiaries and their Subsidiaries, on the other hand, in the possession of, and used by, the other Party as of the Closing Date may continue to be used by Seller Parent or its Affiliates in the operation of their businesses, or subject to the Intellectual Property License Agreement, Purchaser or its Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) solely in the operation of the Business, as the case may be, provided that, and to the extent, such Confidential Information (i) in the possession of Seller Parent or its Affiliates relates to the Retained Business, and (ii) in the possession of Purchaser or its Affiliates relates to the Business and does not constitute any Excluded Assets, and, in each case, so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Agreement. Such continued right to use may not be transferred to any third party (other than an Affiliate of a Party), without the prior written consent of the other Party, unless the third party purchases all or substantially all of the business and assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed.

(d)Notwithstanding the foregoing in this Section 6.16, to the extent that an Ancillary Agreement or another Contract pursuant to which a Party is bound, provided, that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 6.16, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto. After the Closing Date, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be in effect.

Section 6.17    Guarantees; Letters of Credit.

(a)Prior to the Closing Date, Seller Parent and Purchaser shall cooperate and shall use their respective commercially reasonable efforts to terminate, or cause Purchaser or one of its Affiliates to be substituted in all respects for Seller Parent or the applicable Retained Subsidiary in respect of, all obligations of Seller Parent or any of the Retained Subsidiaries under Seller Parent Guarantees on the Closing Date.

(b)With respect to any Seller Parent Guarantees that remain outstanding after the Closing Date, (i) Seller Parent and Purchaser shall continue to cooperate and use their respective commercially reasonable efforts to terminate, or cause Purchaser or one of its Affiliates to be substituted in all respects for Seller Parent or any Retained Subsidiary in respect of, all obligations under Seller Parent Guarantees, (ii) Purchaser shall defend, indemnify and hold harmless the Sellers and their respective Affiliates, and their respective directors, officers, agents, employees, successors and assigns from and against any Losses arising from, or relating to, such Seller Parent Guarantees, and (iii) Purchaser shall not permit any Conveyed Subsidiary or any of its Subsidiaries or Affiliates to (a) renew or extend the term of or (b) increase its obligations under, or transfer to another third party, any loan, Contract or other obligation for which Seller Parent or any Retained Subsidiary is or would reasonably be expected to be liable under such Seller Parent Guarantee. To the extent that Seller Parent or the Retained Subsidiaries have performance obligations under any Seller Parent Guarantee, Purchaser will use commercially reasonable efforts to (x) perform such obligations on behalf of Seller Parent and the Retained Subsidiaries or (y) otherwise take such action as reasonably requested by Seller Parent so as to put Seller Parent and the Retained Subsidiaries in the same position as if Purchaser, and not Seller Parent or a Retained Subsidiary, had performed or were performing such obligations.

(c)Prior to the Closing Date, Seller Parent and Purchaser shall cooperate and Purchaser shall use commercially reasonable efforts to replace all letters of credit issued by Seller Parent or the Retained Subsidiaries on behalf of or in favor of any Conveyed Subsidiary, any of their Subsidiaries or the Business (the “Seller Parent LCs”) as promptly as practicable with letters of credit from Purchaser or (if it is able to do so) one of its Affiliates as of the Closing Date. With respect to any Seller Parent LCs that remain outstanding after the Closing Date, Purchaser shall (i) defend, indemnify and hold harmless the Sellers and their respective Affiliates, and their respective directors, officers, agents, employees, successors and assigns for any Losses arising from, or relating to, such letters of credit, including any fees in connection with the issuance and maintenance thereof and (ii) without the prior written consent of Seller Parent, Purchaser and its Subsidiaries shall not, and shall not permit any Conveyed Subsidiary or any of their Subsidiaries or Affiliates to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Seller Parent or any Retained Subsidiary has issued any letters of credit which remain outstanding. The
Parties agree that neither Seller Parent nor any of the Retained Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any Conveyed Subsidiary (or any Subsidiary thereof) or the Business after the expiration of any such letter of credit. Neither Seller Parent Guarantees nor Seller Parent LCs shall be deemed Purchased Assets hereunder.

Section 6.18    Ancillary Agreements; Retained Names; the MedNet Mark; Common Law Trademarks.
(a)At the Closing, Purchaser and Seller Parent shall enter into, execute and deliver a Transitional Services Agreement in the form set forth in Exhibit F hereto, with such changes, if any, as may be mutually agreed by Purchaser and Seller Parent (the “Transitional Services Agreement”), including the changes contemplated to be negotiated pursuant to this Section 6.18(a) and Section 6.26, as applicable. The Parties hereby acknowledge and agree that the schedules to the Transitional Services Agreement set forth on Exhibit F hereto may not include all of the services that shall be provided under the Transitional Services Agreement and prior to Closing, each Party shall use its reasonable best efforts to supplement (as applicable), negotiate in good faith and finalize the schedules to the Transitional Services Agreement based on the discussions of the parties to date and the description of the services and related terms set forth in the draft of the schedules to the Transitional Services Agreement set forth on Exhibit F hereto; provided that, for clarity, if, despite such reasonable best efforts, the Parties are not able to agree in writing on any service to be supplied thereunder, the Transitional Services Agreement shall include only services that are both being utilized in connection with, the Business during the twelve (12)
month period prior to the Closing and being performed by or through employees, assets or entities of the Sellers that will not be transferred to Purchaser pursuant to the provisions of this Agreement, and shall not include the “Excluded Services” set forth on draft Exhibit B to the Transitional Services Agreement (the “Services”).

(b)At the Closing, Purchaser and Seller Parent shall enter into, execute and/or deliver (i) a shareholders agreement substantially in the form set forth in Exhibit B hereto (the

“Shareholders Agreement”), (ii) a promissory note in the original principal amount of $75,000,000 (the “Seller Note Amount”) to be issued by Purchaser and guaranteed by guarantors thereunder to Seller Parent (or its designee), and the related guarantees duly executed by Purchaser and its Subsidiaries party thereto together with the other ancillary documents and deliverables described on Exhibit C hereto, pursuant to the terms of, and subject to the conditions of, the term sheet set forth on Exhibit C hereto (the “Seller Note”) and any closing deliverables required thereunder, in each case, in a form reasonably satisfactory to Seller Parent, (iii) an Intellectual Property License Agreement substantially in the form set forth in Exhibit G hereto (the “Intellectual Property License Agreement”), (iv) a manufacturing and supply agreement in which Seller Parent is the supplier substantially in the form set forth in Exhibit H hereto (the “Manufacturing and Supply Agreement (Seller Parent as Supplier)”), (v) a manufacturing and supply agreement in which Purchaser is the supplier substantially set forth in Exhibit I hereto (the “Manufacturing and Supply Agreement (Purchaser as Supplier)”), (vi) Intellectual Property assignment agreements substantially in the forms set forth in Exhibit J hereto (the “IP Assignment Agreements”) and
(vii) a Net Economic Benefits Agreement in a form to be agreed to by the Parties, subject to the terms set forth in Section 6.26 and Section 3.2(c) (the “Net Economic Benefit Agreement”).

(c)As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing, Purchaser shall cause each Conveyed Subsidiary (and each Subsidiary thereof) to change its name and cause its certificate of incorporation (or equivalent organizational document), as applicable, to be amended to remove any and all references to “Hospira,” “Pfizer” and all other Retained Names. Upon and following the Closing, Purchaser shall, and shall cause its Affiliates (including the Conveyed Subsidiaries and each Subsidiary thereof) to, cease holding themselves out as having any affiliation with Seller Parent or any of its Affiliates.

(d)Upon and following the Closing, subject to Section 6.18(c), Purchaser shall, and shall cause its Affiliates (including the Conveyed Subsidiaries and each Subsidiary thereof) to, cease using any and all Retained Names, except for a period of eighteen (18) months following the Closing (provided such period shall be thirty (30) months with respect to use of the Retained Names, to the extent required by use of tooling that is installed in the Austin Facility as of the Closing, solely with respect to the Products that are manufactured in the Austin Facility (i.e., bags)), Purchaser and its Affiliates shall be permitted to use the Hospira Marks in the manner such Hospira Marks were used by Seller Parent and its Affiliates immediately prior to the Closing solely in connection with the sale of any Inventory of Products and use of the advertising, marketing, sales and promotional materials Relating to the Business that, in each case, are included in the Purchased Assets under Section 2.2(m) and contain such Hospira Marks as of the Closing, in the conduct of the Business as conducted immediately prior to the Closing; provided, that, with respect to any Product for which any Hospira Mark is required to be used by any Conveyed Subsidiary or any of its Subsidiaries or Purchaser or any Purchaser Designee under a Product Registration or Manufacturing Registration, such Person shall be permitted to continue to use such Hospira Mark in the country to which such Product Registration or Manufacturing Registration relates, including for the sale of any Inventory or Products manufactured during such 18-month period (or thirty (30) month period, as applicable), subject to and in accordance with this Section 6.18(e), to the extent reasonably necessary to comply with such Product Registration or Manufacturing Registration, and to sell any inventory of Product that is subject to such Product Registration or Manufacturing Registration; provided, further, that, if Purchaser has been diligent in its efforts to transition from such Hospira Mark to different Trademarks not containing or comprising any of the Retained Names, but due to delays of the applicable Governmental Authority in such country, and other delays that Purchaser is not able to overcome by exercising diligent efforts, in each case, that are outside Purchaser’s reasonable control, use of such Hospira Mark is required under the applicable Product Registration or Manufacturing Registration, then following expiration of such 18-month period (or 30-month period, as applicable), Purchaser may extend such period with respect to such Hospira Mark and such country for additional period not to exceed one (1) year until such Hospira Mark is no longer required to be used under the applicable Product Registration or Manufacturing Registration, so long as Purchaser (x) provides Seller Parent with prior written notice that describes the reason for each such extension in reasonable detail, (y) remains diligent with respect to such transition during each such extension and (z) such Hospira mark is required to be used under the applicable Product Registration or Manufacturing Registration. For clarity, after expiration of the 18-month period or 30-month period (as applicable) or any extension thereof with respect to a Product, Purchaser shall be permitted to continue selling any reasonable quantities of inventory of such Product that exists as of the expiration of such period of time for a reasonable period of time (not to exceed three (3) months); provided that Purchaser provides Seller Parent with prior written notice thereof and otherwise complies with the terms of this Section 6.18.

(e)As of the Closing or with respect to each Hospira Mark, following the expiration of each period of permitted use to the extent set forth in, and subject to, Section 6.18(c) (each such period of permitted use for each Hospira Mark with respect to the applicable country, the “Hospira Transition Period”), Purchaser shall, and shall cause its Affiliates to remove, strike over, or otherwise obliterate all Retained Names from all sales and product literature, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email addresses, computer software, and other materials and systems. Any use of the Hospira Marks by the Conveyed Subsidiaries and their Subsidiaries as permitted in this Section 6.18 is subject to their use of each Hospira Mark in the same form and manner, to the same extent (without an increase in extent or type of uses of each Hospira Mark) and subject to the same standards of quality, of that in effect for each Hospira Mark as of the Closing. Purchaser shall not, and shall cause its Affiliates to not, use any Hospira Mark in any manner that may reflect negatively in any material respect on such name and mark or on Seller Parent or any of its Affiliates. Purchaser shall, and shall cause its Affiliates to, in connection with all written Trademark uses of the Hospira Marks permitted hereunder, use commercially reasonable efforts to include a clear statement that the associated products or services are manufactured by or otherwise emanate from Purchaser and its Affiliates and not from Seller Parent and its Affiliates. Without limitation to any other rights or remedies, Seller Parent shall have the right to terminate the license to the Hospira
Marks set forth herein, effective immediately, if Purchaser and its Affiliates materially fail to comply with the foregoing terms and conditions set forth in Sections 6.18(d) and 6.18(e) or otherwise materially fail to comply with any reasonable direction of Seller Parent or any of its Affiliates in relation to the use of the Hospira Marks provided by Seller Parent to Purchaser from time to time, and Seller Parent provides written notice to Purchaser of such failure and Purchaser does not cure such failure within ten (10) days after receipt of such notice. Purchaser shall not be deemed to have violated this Section 6.18(e) by its retention of any archived documentation or other tangible or electronic materials that contain any Retained Names; provided that such documentation and materials are for internal use only and not used in commerce.

(f)From and after the Closing, Seller Parent agrees, and agrees to cause its Affiliates, to cease all the use of the Hospira Marks that include the term “MedNet” as a Trademark and upon request from Purchaser to cancel the existing U.S. Trademark Registration Numbers 3341557, 3005020, 3600063, and 3399021. Notwithstanding the foregoing, if, at any time following the Closing Date, Seller Parent would like to allow any such Trademark registrations to lapse or be cancelled, Seller Parent shall provide Purchaser with written notice thereof and if Purchaser would like Seller Parent to continue to maintain such Trademark registrations, Purchaser shall promptly provide Seller Parent with written notice agreeing to reimburse Seller Parent for its costs and expenses incurred in connection with maintaining such Trademark registrations. Following receipt of such notice, Seller Parent shall continue to maintain such Trademarks for a reasonable period of time for so long as Purchaser reimburses Seller
Parent for such costs and expenses and remains diligent with respect to filing Trademark applications (that, for clarity, do not include any Retained Names) to replace such Trademark registrations. Seller Parent, on behalf of itself and its Affiliates, hereby assigns to Purchaser any and all of its and its Affiliates’ right, title and interest in, to and under all MedNet Rights. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE ASSIGNMENT OF THE MEDNET RIGHTS IS DELIVERED ON AN “AS IS,” “WHERE IS” BASIS AND WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE MEDNET RIGHTS (INCLUDING SELLER PARENT’S OR ITS AFFILIATES’ RIGHTS, IF ANY, WITH RESPECT THERETO).

(g)During the two (2) year period following the Closing, if and to the extent that Purchaser identifies a common law Trademark owned by Seller Parent or any of its Affiliates immediately prior to the Closing Date and that is necessary for the operation of the Business as of the Closing Date and is not a Business Common Law Trademark or a Retained Name, Purchaser may provide written notice to Seller Parent identifying such common law Trademark and requesting that it be licensed or assigned to Purchaser.  The Parties shall review and discuss in good faith such proposal for a period of up to sixty (60) days from the receipt of such notice.  If Seller Parent agrees in writing (such agreement not to be unreasonably withheld) during such sixty (60) day period that such applicable common law Trademark is necessary for the operation of the Business as of the Closing Date, such common law Trademark shall be licensed or assigned (in the reasonable discretion of Seller Parent) to Purchaser and subject to the terms and conditions of this Agreement and other terms as reasonably agreed to by the Parties.

Section 6.19    Compliance with WARN and Similar Laws. Seller Parent shall provide to Purchaser at the Closing Date a complete and accurate list of all “employment losses” within the Business, as that term is defined in WARN which occurred in the ninety (90)-days preceding the Closing Date, which shall show the name, date of separation, reason for separation, and facility or operating unit of each employee of the Business who suffered such an employment loss in such period. Purchaser agrees to provide or cause to be provided any required notice under WARN, and any similar applicable Law, and otherwise to comply with any such applicable Law with respect to any “plant closing” or “mass layoff” or similar event affecting Business Employees and occurring on or after the Closing Date. Seller Parent agrees to, and shall cause the other Sellers to, provide or cause to be provided any required notice under WARN, and any similar applicable Law, and otherwise to comply with any such applicable Law with respect to any “plant closing” or “mass layoff” or similar event affecting Business Employees and occurring prior to the Closing Date.

Section 6.20    Local Implementing Agreements. As promptly as reasonably practicable after the date hereof, Seller Parent and Purchaser shall cause the Local Implementing Agreements to be prepared and, at or prior to the Closing Date, executed by the applicable Sellers and Purchaser Designees. Seller Parent and Purchaser agree that such Local Implementing Agreements shall not expand or limit the rights and obligations of the Sellers, on the one hand, and Purchaser and the Purchaser Designees, on the other hand, beyond those provided for in this Agreement, and that the Local Implementing Agreements shall not provide for any additional rights or obligations of the Sellers, Purchaser or the Purchaser Designees that are not provided for in this Agreement. Seller Parent and Purchaser shall cooperate in the preparation of such Local Implementing Agreements, which shall be prepared substantially in the form set forth in Exhibit A with only such changes as necessary to comply with applicable Law of such foreign jurisdictions. In the event of any conflict between the terms of such Local Implementing Agreements and this Agreement, Seller Parent and Purchaser agree and acknowledge that the terms of this Agreement shall control and that, if necessary, Seller Parent and Purchaser shall, and shall cause their respective Affiliates to, deliver such additional instruments as may be necessary to accomplish the foregoing. To the extent of any schedules to any such Local Implementing Agreements, the Parties agree that such schedules shall be provided for convenience only and, as applicable, to satisfy requirements of applicable Law.

Section 6.21    Litigation Support; Seller Parent’s Election to Control Non-Indemnified Claims.
(a)Following the Closing, except in connection with any indemnification claim or dispute arising hereunder, Purchaser and its Affiliates, on the one hand, and Seller Parent and its Affiliates, on the other hand, shall cooperate with each other in the defense or settlement of any Liabilities or Actions involving the Business or Retained Businesses for which the other Party has responsibility under this Agreement, including with respect to any Assumed Liabilities or Retained Liabilities, by providing the other Party and such other Party’s legal counsel, upon reasonable advance notice in writing, reasonable access, during regular normal business hours, to current and former officers, directors, employees, contractors, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business or Retained Businesses, as applicable, and its respective products as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, that all requests for access pursuant to this Section 6.21 shall be made in writing and shall be directed to and coordinated with a Person or Persons designated by the requested Party in writing; provided, however, that no such access shall unreasonably interfere with Purchaser’s and the Conveyed Subsidiaries’ (and their Subsidiaries’) or Seller Parent’s and its Subsidiaries; as applicable, operation of their respective businesses, including the Business and the Retained Businesses; and provided, further, that the requested Party may restrict the foregoing access to the extent that (A) in the reasonable judgment of such Party, applicable Law requires such Party to restrict or prohibit access to such information or document, (B) in the reasonable judgment of such Party, such information or document is subject to confidentiality obligations to a third party, (C) such disclosure would result in disclosure of any proprietary confidential information of such Party or third parties, or (D) disclosure of any such information or document could result in the loss or waiver of the attorney-client or other applicable privilege (provided, that such Party and/or counsel for such Party shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege). The requesting Party shall reimburse the other Party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 6.21.

(b)From and after the Closing, (i) Purchaser and its Affiliates shall promptly notify Seller Parent of any third party Action with respect to the Business that would reasonably be expected to adversely affect any Retained Business or may affect, in whole or in part, any Retained Liability and (ii) Seller Parent and its Affiliates shall promptly notify Purchaser of any third party Action with respect to any Retained Business that would reasonably be expected to adversely affect the Business or may affect, in whole or in part, any Assumed Liability; provided, that the failure by any Party and its Affiliates to give any such notice shall not be deemed to constitute a breach of this Agreement other than an intentional failure to provide such notice. The provisions of Article VII shall apply to any Third Party Claim with respect to which Purchaser is entitled to indemnification by Seller Parent under Section 7.1. With respect to any other third party Action (a “Non-Indemnified Claim”), (A) if such Non-Indemnified Claim could reasonably be expected to adversely affect any Retained Business or affect, in whole or in part, any Retained Liability, Seller Parent shall have the right but not the obligation, at its option, to participate in the defense, compromise or settlement of such Non-Indemnified Claim and, at its own expense, to employ counsel of its own choosing for such purpose, and (B) if such Non-Indemnified Claim could reasonably be expected to adversely affect the Business or affect, in whole or in part, any Purchased Asset or Assumed Liability, Purchaser shall have the right but not the obligation, at its option, to participate in the defense, compromise or settlement of such Non-Indemnified Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(c)In furtherance of the foregoing, from and after the Closing Date, Seller Parent and Purchaser shall use, and shall cause their respective Affiliates to use, reasonable efforts to make available to each other, upon written request, its current and former officers, directors, employees, contractors, personnel and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved arising from, or relating to, the conduct of the Business or the Retained Businesses or with respect to any Assumed Liabilities or Retained Liabilities. Seller Parent and Purchaser agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 6.21(c).

(d)Notwithstanding anything to the contrary herein, (i) Seller Parent or any Affiliate designated by Seller Parent shall have exclusive authority and control over all aspects of any investigation, prosecution, defense and appeal of any and all Actions arising solely from, or solely relating to, the Retained Businesses or the Retained Liabilities and may negotiate, settle or compromise, or consent to the entry of any judgment with respect to, any Retained Liability, without the consent of Purchaser or any Affiliate thereof, and (ii) Purchaser or any Affiliate designated by Purchaser shall have exclusive authority and control over all aspects of any investigation, prosecution, defense and appeal of any and all Actions arising solely from, or solely relating to, the Purchased Assets, the Shares, the Assumed Liabilities or the Business and may negotiate, settle or compromise, or consent to the entry of any judgment with respect to, any of the Purchased Assets, the Shares, the Assumed Liabilities or the Business, without the consent of Seller Parent or any Affiliate thereof.

Section 6.22    Insurance. As promptly as practicable after the date hereof, Seller Parent shall use commercially reasonable efforts to provide to Purchaser, to the extent in its possession, (i) all loss history for the last 5 years relating to the Business for matters that have been self-insured by Seller Parent and (ii) all pending insurance claims and the claims history for the Sellers in respect of the Business, the Purchased Assets and the Assumed Liabilities during the five (5) years prior to the date hereof. From and after the Closing Date, the Conveyed Subsidiaries and their Subsidiaries shall cease to be insured by Seller Parent or its Affiliates’ insurance policies or by any of their self-insured programs, and, except as otherwise expressly set forth in this Agreement, neither Purchaser nor its Subsidiaries shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Conveyed Subsidiaries or their Subsidiaries or any Liability arising from the operation of the Business before, on or after the Closing. Seller Parent or any of their respective Affiliates may, to be effective at the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 6.22. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Conveyed Subsidiaries and their Subsidiaries and the Business. Seller Parent shall keep or cause its Affiliates to keep all insurance policies currently maintained with respect to the Business, or suitable replacements or renewals, in full force and effect through 12:01 a.m. (New York time) on the Closing Date. Until the Closing, the Purchased Assets shall remain at the risk of Seller Parent and its Affiliates. In the event of any material damage to or destruction of any Purchased Asset (other than normal wear and tear) after the date hereof and prior to the Closing (in any such case, an “Insurable Loss”), Seller Parent shall give notice thereof to Purchaser. If any such Insurable Loss is covered by property insurance policies, all right and claim of Seller Parent or its Affiliates, to the extent made prior to the Closing and included in the calculation of current assets in Working Capital, to any proceeds of property insurance for such Insurable Loss shall be assigned and (if previously received by Seller Parent or its Affiliates and not used prior to the Closing Date to repair any damage or destruction) paid to Purchaser at the Closing.

Section 6.23    Trade Notification. Seller Parent and Purchaser shall agree on the method and content of the notifications to customers, suppliers and distributors of the Business of the transactions contemplated by this Agreement prior to the Closing Date. Seller Parent and Purchaser agree that such notifications are to provide sufficient advance notice of the transactions contemplated hereby and the plans associated therewith, with the objective of minimizing any disruption of the Business.

Section 6.24    Accounts; Products Received.

(a)All payments and reimbursements received by Seller Parent or its Affiliates in connection with, or arising out of, the Purchased Assets, the Shares or the Assumed Liabilities after the Closing shall be held by such Person in trust for the benefit of Purchaser and, promptly following receipt by such Person of any such payment or reimbursement, such Person shall pay over to Purchaser the amount of such payment or reimbursement, without right of setoff. All payments and reimbursements received by Purchaser or its Subsidiaries (including the Conveyed Subsidiaries and their Subsidiaries) in connection with or arising out of the Excluded Assets, Retained Liabilities or Retained Businesses, after the Closing shall be held by such Person in trust for the benefit of Seller Parent and, immediately upon receipt by such Person of any such payment or reimbursement such Person shall pay over to Seller Parent the amount of such payment or reimbursement without right of set-off.

(b)If Products are received by Seller Parent or its Affiliates after the Closing, Seller Parent shall or shall cause such Affiliate to ship those Products to Purchaser, or Purchaser’s stated representative, at Purchaser’s cost. Subject to Article VII, Purchaser shall have sole responsibility for accepting and processing all returns following the Closing of Products and disbursing refunds and credits in respect thereof (whether such Products was sold prior to or after the Closing Date). Subject to Article VII, within thirty (30) days after notification from Seller Parent or one of its Affiliates, Purchaser shall reimburse such Seller Parent or one of its Affiliates for all customer claims made against such Seller Parent or one of its Affiliates in the form of invoice deductions for amounts associated with such returned Products which are received by such Seller Parent or one of its Affiliates or their agent after the Closing.

Section 6.25    Directors’ and Officers’ Indemnification.

(a)If the Closing occurs, Purchaser shall and shall cause the Conveyed Subsidiaries and their Subsidiaries to take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of the Conveyed Subsidiaries or their Subsidiaries (or their respective predecessors) (collectively, the “D&O Indemnitees”), as provided in the organizational documents of the Conveyed Subsidiaries and their Subsidiaries in effect on the date of this Agreement, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Conveyed Subsidiaries or their Subsidiaries after the Closing.

(b)In the event that the Conveyed Subsidiaries or their Subsidiaries or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other
Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Conveyed Subsidiaries or their Subsidiaries or Purchaser, as the case may be, shall succeed to the obligations set forth in this Section 6.25.

(c)The obligations of Purchaser under this Section 6.25 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.25 applies without the express written consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.25 applies shall be third party beneficiaries of this Section 6.25).

Section 6.26    Shared Contracts. (a) The Parties acknowledge that the Shared Contracts relate to both the Business and the Retained Business. Following the Closing, the Parties desire to have and obtain the rights and benefits, and assume the obligations and liabilities, under each Shared Contract to the extent related to the Retained Businesses and the Business, as applicable. For the avoidance of doubt, the separation of any Shared Contracts shall not be a condition to the Closing. The Parties shall bear their own out-of-pocket costs or expenses incurred in connection with separating any such Shared Contracts; provided, that the Parties shall not be required to commence any litigation or offer to grant any material accommodation (financial or otherwise) to any counterparty to any such Shared Contract.

(b)At the Closing, Purchaser and Seller Parent shall enter into, execute and deliver an agreement or agreements and/or shall include in one or more other Ancillary Agreements provisions, in each case in form and substance reasonably acceptable to each Party as more fully described in and pursuant to the provisions of Section 6.26 of the Seller Disclosure Letter.

Section 6.27    Return of Assets; Transfer of Purchased Assets.

(a)If, at any time after the Closing, any asset acquired by Purchaser or any of its Affiliates (including the Conveyed Subsidiaries) hereunder is ultimately determined to be an Excluded Asset or Purchaser or any of its Affiliates is found subject to a Retained Liability, (i) Purchaser shall return or transfer and convey (without further consideration) to the appropriate Affiliate of Seller Parent such Excluded Asset or Retained Liability; (ii) Seller Parent shall cause its appropriate Affiliate to assume (without further consideration) any Liabilities associated with such Excluded Assets or Retained Liabilities; and (iii) Purchaser shall, and shall cause its appropriate Affiliate to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Retained Liability back to such Affiliate of Seller Parent, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date. In furtherance of the foregoing, Purchaser or its Affiliate shall cause the Conveyed Subsidiaries to promptly pay or deliver to Seller Parent (or its designee) any monies or checks which have been sent to a Conveyed Subsidiary to the extent they are not due to the Business which should have been sent to Seller Parent or one of its Affiliates (other than the Conveyed Subsidiaries or their Subsidiaries) (including promptly forwarding invoices or similar documentation to Seller Parent). In the case of any asset that is ultimately determined to be a Purchased Asset but is required for the
Retained Businesses, then the Parties shall use commercially reasonable efforts to ensure that Seller Parent and its Subsidiaries are granted access or rights to such assets to the extent required for the Retained Businesses.

(b)Subject to Sections 2.2 and 2.3, if, at any time after the Closing, any asset held by Seller Parent or its Subsidiaries is ultimately determined to be a Purchased Asset or Seller Parent or any of its Subsidiaries is found to be subject to an Assumed Liability, (i) Seller Parent shall return or transfer and convey (without further consideration) to the appropriate Conveyed Subsidiary (or Subsidiary thereof) or Purchaser Designee such Purchased Asset or Assumed Liability; (ii) Purchaser shall cause the appropriate Conveyed Subsidiary (or Subsidiary thereof) or Purchaser Designee to assume (without further consideration) any Liabilities associated with such Purchased Assets or Assumed Liabilities; and (iii) Purchaser shall cause the appropriate Conveyed Subsidiary (or Subsidiary thereof) or Purchaser Designee to execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability to the Conveyed Subsidiary (or Subsidiary thereof) or Purchaser Designee, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date. In furtherance of the foregoing, Seller Parent shall promptly pay or deliver to the Conveyed Subsidiary (or Subsidiary thereof) or Purchaser Designee (or any designee of the foregoing) any monies or checks which have been sent to Seller Parent or any of its Subsidiaries by customers, suppliers or other contracting parties of the Business in respect of the Business and which should have been sent to one of the Conveyed Subsidiaries (or a Subsidiary thereof) or a Purchaser Designee (including promptly forwarding invoices or similar documentation to the appropriate Conveyed Subsidiary (or Subsidiary thereof) or Purchaser Designee). In the case of any asset that is ultimately determined to be an Excluded Asset but is required for the Business, then the Parties shall use commercially reasonable efforts to ensure that Purchaser and its Subsidiaries are granted access or rights to such assets to the extent required for the Business.

Section 6.28    Transition Period Assets. Purchaser acknowledges and agrees that in the course of preparing for the implementation of the services contemplated by the Transitional Services Agreement, the Parties may identify certain assets included within the Purchased Assets (the “Transition Period Assets”) that are necessary for Seller Parent to retain in order to provide the services contemplated by the Transitional Services Agreement in accordance with the terms thereof. Subject to Section 2.3 and 3.2 and upon Seller Parent’s written notice to Purchaser prior to Closing, upon the election of Purchaser in its sole discretion, Seller Parent shall, either (i) retain possession of such Transition Period Assets during the term of the Transitional Services Agreement in connection with Seller Parent or its Subsidiaries’ obligations under the Transitional Services Agreement, in which case as soon as practicable following the expiration of the applicable services contemplated by the Transitional Services Agreement, (A) Seller Parent or its Subsidiaries will convey, assign and transfer such Transition Period Assets to Purchaser or Purchaser Designee and (B) Purchaser or Purchaser Designees will execute any amendments or amended and restated Contracts memorializing the conveyance, assignment and transfer of such applicable Transition Period Assets to Purchaser or Purchaser Designees, or (ii) include any Transition Period Assets in the Purchased Assets at Closing, in which case Purchaser will provide to Seller Parent and its Subsidiaries access to and use of such Transition Period Assets to the extent necessary for Seller Parent and its
Subsidiaries to provide the services contemplated by the Transitional Services Agreement.

Section 6.29    Exchange Act Filings.

(a)After the date hereof, Seller Parent, at its sole cost and expense, shall deliver to Purchaser, (i) as promptly as practicable, final audited combined balance sheets of the Business as of December 31, 2015 and December 31, 2014, and the related combined statements of income, business unit equity, and cash flows for the years ended December 31, 2015 and December 31, 2014, (ii) no later than ninety (90) days following the end of the third quarter of 2016, audited combined balance sheets of the Business for the nine-month period ended October 2, 2016, and the related combined statements of income, business unit equity, and cash flows for the nine-month period ended October 2, 2016 taking into account adjustments required by Regulation S-X and prepared on a “predecessor” basis (together with an unqualified report of Seller Parent’s independent accountants thereon), and (iii) (A) the audited combined balance sheets of the Business, and the related combined statements of income, business unit equity, and cash flows, as of and for the year ended December 31, 2016, taking into account adjustments required by Regulation S-X and prepared on a “predecessor” basis (together with an unqualified report of Seller Parent’s independent accountants thereon) (x) if the Closing shall not have occurred prior to March 30, 2017 but shall have occurred on or prior to April 30, 2017, prior to 60 days after the Closing Date, (y) if the Closing shall have occurred on or after May 1, 2017, prior to 45 days after the Closing Date and (z) if the Closing shall have occurred on or prior to March 30, 2017, prior to any demand for registration of the Share Consideration pursuant to the Shareholders Agreement, and (B) as promptly as practicable following the end of each fiscal quarter if the Closing has not occurred within 45 days of such fiscal quarter (except the fourth quarter of any fiscal year) the unaudited combined balance sheets of the Business, and the related combined statements of income, business unit equity, and cash flows, on an historical basis taking into account adjustments required by Regulation S-X and prepared on a “predecessor” basis (which shall have been reviewed by Seller Parent’s independent accountants in accordance with the Statement on Auditing Standards No. 100) as of and for such fiscal quarter and, if applicable, the six-month and nine-month period then ended (and the corresponding fiscal quarter and interim period from the previous year) (together with the financial statements required pursuant to clauses (ii) and (iii), the “Interim Financial Statements”).

(b)The Interim Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and the books and records of Seller Parent, in a manner consistent with the preparation of the Financial Statements for the equivalent periods, including with respect to (i) footnote disclosure (except, in the case of Interim Financial Statements, such exceptions and omitted footnotes as are customary in the preparation of interim financial statements) and (ii) the audit or review, as applicable, of Seller Parent’s independent accountants.

(c)Seller Parent agrees to consent to the inclusion of any financial statements or information obtained by Purchaser pursuant to this Section 6.29, by or at the request of Purchaser in any filings by Purchaser with the SEC or any other securities regulatory authority or exchange.

(d)Seller Parent agrees that it will use reasonable best efforts to cause its independent accountants to provide to Purchaser with a consent for the use of its report relating to any financial statements or information obtained by Purchaser pursuant to this Section 6.29 in any SEC filings by or on behalf of Purchaser.

(e)Seller Parent shall reasonably cooperate with Purchaser, and shall cause its Affiliates and its and their respective employees and representatives to reasonably cooperate with Purchaser, with respect to any financial statements (including pro forma financial statements) that Purchaser deems reasonably necessary in order to make any filing required by applicable Law or stock exchange requirements, including filings with the SEC.

Section 6.30    Waiver and Release. Notwithstanding any provision herein to the contrary, Purchaser, on behalf of itself and the other Purchaser Indemnified Parties and its and their respective successors and assigns, hereby fully, finally and forever (A) settles, releases, remises, resigns, relinquishes and discharges (collectively, "Discharges") the Seller Indemnified Parties and their respective successors and assigns, from and against any and all Actions, Losses, claims, demands, rights, Liabilities, at law or in equity, of every nature and description whatsoever, direct or indirect, known or unknown (including relating to a breach of representation, warranty or covenant in this Agreement), in any form which Purchaser or any Purchaser Indemnified Party ever had, now has, or which any of their respective successors and assigns hereafter can, shall or may have (collectively, "Claims") against the Seller Indemnified Parties or any of their respective successors and assigns, arising out of, or related to (i) the financial performance or financial condition of the Business for any period prior to or as of the date of the Amended and Restated Stock and Asset Purchase Agreement, including any failure by the Business to meet budgets, plans, projections or forecasts (whether internal or otherwise) that would reasonably be expected to result from such financial performance or financial condition, or any other facts or conditions relating to the financial performance or financial condition of the Business known to Purchaser prior to or as of the date of the Amended and Restated Stock and Asset Purchase Agreement, or (ii) the occurrence (or alleged occurrence) of a Material Adverse Effect arising out of or relating to any facts or matters known to Purchaser or its Affiliates prior to or as of the date of the Amended and Restated Stock and Asset Purchase Agreement, including relating to the financial performance or financial condition of the Business for any period prior to or as of the date of the Amended and Restated Stock and Asset Purchase Agreement, including any failure by the Business to meet budgets, plans, projections or forecasts (whether internal or otherwise) that would reasonably be expected to result from such financial performance or financial condition, and (B) waives any or all failures to satisfy any condition set forth in Section 8.2 to the extent caused by any of the foregoing, provided that nothing in this Section 6.30 shall constitute or be construed as any Discharge by Purchaser or any Purchaser Indemnified Party of any Claim for fraud against any Seller Indemnified Parties or their respective successors or assigns. The Discharge is effective as of the date of this Amended and Restated Stock and Asset Purchase Agreement. Notwithstanding any provision herein to the contrary, the foregoing (including the existence and terms of this Section 6.30) shall not be construed as (i) a Discharge by Purchaser or any Purchaser Indemnified Party of any Claim except as expressly set forth in the first sentence of this Section 6.30, and shall not be construed as a Discharge, for the avoidance of doubt, of Claims related to underlying facts or matters resulting in the failure to meet budgets, plans, projections or forecasts that are unknown by Purchaser as of the date of the

Amended and Restated Stock and Asset Purchase Agreement or (ii) an admission by any of the Sellers of the validity of any potential Claim or an admission by the Purchaser of the invalidity of any potential Claims.

ARTICLE VII

INDEMNIFICATION

Section 7.1    Indemnification by Seller Parent.

(a)Subject to the provisions of this Article VII, from and after the Closing, Seller Parent agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses that such Purchaser Indemnified Party suffers or incurs, or becomes subject to, as a result of, (i) any Excluded Asset, any Retained Liability or the operation or conduct of the Retained Businesses, (ii) any breach by any Seller of any of its covenants or agreements contained in this Agreement (the remedy for which survives the Closing), or any Ancillary Agreement, or any other agreement, instrument or certificate delivered pursuant hereto or thereto or (iii) any failure of any representation or warranty made by Seller Parent in this Agreement (other than the representations and warranties set forth in Section 4.16), any Ancillary Agreement, or any other agreement, instrument or certificate delivered pursuant hereto or thereto to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date).

(b)Purchaser shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to such Loss.

Section 7.2    Indemnification by Purchaser.

(a)Subject to the provisions of this Article VII, from and after the Closing Purchaser agrees to defend, indemnify and hold harmless the Sellers and their Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that such Seller Indemnified Party suffers or incurs, or becomes subject to, as a result of, (i) any Assumed Liability (regardless of whether such Assumed Liability was assumed by Purchaser or a Purchaser Designee pursuant to Section 2.5), (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, any Ancillary Agreement, or any other agreement, instrument or certificate delivered pursuant hereto or thereto, (iii) any failure of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement, or any other agreement, instrument or certificate delivered pursuant hereto or thereto to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date), (iv) the Business, the Purchased Assets, or the Shares from and after the Closing Date, including the use, ownership, possession, operation or occupancy of any Facility, Leased Real Property, Owned Real Property, Intellectual Property, Purchased Assets, or Shares from and after the Closing Date, unless the Loss relating thereto would actually be recoverable by Purchaser as an indemnifiable Loss under the terms of this Agreement (giving effect to the limitations set forth in this Article VII), (v) any action taken in connection with, pursuant to or relating to Section 6.4, including any agreement or alternative business arrangement entered into by the Parties in connection therewith and pursuant to the terms thereof, (vi) the use by or under authorization of Purchaser or any of its Affiliates of the Hospira Marks pursuant to Section 6.18, (vii) Purchaser’s or any of its Affiliates’ or Sublicensees’ (as
defined in the Intellectual Property License Agreement) exercise of any license or other rights set forth in the Intellectual Property License Agreement, or (viii) the research, development, manufacture, use, sale, offer for sale, import or export of any Company Medical Device Products (as defined in the Intellectual Property License Agreement) or Company Solutions Products (as defined in the Intellectual Property License Agreement) by or on behalf of Purchaser or any of its Affiliates or Sublicensees.

(b)Seller Parent shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to such Loss.

Section 7.3    Indemnification Procedures.

(a)If any Action is instituted by or against a third party with respect to which any of the Persons to be indemnified under this Article VII (the “Indemnified Party”) intends to claim any Loss hereunder (a “Third Party Claim”), the Indemnified Party shall promptly give written notice thereof to the Party from whom indemnification may be sought (the “Indemnifying Party”) indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, an estimate of the Losses relating thereto, and the provisions of this Agreement, any Ancillary Agreement, and/or any other agreement, instrument or certificate delivered pursuant hereto or thereto in respect of which such Loss shall have occurred. A failure by the Indemnified Party to give notice and to tender the defense of the Action in a timely manner pursuant to this Section 7.3(a) shall not limit the obligation of the Indemnifying Party under this Article VII, except (i) to the extent such Indemnifying Party is actually and materially prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 7.4. Payments for Losses for Third Party Claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended out-of-pocket sums.

(b)Subject to Section 6.21(b), upon receipt of a notice for indemnity from an Indemnified Party pursuant to Section 7.3(a) with respect to any Third Party Claim, the Indemnifying Party under this Article VII shall have the right, but not the obligation, to assume the defense of, at its own expense and by its own counsel, any such Third Party Claim; provided, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim is reasonably foreseeable to result in Losses which are more than two hundred percent (200%) of the amount indemnifiable by such Indemnifying Party pursuant to this Section 7.3; (ii) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (v) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim. If the Indemnifying Party shall, in accordance with the immediately preceding sentence, undertake to compromise or defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement releases the Indemnified Party in connection with such Third Party Claim and provides relief consisting solely of money damages borne by the Indemnifying Party. If the Indemnifying Party assumes the defense of the Third Party Claim, and the Third Party Claim concerns any Intellectual Property of the other Party, the Indemnifying Party shall reasonably cooperate with the Indemnified Party with respect to such aspects of the Third Party Claim that concern the ownership, validity, or enforceability of such Intellectual Property, including by not making any admission or offer of settlement in such Third Party Claim that could reasonably be expected to have prejudice or adverse effect, and in the event and to the extent that any Third Party Claim relates to or may affect or otherwise impair ownership of or rights in, or the scope, validity or enforceability of, any Licensed IP, the prosecution and defense of such aspects of such Third Party Claim shall be governed by the Intellectual Property License Agreement. Notwithstanding an election of the Indemnifying Party to assume the defense of such Action, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Action.

(c)In the event any Indemnified Party has an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim, the Indemnified Party shall so notify the Indemnifying Party promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement, any Ancillary Agreement, or any other agreement, instrument or certificate delivered pursuant hereto or thereto in respect of which such Loss shall have occurred. A failure by the Indemnified Party to give notice and to tender the conduct or defense of the Action in a timely manner pursuant to this Section 7.3(c) shall not limit the obligation of the Indemnifying Party under this Article VII, except (i) to the extent such Indemnifying Party is actually and materially prejudiced thereby and (ii) as provided by Section 7.4. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 10.12. Within ten (10) Business Days of the final determination of the amount of any claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the agreed claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than five (5) Business Days prior to such payment.

(d)Purchaser will provide notice and an opportunity to comment to Seller Parent before Purchaser or any of its Affiliates files any material Required Governmental Report or any other report, notification or filing with any Governmental Authority or third party in connection with an event that would be reasonably likely to result in a Loss subject to the indemnification provisions of Section 7.1. In the event Purchaser or any of its Affiliates is required to file a material Required Governmental Report or any other report, notification or filing immediately, Purchaser will provide simultaneous notice to Seller Parent when the report is filed with the Governmental Authority.

Section 7.4    Expiration. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, all covenants and agreements made herein or in any Ancillary Agreement shall survive the Closing and remain in full force and effect in accordance with their terms; provided, that, for the avoidance of doubt, (x) the obligations of Purchaser to assume, and to indemnify Seller Indemnified Parties for, the Assumed Liabilities, or reimburse Seller Parent for costs and expenses expressly provided for in this Agreement, and (y) the obligations of Seller Parent to retain, and indemnify Purchaser Indemnified Parties for, the Retained Liabilities, shall in each case survive the Closing indefinitely. No action or proceeding seeking damages or other relief for breach of any covenants or agreements contained in this Agreement shall be commenced after the date on which such covenant or agreement shall terminate in accordance with its terms, unless prior to such termination date a claim for indemnification with respect thereto has been made, with reasonable specificity, by written notice given under Section 7.3. All representations and warranties made herein and all indemnification obligations under Sections 7.1 and 7.2 with respect to any such representations or warranties, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the eighteen (18) month anniversary of the Closing Date, unless prior to such anniversary date a claim for indemnification with respect thereto has been made, with reasonable specificity, by written notice given under Section 7.3, except that (i) the Fundamental Representations shall survive and the right to bring a claim for indemnification for breach of such representations or inaccuracy thereto shall continue indefinitely and (ii) the representations and warranties contained in Section 4.17 shall survive, and the right to bring a claim for indemnification for breach of such representations or inaccuracy thereto shall continue, until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof).

Section 7.5    Certain Limitations. Notwithstanding the other provisions of this Article VII, neither Seller Parent nor Purchaser, as applicable, shall have any indemnification obligations for (a) Losses under Section 7.1(a)(ii) or 7.2(a)(ii), to the extent that the aggregate amount of all such Losses exceeds the Final Purchase Price , (b) under Section 7.1(a) to the extent such Losses result from, arise out of or are the consequence of, in whole or part any intrusive investigation, including any drilling, sampling, testing or monitoring of any soil, surface water or groundwater by or on behalf of Purchaser or any of its Affiliates, in each case, except to the extent such action or intrusive investigation was expressly required by Environmental Laws or Environmental Permits or is undertaken in response to a substantial threat to human health or the environment; or (c) Losses under Section 7.1(a)(iii) or 7.2(a)(iii), in respect of any individual item or group of items where the Loss relating thereto is less than $90,000 (the “De Minimis Claim Threshold”), or in respect of each individual item or group of related items where the Loss relating thereto is equal to or greater than the De Minimis Claim Threshold, unless the aggregate amount of all such Losses exceeds $4,500,000 (the “Deductible”), in which event the applicable Party shall be required to pay only the amounts of such Losses from the first dollar of any such Losses but only up to a maximum amount of $90,000,000 (the “Maximum Indemnification Amount”); provided, that, notwithstanding anything in this Agreement to the contrary, in no event shall the same Loss be taken into account more than once for purposes of calculations in connection with, or application of, the De Minimis Claim Threshold, the Deductible or the Maximum Indemnification Amount. Notwithstanding anything to the contrary set forth in this Agreement, the limitations set forth in this Section 7.5 shall not apply to or count towards any indemnification obligation of (A) Seller Parent for Losses resulting from (1) any Excluded Asset, (2) any Retained Liability, (3) the Retained Businesses, (4) any breach of any representation or warranty of Seller Parent set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.15 (except with respect to the Maximum Indemnification Amount, which shall apply for any indemnification obligations of Seller Parent with respect to Section 4.15) and Section 4.19 (collectively, the “Seller Fundamental Representations”), or (5) Seller Parent’s fraud, and (B) Purchaser for Losses resulting from (1) any Purchased Asset, (2) any Assumed Liability, (3) the Business, (4) any breach of any representation or warranty of Purchaser set forth in Section 5.1, Section 5.2, Section 5.3, and Section 5.11 (collectively, the “Purchaser Fundamental Representations”, and together with the Seller Fundamental Representations, the “Fundamental Representations”), (5) any use by Purchaser or any of its Affiliates of the Hospira
Marks pursuant to Section 6.18, (6) Purchaser’s or any of its Affiliates’ or Sublicensees’ (as defined in the Intellectual Property License Agreement) exercise of any license or other rights set forth in the Intellectual Property License Agreement, (7) the research, development, manufacture, use, sale, offer for sale, import or export of any Company Medical Device Products (as defined in the Intellectual Property License Agreement) or Company Solutions Products (as defined in the Intellectual Property License Agreement) by or on behalf of Purchaser or any of its Affiliates or Sublicensees or (8) Purchaser’s fraud.

Section 7.6    Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Sections 7.1 or 7.2 shall be net of (i) any accruals or reserves on the Final Closing Statement specifically identified and attributable to such Loss, but solely to the extent of the amount of such accrual or reserve, (ii) any amounts included in the settlement of the Final Working Capital or the Final Net Cash specifically identified and attributable to such Loss, and (iii) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party (net of any costs of investigation of the underlying claim and of collection), (iv) any insurance proceeds or other cash receipts or sources of reimbursement actually received (net of any costs of investigation of the underlying claim and of collection) as an offset against such Loss (each Person named in clauses (iii) and (iv), a “Collateral Source”), and (v) an amount equal to the net Tax benefit resulting from such Loss that is actually realized no later than the second Tax year following the Tax year of the Loss by the Indemnified Party or its Affiliates. Indemnification under this Article VII shall not be available unless the Indemnified Party first uses its reasonable best efforts to seek recovery from all Collateral Sources. The Indemnifying Party may, to the extent permitted by applicable Law, require an Indemnified Party to assign to the Indemnifying Party the rights to seek recovery pursuant to the preceding sentence (to the extent such rights are capable of assignment); provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense; and provided, further, that the Indemnified Party shall cooperate (at the Indemnifying Party’s expense) with the Indemnifying Party to seek such recovery. If the amount to be netted hereunder from any payment required under Sections 7.1 or 7.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the
Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.

Section 7.7    No Right of Set-Off. Neither Seller Parent, on the one hand, nor Purchaser, on the other hand, shall have any right to set-off any Losses under this Article VII against any payments to be made by such Party or Parties pursuant to this Agreement or any other agreement among the Parties, including in any Ancillary Agreement.

Section 7.8    Materiality Scrape. For purposes of this Article VII, in determining whether there has been an inaccuracy in or breach of any representation or warranty and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty shall be read without regard and without giving effect to any materiality qualifications contained therein (including the terms “material”, “material adverse effect”, “Material Adverse Effect” or any similar terms), except, with respect to this Section 7.8, the following references shall not be disregarded: (i) use of the word “Material” as used in the defined terms “Material Adverse Effect,” “Material Contract,” “Material Shared Contract” and “Purchaser Material Adverse Effect,” (ii) references to materiality contained in each of Section 4.6(b), Section 4.9(a), Section 4.12(a), Section 4.12(b), Section 4.13(a), Section 4.17(a), Section 4.17(b), Section 4.18(a), (iii) references to a Material Adverse Effect contained in Section 4.7(a).

Section 7.9    Sole Remedy/Waiver. From and after the Closing, except with respect to (i) claims arising from actual fraud, and (ii) claims seeking specific performance or other equitable relief with respect to covenants to be performed after the Closing or pursuant to any Ancillary Agreement, the Parties acknowledge and agree that the remedies provided for in this Article VII and Section 6.6 with respect to Taxes shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement and the Ancillary Agreements, except any remedies to the extent expressly set forth in the Ancillary Agreements for claims that may arise thereunder (and for clarity, the Parties’ rights and obligations with respect to such remedies shall be subject to the terms set forth therein).

Section 7.10    Indemnification Payments. A Party (and its Affiliates) shall not be deemed to have suffered a Loss with respect to an item to the extent such Party was actually compensated therefor by reason of an increase in the amount otherwise paid to it or a reduction in the amount otherwise paid by it pursuant to Section 2.10. Seller Parent hereby waives any claim of subrogation or contribution against the Conveyed Subsidiaries (and Subsidiaries thereof) with respect to any indemnification obligation owing to Purchaser Indemnified Parties.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1    Conditions to the Obligations of Purchaser and Seller Parent. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by Law) in writing by Purchaser or Seller Parent, as appropriate, at or prior to the Closing of each of the following conditions precedent:
(a)There shall not be (i) in effect any Governmental Order issued by any Governmental Authority of competent jurisdiction that permanently enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or (ii) any Action pending or threatened in writing by a Governmental Authority seeking to prevent the consummation of the transactions contemplated hereby, in each case, having a material economic significance to the transactions contemplated hereby.

(b)The waiting period required under the HSR Act, including any extensions thereof, shall have expired or been terminated and all other Approvals under Antitrust Laws set forth in Annex C hereto required to be obtained for the consummation of the transactions contemplated hereby shall have been obtained.

Section 8.2    Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the written waiver (to the extent permitted by Law) by Purchaser, at or prior to the Closing, of each of the following conditions precedent:

(a)The representations and warranties of Seller Parent contained in Article IV (other than as set forth in the following sentence) shall be true and correct (without giving effect to any “materiality” or Material Adverse Effect or similar qualifiers therein) as of the Closing Date as though made on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent where failures to be true and correct do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Seller Parent set forth in (i) Section 4.7(a) shall be true and correct in all respects and (ii) Section 4.1, Section 4.2, Section 4.3(b) and Section 4.15 shall be true and correct in all material respects, in each of clause (i) and (ii), as of the Closing Date as though made on the Closing Date.

(b)Seller Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller Parent on or prior to the Closing.

(c)Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)Seller Parent shall have delivered to Purchaser a certificate signed by a duly authorized officer of Seller Parent to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(e)Seller Parent shall have made, or caused to be made, delivery to Purchaser of the items required under Section 3.1(b).

Section 8.3    Conditions to the Obligations of Seller Parent. The obligation of Seller Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the written waiver (to the extent permitted by Law) by Seller Parent, at or prior to the Closing, of each of the following conditions precedent:

(a)The representations and warranties of Purchaser contained in Article V shall be true and correct (without giving effect to any “materiality” or Purchaser Material Adverse Effect qualifiers therein) as of the Closing Date as though made on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent where failures to be true and correct would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b)Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing.

(c)Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d)Purchaser shall have delivered to Seller Parent a certificate signed by a duly authorized officer of Purchaser to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(e)Purchaser shall have made, or caused to be made, delivery to Seller Parent of the items required under Section 3.1(c).

Section 8.4    Frustration of Closing Conditions. Neither Seller Parent nor Purchaser may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing to occur, including as required in Section 6.4.

Section 8.5    Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VIII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by written agreement of Purchaser and Seller Parent, acting as agent for each other Seller;

(b)by either Purchaser or Seller Parent, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the close of business (New York time) on the six (6) month anniversary of the date hereof (the “Outside Date”); provided, that if all of the conditions to the obligations of Seller Parent and Purchaser to consummate transactions contemplated hereby set forth in Article VIII (other than those conditions set forth in Section 8.1(b) and those conditions that by their nature would be satisfied as of the Closing Date (provided that such conditions would be capable of being satisfied by the Outside Date)) have been satisfied or waived as of the Outside Date, then Seller Parent may extend the Outside Date to the close of business (New York time) on the nine (9) month anniversary of the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to (x) any Party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (y) the other Party during the pendency of any Action by a Party for specific performance of this Agreement;

(c)by Purchaser upon written notice to Seller Parent, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller Parent which has rendered the satisfaction of any conditions set forth in Section 8.2 incapable of fulfillment, such violation or breach has not been waived by Purchaser, and the breach has not been cured within forty-five (45) days (or, if earlier, the Outside Date) following Purchaser’s written notice of such breach and/or is not capable of being cured prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c), if not exercised, shall terminate sixty (60) days following delivery of such written notice; provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Purchaser if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(d)by Seller Parent upon written notice to Purchaser, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Purchaser which has rendered the satisfaction of any conditions set forth in Section 8.3 incapable of fulfillment, such violation or breach has not been waived by Seller Parent, and the breach has not been cured within forty-five (45) days (or, if earlier, the Outside Date) following Seller Parent’s written notice of such breach and/or is not capable of being cured prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d), if not exercised, shall terminate sixty (60) days following delivery of such written notice; provided, further, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Seller Parent if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(e)by either Seller Parent or Purchaser if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order permanently enjoining or otherwise prohibiting the Sale and such Governmental Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the issuance of such Governmental Order or other action; or

(f)by Seller Parent upon written notice to Purchaser, if (i) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied as of the date on which the Closing should have occurred pursuant to Section 3.1 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or waived by Seller Parent (to the extent waived by Seller Parent)), (ii) Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) days of the date on which Closing should have occurred pursuant to Section 3.1 (or, if earlier, failed to consummate the transactions contemplated by this Agreement by the Outside Date) and (iii) Seller Parent has stood ready, willing and able to consummate the Sale contemplated by this Agreement at the time of such termination, except to the extent that Purchaser’s actions or omissions caused Seller Parent to not be ready, willing and able to consummate the Sale at the time of such termination.

Section 9.2    Effect of Termination.

(a)In the event of termination of this Agreement prior to Closing pursuant to Section 9.1, (i) written notice thereof shall forthwith be given to the other Party, and (ii) except as set forth in this Section 9.2, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned, without any liability or obligation on the part of any Party and each of their respective Affiliates, directors, officers or employees, provided that termination of this Agreement shall not relieve any Party from damages for (i) any Intentional Breach of any covenant or agreement in this Agreement or (ii) actual fraud, in which case, such breaching Party shall be fully liable to the other Party for any and all Losses; and provided further that in no event shall Seller Parent have any claim for Intentional Breach (except as set forth in Section 9.2(d)) against Purchaser in any circumstance in which Seller Parent has the right to terminate this Agreement under the circumstances set forth in Section 9.2(d).

(b)Notwithstanding the termination of this Agreement, the following Sections of this Agreement shall remain in full force and effect: Section 6.1(b) (Information and Documents), Section 9.1 (Termination), Section 9.2 (Effect of Termination) and Article X (Miscellaneous).

(c)If this Agreement is terminated in accordance with Section 9.1, the Confidentiality Agreement shall remain in full force and effect for the term provided for therein; except, that Seller Parent and Purchaser agree that the Confidentiality Agreement (including the employee non-solicitation prohibition therein) shall be extended for a period of time equal to the Confidentiality Agreement’s original term as if such term commenced on the date of this Agreement, and this Section 9.2(c) shall be the requisite mutual written consent amending such Confidentiality Agreement.

(d)In the event Seller Parent shall terminate this Agreement prior to the Closing pursuant to Section 9.1(f) or pursuant to Section 9.1(d) as a result of, or due to, Purchaser’s Intentional Breach(es) of either Section 6.4, Purchaser shall pay or cause to be paid to Seller Parent a fee in the amount equal to $75,000,000 (“Reverse Termination Fee”) as liquidated damages hereunder, by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement. The Parties hereby acknowledge and agree that (i) the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement and (ii) the Reverse Termination Fee payable by Purchaser pursuant to this Section 9.2(d) is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller Parent and its Affiliates for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination. If Purchaser fails promptly to pay any amount due pursuant to this Section 9.2(d), it shall also pay any reasonable costs and expenses incurred by Seller Parent in connection with enforcing this Agreement (including by legal action), together with interest on such unpaid amount payable under Section 10.10 (“Collection and Interest Amounts”). Notwithstanding any provision in this Agreement or any Ancillary Agreement to the contrary, (A) the Reverse Termination Fee, if paid, in addition to the Collection and Interest Amounts, and any fee reimbursements payable to Seller Parent under this Agreement, including under Section 6.4(h), shall be the sole and exclusive remedy of Seller Parent, the Share Sellers, the Asset Sellers and each of their respective Affiliates, directors, officers, employees, representatives, agents and shareholders (collectively “Seller Parties”) against Purchaser, any Purchaser Designee and each of their respective Affiliates, directors, officers, employees, Representatives, agents and equityholders (collectively, the “Purchaser Parties”) for any damages, expenses (including any fees and expenses of Representatives), losses or liabilities of any nature and kind incurred or suffered by the Seller Parties (without regard to any limitation on types or measurement of damages in this Agreement including those set forth in the definition “Loss” in Section 1.1 or Section 7.5) in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, and (B) upon payment of the Reverse Termination Fee, the Seller Parties shall have no further remedy in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, including any breach thereof. In no event shall Purchaser be required to pay the Reverse Termination Fee on more than one occasion. Insofar as Seller Parent may pursue both a grant of specific performance to the extent permitted by Section 10.17 and the payment of the Reverse Termination Fee to the extent permitted by this Section 9.2(d), under no circumstances shall any Seller Party be permitted or entitled to receive both a grant of specific performance to require Purchaser to consummate the Closing and an award or judgment entitling Seller Parent to receive the Reverse Termination Fee.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) when served by personal delivery upon the Party for whom it is intended, (b) one (1) Business Day following the day sent by overnight courier, return receipt requested, (c) when sent by facsimile, provided, that the facsimile is promptly confirmed by telephone confirmation thereof, or (d) when sent by e-mail, provided, that a copy of the same notice or other communication sent by email is also sent by overnight courier, return receipt requested, on the same day as such email is sent, in each case to the Person at the address, facsimile number or e-mail address set forth below, or such other address, facsimile number or e-mail address as may be designated in writing hereafter, in the same manner, by such Person:

To any Seller:

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Email: Douglas.Lankler@pfizer.com
Attention: Executive Vice President and General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Email: paul.schnell@skadden.com; kenneth.wolff@skadden.com
Attention: Paul T. Schnell; Kenneth M. Wolff

To Purchaser:

ICU Medical, Inc.
951 Calle Amanecer
San Clemente, CA 92673

Attention: General Counsel
E-mail: vsanzone@icumed.com

with a copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Charles Ruck; Thomas Christopher
E-mail:     Charles.Ruck@lw.com; Thomas.Christopher@lw.com

Section 10.2    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3    Assignment.

(a)Except as permitted pursuant to the first sentence of Section 10.3(b), no Party may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of all or substantially all of the assets of such Party, without the prior written consent of the other Party.

(b)Notwithstanding the foregoing, Purchaser shall be entitled to designate one or more Persons that are: (i) directly or indirectly wholly owned by Purchaser;
or (ii) third parties selected by Purchaser (each, a “Purchaser Designee”) to be the purchaser or transferee of some or all of the Shares or the Purchased Assets or, subject to this Section 10.3(b), to be a counterparty to the Transitional Services Agreement or any other Ancillary Agreement pursuant to which transitional services are to be rendered by Seller Parent (including any Interim Business Agreement that may be entered into in connection with the Local Implementing Agreements), provided, that no such designation (i) shall release Purchaser from its obligations under this Agreement or (ii) would be reasonably expected to restrict or delay consummation of the transactions other than as contemplated by this Agreement or by the Ancillary Agreements. Purchaser shall be responsible for and shall pay or reimburse the Sellers for any incremental Tax liabilities and other reasonable out-of-pocket costs and expenses resulting solely from the substitution of a Purchaser Designee for Purchaser as the purchaser of any of the Shares or the Purchased Assets in accordance with this Section 10.3(b) or to be a counterparty to the Transitional Services Agreement or any other Ancillary Agreement pursuant to which transitional services are to be rendered by Seller Parent (including any Interim Business Agreement that may be entered into in connection with the Local Implementing Agreements). The Parties agree that, notwithstanding anything to the contrary set forth herein or in any Ancillary Agreement, Seller Parent and its Affiliates shall conduct due diligence on any Purchaser Designee proposed by Purchaser to be the counterparty to the Transitional Services Agreement or any other Ancillary Agreement pursuant to which transitional services are to be rendered by Seller Parent (including any Interim Business Agreement that may be entered into in connection with the Local Implementing Agreements), as promptly as reasonably practicable following such written request from Purchaser, and shall not be required to provide any service, or consent to any assignment of any service, which Seller Parent has determined in good faith, based upon such due diligence review, would potentially require Seller Parent, any of its Affiliates, or any of its or their third party service providers, subcontractors or consultants, including any of the foregoing’s officers, directors, employees, agents or representatives to violate (i) any applicable Laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 or (ii) any Seller Parent policies or procedures related to compliance matters. In no event shall Seller Parent or its Affiliates be required to provide to such Purchaser Designees any services under the Transitional Services Agreement or other similar Ancillary Agreements after the expiration of the service period for the applicable services as set forth therein (taking into account any applicable extensions) (which shall, in all cases, be measured from the Closing Date).

Section 10.4    Entire Agreement. This Agreement (including the Seller Disclosure Letter, the Purchaser Disclosure Letter and all Annexes and Exhibits) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.5    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.6    Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except with respect to the Purchaser Indemnified Parties and Seller Indemnified Parties solely with respect to Article VII or as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, the Sellers, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.7    Public Disclosure. Notwithstanding anything herein to the contrary, each Party agrees that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of either of the Parties or their Affiliates is listed (in which case the disclosing Party will use its commercially reasonable efforts to (a) advise the other Party before making such disclosure and (b) provide such other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto), no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.

Section 10.8    Return of Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a)notwithstanding anything in the Confidentiality Agreement to the contrary, Purchaser shall return to Seller Parent or destroy, in its sole discretion, all documents and other material received by Purchaser, its Affiliates and their respective Representatives (as defined in the Confidentiality Agreement) from the Sellers, or any of their respective Affiliates, relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof; and

(b)all Confidential Information received by Purchaser, its Affiliates and their respective Representatives with respect to the Sellers, or any of their respective Affiliates, the Business, Purchased Assets, Assumed Liabilities as well as the Excluded Assets, Retained Businesses and the Retained Liabilities, shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

Section 10.9    Expenses. Except as otherwise expressly provided in this Agreement (including Section 6.4(h), Section 6.12 and Section 9.2), whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 10.10    Interest. Unless otherwise specified, if any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the Interest Rate. All computations of interest pursuant to this Agreement shall be made on the basis of a year of three hundred sixty five (365) days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 10.11    Disclosure Letters; Disclosures Modifying Other Sections of Agreement. The Seller Disclosure Letter and the Purchaser Disclosure Letter, and all schedules attached thereto, and all Annexes and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Annex, Exhibit or Schedule or in the Seller Disclosure Letter or Purchaser Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Letter or Purchaser Disclosure Letter, as applicable, in such Section of this Agreement. The disclosure of any matter in any Section of the Seller Disclosure Letter or the Purchaser Disclosure Letter shall expressly not be deemed to constitute an admission by Seller Parent or Purchaser, or to otherwise imply, that any such matter is material for purposes of this Agreement.

Section 10.12    Governing Law; Jurisdiction.

(a)This Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law rules of such state.

(b)With respect to any suit, action or proceeding relating to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the jurisdiction of the United States District Court for the Southern District of New York or, if for any reason the United States District Court for the Southern District of New York lacks subject matter jurisdiction, any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN Section 10.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(c)THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.13    Counterparts. This Agreement may be executed in counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 10.14    Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.15    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.16    Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.17    Specific Performance.

(a)The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at Law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, subject only to the limitation set forth in Section 10.17(b) below in the circumstances applicable, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement (including enforcing a Party’s obligation to consummate, and effect, the Closing) and to specifically enforce the terms and provisions of this Agreement (including Section 6.4) and any other agreement or instrument executed in connection herewith (without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy).

(b)Notwithstanding the foregoing, but without liming the generality of Section 10.17(a) as it relates to enforcement other than solely the obligation for Purchaser to effect the Closing, it is explicitly agreed that the Seller Parent may seek specific performance of the Purchaser’s obligation to consummate the Closing if and only in the event that (i) all conditions set forth in Section 8.1, Section 8.2 and Section 8.3, have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at the time when the Closing would have occurred, and (ii) Seller Parent has irrevocably confirmed that if specific performance is granted, the Seller Note is issued and the Share Consideration is issued, then the Sellers shall take such actions as are in its control to cause the Closing to occur.

(c)Any action or proceeding for any such remedy shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each Party waives any requirement for the securing or posting of any bond in connection with any such remedy. The Parties further agree that (x) by seeking the remedies provided for in this Section 10.17, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.17 are not available or otherwise are not granted (or, if such remedies are granted, the right to reimbursement of its costs and expenses relating to such enforcement actions) and (y) nothing contained in this Section 10.17 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.17 before exercising any termination right under Section
9.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 10.17 or anything contained in this Section 10.17 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter, in each case, subject to the last sentence of Section 9.2(d).

Section 10.18    Affiliate Status. To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such Party. To the extent this Agreement, an Ancillary Agreement requires an Affiliate of any Party to take or omit to take any action, such agreement and obligation includes the obligation of such Party to cause such Affiliate to take or omit to take such actions.

Section 10.19    Translation of Currencies. Except with respect to the determinations set forth in the following two sentences, in the event that the Parties need to convert currencies under this Agreement, the relevant exchange rate shall be determined based on the rate in effect as of the close of business (New York time) two (2) Business Days preceding the applicable determination date as published on Bloomberg.com. In the event that any Person needs to convert currencies for purposes of calculating the Final Working Capital or the Final Net Cash, the relevant exchange rate shall be determined based on the rate in effect on the Closing Date as captured on Bloomberg.com. In the event that any Person needs to convert currencies for purposes of calculating the amount of any claim under Article VII, the relevant exchange rate shall be determined based on the rate in effect as of the close of business (New York time) two (2) Business Days preceding the date of the written notice given under Section 7.3 with respect to such claim as published on Bloomberg.com. For the avoidance of doubt, Seller Parent and Purchaser agree that, unless otherwise mutually agreed upon in writing between the Parties, the currency exchange rate for converting United States of America dollars (“USD”) to a currency other than USD, in connection with a payment of any portion the Final Purchase Price under a Local Implementing Agreement, shall be determined based on the rate in effect as of the close of business (New York time) two (2) Business Days preceding the applicable payment date as published on Bloomberg.com. ("General Payment Conversion Rate").
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.
PFIZER INC.

By:	/s/Douglas E. Giordano
Name:	Douglas E. Giordano
Title:	Senior Vice President, Worldwide Business Development

(Signature Page to the Amended and Restated Stock and Asset Purchase Agreement)

ICU MEDICAL, INC.

By:	/s/Vivek Jain
Name:	Vivek Jain
Title:	Chief Executive Officer

(Signature Page to the Amended and Restated Stock and Asset Purchase Agreement)

ANNEX A
INDEX OF DEFINED TERMS
	$31	Business Employee (U.S.)	6
Anti-Corruption Laws	4	Business IP	6
Business Common Law Trademarks	5	Business Patent Rights	6
Business Invention Disclosures	6	Business Software	7
Business Unregistered Copyrights	7	Business Trademark Rights	7
Conveyed Subsidiaries	9	Cash and Cash Equivalents	8
Hospira 401(k) Plan	13	Cash Consideration	8
Identified Name	13	Closing Date	8, 53
Intentional Breach	15	Closing Payment	8
Interim Financial Statements	16	Code	8
Open Source Materials	20	Collateral Source	8, 142
Purchaser Tax Act	24	Collection and Interest Amounts	8
Rocky Mount Facility	25	Collective Bargaining Agreement	8
Share Consideration	28	Company Plan	8
Shrink-Wrap License	28	Confidential Information	8, 123
Accounting Principles	2	Confidentiality Agreement	8
Accounts Payable	2	Consolidated Tax Returns	8
Accounts Receivable	2	Contract	8
Action	2	Copyrights	9
Affiliate	3	D&O Indemnitees	9, 133
Agreement	4	Data Protection Laws	9
Allocation	4, 46	De Minimis Claim Threshold	9, 141
Ancillary Agreements	4	Deductible	9, 141
Antitrust Laws	4	Dispose	10, 106
Appraisal Report	4	Disputed Item	10, 42
Approvals	4	dollars	31
ARD	4	EMR	10
Asset Allocation Schedule	45	Environmental Law	10
Asset Allocation Schedules	4	Environmental Liability	10
Asset Sellers	4	Environmental Permit	11
Assumed Liabilities	5, 39	Equipment	11, 33
Austin Facility	5	Equipment Leases	11, 33
Balance Sheet Date	5, 60	ERISA	11
Balance Sheet Statement	5	ERISA Affiliate	11
Business	5	Estimated Closing Statement	11
Business Copyrights	5	Estimated Net Cash	11
Business Day	5	Estimated Working Capital	11
Business Employee	6	Evaluation Material	88
Business Employee (non-U.S.)	6	Exchange Act	11
		Excluded Assets	11,36
		Excluded Taxes	11

Facilities	11	Know-How	15
FDA	12	Knowledge of Seller Parent	16
FDA Product Marketing Authorizations	12	Laws	16
FDC Act	12	Leased Real Property	16, 71
Filings	12	Liabilities	16
Final Closing Statement	12	Licensed IP	17
Final Determination	12	Liens	17
Final Net Cash	12, 44	Local Implementing Agreements	17
Final Net Cash Adjustment	12	Loss	17
Final Purchase Price	12, 45	Manufacturing and Supply Agreement (Purchaser as Supplier)	17, 126
Final Working Capital	12, 44	Manufacturing and Supply Agreement (Seller Parent as Supplier)	17, 126
Final Working Capital Adjustment	12	Manufacturing Registrations	17
Foreign Corrupt Practices Act	12	Material Adverse Effect	17
Foreign Plan	12	Material Contract	19, 66
Fundamental Representations	13, 141	Material Shared Contract	19
GAAP	13	Material Shared Contracts	67
Goods in Transit	13	Maximum Indemnification Amount	19, 141
Governmental Antitrust Authority	13	Medical Device Products	19
Governmental Authority	13	Medicated Infusion Therapy Solutions	19
Governmental Authorizations	13	NASDAQ	20
Governmental Order	13	Net Cash	20
Hazardous Materials	13	Non-Indemnified Claim	130
Historical Financial Statements	13, 60	Non-Indemnified Claims	20
HSR Act	13	Outside Date	20, 145
Income Taxes	14	Owned Real Property	20, 70
Indebtedness	14	Parties	1, 20
Indemnified Party	15, 138	Patent Rights	15, 21
Indemnifying Party	15, 138	Patent, Copyright and Know-How License Agreement	15, 126
Independent Accountant	15	Permitted Liens	21
Information	15	Person	21
Insurable Loss	15, 132	Personally Identifiable Information	21
Intellectual Property	15	Plan	21
Interest Rate	16	Post-Closing Tax Period	22
Interim Financial Statements	135	Pre-Closing Tax Period	22
Internal Restructurings	16	Preliminary Allocation Schedule	22
Inventory	16	Preliminary Purchase Price	22, 42
IP Assignment Agreements	16, 126	Proceeding	22, 152
IRS	16	Product Registrations	22
IT Assets	16	Products	22
IV	16, 19	Proposed Closing Statement	22, 42

Purchased Assets	22, 33	Seller Parent Guarantees	27
Purchaser	1, 22	Seller Parent LCs	27 , 125
Purchaser Assumed Employee Liabilities	22	Seller Parties	27
Purchaser Common Stock	22	Seller Prohibited Activities	27, 121
Purchaser Disclosure Letter	22	Seller Software	27
Purchaser Equity Compensation Plans	22	Seller Software Products	27
Purchaser Equity Securities	22	Seller Transaction Expenses	27
Purchaser Fundamental Representations	23, 141	Sellers	27
Purchaser Indemnified Parties	23, 137	Services	126
Purchaser Material Adverse Effects	23	Share Cap	28
Purchaser Parties	24	Share Reduction Amount	28
Real Property	24	Share Sellers	28
Real Property Leases	24,71	Shared Contractual Liabilities	28
Registration Information	24	Shareholder Agreement	28
Related to the Business	24	Shareholders Agreement	126
Relating to the Business	24	Shares	1, 28
Release	24	Significant Subsidiary	28
Remedial Action	24	Software	15, 28
Representatives	25	Solutions Products	29
Required Governmental Report	25	Solvent	29
Resolution Period	25, 43	Straddle Period	29, 100
Retained Businesses	5, 25	Subsidiary	29
Retained Facilities	25	Target Working Capital	29
Retained Intercompany Payables	25, 41	Tax Claim	29, 105
Retained Liabilities	25, 40	Tax Indemnified Party	29, 104
Retained Names	25	Tax Indemnifying Party	29, 104
Retained subsidiaries	25	Tax Return	30
Reverse Termination Fee	25	Taxes	30
Review period	25, 42	Taxing Authority	30
Safety Notices	26, 64	TCA	30, 74
Sale	26, 41	Third Party Claim	30, 138
Sale Process	26	Trademarks	15, 30
Sanctions	26	Transfer Taxes	30
Sarbanes-Oxley Act	26	Transferred Employee	30
SEC	26	Transition Period Assets	134
SEC Reports	26, 83	Transition Team	30, 98
Securities Act	26	Transitional Services Agreement	20, 30, 126
Seller Account	26	Treasury Regulations	31
Seller Disclosure Letter	26	VAT	31
Seller Fundamental Representations	26, 141	VAT Directive	31
Seller Indemnified Parties	26, 137	Viruses	31
Seller Parent	1, 26	WARN	31
Seller Parent 401(k) Plan	26, 115	Working Capital	31